Exhibit 10.1

Execution Version

CLASS A CONVERTIBLE PREFERRED UNIT AND WARRANT
PURCHASE AGREEMENT
DATED FEBRUARY 22, 2017
BY AND AMONG
NATURAL RESOURCE PARTNERS L.P.,
BTO CARBON HOLDINGS L.P.,
BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP ESC L.P.,

GOLDENTREE 2004 TRUST,
GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI SERIES FUND, LP,

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION,

LOUISIANA STATE EMPLOYEES’ RETIREMENT SYSTEM

AND

GT NM, LP

Section 8.04	Binding Effect; Assignment	32
Section 8.05	Communications	33
Section 8.06	Entire Agreement	34
Section 8.07	Governing Law; Submission to Jurisdiction	34
Section 8.08	Waiver of Jury Trial	35
Section 8.09	Execution in Counterparts	35
Section 8.10	Termination	35
Section 8.11	Recapitalization, Exchanges, Etc	36
Section 8.12	Specific Performance	36

Schedules and Exhibits:
Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Board Representation and Observation Rights Agreement
Exhibit C	Form of Fifth Amended and Restated Partnership Agreement
Exhibit D	Form of General Partner Officer’s Certificate
Exhibit E	Form of Vinson & Elkins LLP Legal Opinion
Exhibit F	Form of Purchaser’s Officer’s Certificate
Exhibit G	Form of General Partner Waiver
Exhibit H	Form of Warrant
Exhibit I	Form of VCOC Letter
Exhibit J	Form of Exchange and Purchase Agreement
Exhibit K	Form of Amendment of Operating Company Credit Agreement

CLASS A CONVERTIBLE PREFERRED UNIT AND WARRANT
PURCHASE AGREEMENT
CLASS A CONVERTIBLE PREFERRED UNIT AND WARRANT PURCHASE AGREEMENT dated February 22, 2017 (this “Agreement”), by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), and the purchasers set forth on Schedule A hereto (each a “Purchaser” and collectively, the “Purchasers”).
WHEREAS, the Partnership desires to issue and sell to each Purchaser, and each Purchaser desires to purchase from the Partnership, (i) certain Class A Convertible Preferred Units (as defined below) and (ii) certain Warrants (as defined below).
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Partnership and each Purchaser will enter into a registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Partnership will provide each Purchaser with certain registration rights with respect to the Preferred Conversion Units (as defined below) and the Warrant Exercise Units (as defined below).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and each Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“2018 Notes” means the Partnership’s 9.125% senior notes issued pursuant to the Indenture.
“8-K Filing” has the meaning given to such term in Section 5.05.
“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, however, (i) that the Partnership and its Subsidiaries shall not be deemed to be Affiliates of the Purchasers or any of their respective Affiliates, (ii) portfolio companies in which the Purchasers or any of their respective Affiliates have an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser, (iii) the Excluded GoldenTree Parties shall not be deemed Affiliates of GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System, GT NM, LP or any Partnership Entity, and (iv) the Excluded Blackstone Parties shall not be deemed

Affiliates of BTO Carbon Holdings L.P., Blackstone Family Tactical Opportunities Investment Partnership ESC L.P. or any Partnership Entity. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Purchase Price” means $250,000,000, as adjusted in accordance with Section 8.11.
“Agreement” has the meaning given to such term in the introductory paragraph hereof.
“Anticipated Closing Date” has the meaning given to such term in Section 2.02.
“Blackstone” means Blackstone Tactical Opportunities Advisors L.L.C.
“Blackstone Confidentiality Agreement” means that certain Confidentiality Agreement dated August 11, 2016 between Blackstone and the Partnership (as subsequently amended or modified).
“Blackstone Purchasers” means BTO Carbon Holdings L.P. and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.
“Board Representation and Observation Rights Agreement” means the Board Representation and Observation Rights Agreement, in substantially the form attached hereto as Exhibit B, by and among the Partnership, the General Partner, the Managing General Partner, GoldenTree and the Purchasers.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks located in New York, New York are authorized or obligated to close.
“Ciner Wyoming” means Ciner Wyoming LLC.
“Class A Convertible Preferred Units” means Class A Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Fifth Amended and Restated Partnership Agreement.
“Closing” means the consummation of the purchase and sale of the Purchased Units and Warrants hereunder.
“Closing Date” has the meaning given to such term in Section 2.03.
“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.
“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Environmental Laws” has the meaning given to such term in Section 3.22.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Act Regulations” means the rules and regulations of the SEC promulgated under the Exchange Act.
“Excluded Blackstone Parties” has the meaning given to such term in Section 5.10.
“Excluded GoldenTree Parties” has the meaning given to such term in Section 5.11.
“Expense Notice” has the meaning given to such term in Section 2.02.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Fifth Amended and Restated Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, which shall establish the terms of the Class A Convertible Preferred Units and be substantially in the form attached hereto as Exhibit C.
“Fundamental Warranties” or “Fundamental Warranty” have the meanings given to such terms in Section 8.02.
“Funding Notice” has the meaning given to such term in Section 2.02.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“General Partner” means NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership.
“General Partner Limited Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 16, 2011, as amended to date.
“GoldenTree” means GoldenTree Asset Management LP.

“GoldenTree Purchasers” means GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System, GT NM, LP.
“Governmental Authority” means, with respect to any Person, the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, any of the Partnership Entities or their Properties.
“Governmental Licenses” has the meaning given to such term in Section 3.19.
“Hazardous Materials” has the meaning given to such term in Section 3.22.
“Indemnified Party” has the meaning given to such term in Section 7.03.
“Indemnifying Party” has the meaning given to such term in Section 7.03.
“Indenture” means the Indenture, dated September 18, 2013, by and among the Partnership and NRP Finance Corporation, as issuers, and Wells Fargo Bank, National Association, as trustee.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Knowledge” means, with respect to the Partnership, the actual knowledge after reasonable inquiry of one or more of the following persons, Corbin J Robertson, Jr., Craig Nunez, Wyatt Hogan, Colin Oerton, Kathryn Wilson, Kevin Craig or Gregory Wooten; provided, however, that reasonable inquiry of third parties shall not be required.
“Law” or “Laws” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, judicial or administrative order, writ, injunction, judgment, settlement, award or decree.
“Lien” means any mortgage, claim, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.
“LTIP” means the Natural Resource Partners L.P. 2016 Cash Long-Term Incentive Plan.
“Managing General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company and the general partner of the General Partner.

“Managing General Partner LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Managing General Partner dated as of October 31, 2013, as amended to date.
“Material Contracts” has the meaning set forth in Section 3.18.
“Money Laundering Laws” has the meaning given to such term in Section 3.34.
“NYSE” means The New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Operating Company” means NRP (Operating) LLC, a Delaware limited liability company.
“Operating Company Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of June 16, 2015, by and among the Operating Company, the lenders party thereto, Citibank, N.A. as administrative agent and collateral agent and other financial institutions party thereto.
“Organizational Documents” means (i) in the case of a corporation, its charter and by-laws; (ii) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (iii) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (iv) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (v) in the case of any other entity, the organizational and governing documents of such entity.
“Partnership” has the meaning given to such term in the introductory paragraph of this Agreement.
“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 20, 2010, as amended to date.
“Partnership Bank Account” means the bank account designated as such by the Partnership pursuant to the Funding Notice.
“Partnership Documents” means (i) all Secured Debt Agreements, (ii) the Indenture and (iii) all other Contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which any of the Partnership Entities is a party or by which any of the Partnership Entities is bound or to which any of the property or assets of the Partnership Entities is subject that, solely in the case of this clause (ii), are material with respect to the Partnership Entities taken as a whole.
“Partnership Entities” means the Partnership and its Subsidiaries.

“Partnership Material Adverse Effect” means any change, event, circumstance or effect that, individually or together with any other changes, events or effects, (i) has a material adverse effect on (a) the legality, validity or enforceability of any Transaction Agreement, or (b) the financial condition, business, assets or results of operations of the Partnership Entities, considered as a single enterprise, or (ii) the ability of the Partnership or the General Partner to perform its obligations under the Transaction Agreements in full on a timely basis. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any change, event, circumstance or effect to the extent resulting or arising from or that would or reasonably be expected to result or arise from: (a) any change in general economic conditions in the industries or markets in which any of the Partnership Entities operate that do not have a disproportionate effect on the Partnership Entities, considered as a single enterprise; (b) any engagement in hostilities pursuant to a declaration of war, or the occurrence of any military or terrorist attack; (c) changes in GAAP or other accounting principles, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; or (d) other than for purposes of Section 3.15, the consummation of the transactions contemplated hereby.
“Partnership Related Parties” has the meaning given to such term in Section 7.02.
“Party” or “Parties” means the Partnership and each of the Purchasers.
“Per Unit Price” means $1,000.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
“Plan” has the meaning given to such term in Section 3.36.
“Preferred Conversion Units” means Common Units issuable upon conversion of any of the Class A Convertible Preferred Units.
“Property” or “Properties” means any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property).
“Purchase Price” means the amount set forth opposite each of the Purchasers’ names on Schedule A.
“Purchased Units” means 250,000 Class A Convertible Preferred Units.
“Purchaser” has the meaning given to such term in the introductory paragraph of this Agreement.
“Purchaser Material Adverse Effect” means, with respect to any Purchaser, any material adverse effect on the ability of such Purchaser to perform its obligations under the Transaction Agreements on a timely basis.
“Purchaser Related Parties” has the meaning given to such term in Section 7.01.

“Registration Rights Agreement” has the meaning given to such term in the recitals to this Agreement.
“Reimbursable Expenses” means the reasonable out-of-pocket expenses, including legal expenses, actually incurred by the Purchaser prior to the Closing in connection with the consummation of the transactions contemplated by the Transaction Agreements; provided, however, (i) that the aggregate Reimbursable Expenses for the Blackstone Purchasers shall not exceed $1,500,000 and (ii) the aggregate Reimbursable Expenses for the GoldenTree Purchasers shall not exceed $150,000.
“Repayment Event” means any event or condition that (a) gives the holder of any bond, note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Partnership Entities, or (b) gives any counterparty (or any person acting on such counterparty’s behalf) under any swap agreement or similar agreement or instrument to which any of the Partnership Entities is a party the right to liquidate or accelerate the payment obligations, or designate an early termination date under such agreement or instrument, as the case may be.
“Representatives” of any Person means the Affiliates, control persons, officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
“Rights-of-Way” has the meaning given such term in Section 3.21.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning given to such term in Section 3.04.
“Secured Debt Agreements” shall mean, collectively, (i) the Operating Company Credit Agreement and (ii) the Note Purchase Agreement, dated June 19, 2003, by and among the Operating Company and the purchaser named therein, in each case, as such agreement has been amended, supplemented or otherwise modified to date.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Securities Act Regulations” means the rules and regulations of the SEC promulgated under the Securities Act.
“Subsidiary” means, as to any Person, (i) any corporation, limited liability company, general partnership or other entity (other than a limited partnership) of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, general partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries and (ii) any limited partnership of which (a) a majority of the voting power to elect a majority of the board of directors or board of managers of the general partner of such limited partnership and (b) a majority of the outstanding limited partner interests is at the time directly or indirectly owned or controlled by such Person.
“Third Party Claim” has the meaning given to such term in Section 7.03.
“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement, the Fifth Amended and Restated Partnership Agreement, the Board Representation and Observation Rights Agreement, the Warrants and any amendments, supplements, continuations or modifications thereto.
“Unitholders” has the meaning given to such term in the Partnership Agreement.
“Warrant” or “Warrants” means the Warrants, substantially in the form attached to this Agreement as Exhibit H, to be issued to the Purchaser at the Closing. Each such Warrant, for the avoidance of doubt, may be transferred separately from the Purchased Units.
“Warrant Exercise Units” means Common Units issuable upon exercise of the Warrants.
“Warranty Breach” has the meaning given to such term in Section 7.01.
Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchaser under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
ARTICLE II
SALE AND PURCHASE
Section 2.01    Sale and Purchase. Subject to the terms and conditions hereof, the Partnership will issue and sell to each Purchaser on the Closing Date, and each Purchaser hereby agrees to purchase from the Partnership on the Closing Date, such number of Purchased Units and Warrants to purchase a number of Warrant Exercise Units set forth in Schedule A opposite such Purchaser’s name, upon receipt by the Partnership of the Purchase Price set forth in Schedule A opposite such Purchaser’s name on the Closing Date for such Purchased Units and Warrants minus such Purchaser’s Reimbursable Expenses. The Purchase Price payable by the Blackstone Purchasers reflects a 3.44% discount to the Per Unit Price, reflecting a 1.25% structuring fee on the Aggregate Purchase Price and a 1.25% origination fee on the Blackstone Purchasers’ Purchase Price. The Purchase Price

payable by the GoldenTree Purchasers reflects a 1.25% discount to the Per Unit Price, reflecting a 1.25% origination fee on the GoldenTree Purchasers’ Purchase Price.
Section 2.02    Funding Notices. On or prior to the fifth Business Day prior to the date on which the Partnership reasonably anticipates the Closing to occur (the “Anticipated Closing Date”), the Partnership shall deliver a written notice (the “Funding Notice”) to each of the Purchasers (a) specifying the Anticipated Closing Date, (b) directing each Purchaser to pay the applicable Purchase Price for its Purchased Units and Warrant by wire transfer(s) of immediately available funds to the Partnership Bank Account, prior to 10:00 a.m. Central Time on the Closing Date, and (c) specifying wiring instructions for wiring funds into the Partnership Bank Account. Within one Business Day following the delivery by the Partnership of the Funding Notice, each of the Purchasers shall deliver a written notice (the “Expense Notice”) to the Partnership, specifying the amount of such Purchaser’s Reimbursable Expenses.
Section 2.03    Closing. Subject to the terms and conditions hereof, (a) the Closing shall take place at the offices of Vinson & Elkins, 666 Fifth Avenue, 26th Floor, New York, New York, 10103 or such other location as mutually agreed to by the Parties, on March 2, 2017, or such other date as mutually agreed by the Parties, not later than March 10, 2017; provided that the Closing Date shall not be earlier than the date set forth in the Funding Notice, unless mutually agreed by the Parties. The obligation of each Purchaser to fund its Purchase Price at the Closing shall be conditional upon the concurrent funding by each other Purchaser hereunder.
Section 2.04    Allocation of Per Unit Price. For federal income tax purposes and for purposes of applying the terms of the Fifth Amended and Restated Partnership Agreement applicable to the Class A Convertible Preferred Units, the Per Unit Price shall be allocated between the Class A Convertible Preferred Units and the Warrants as agreed to by the Partnership and each of the Purchasers, and the portion of the Per Unit Price allocated to the Class A Convertible Preferred Units shall be the initial Capital Account with respect to each Class A Convertible Preferred Unit.
Section 2.05    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Agreement. The failure of any Purchaser to perform, or waiver by the Partnership such performance, under any Transaction Agreement shall not excuse performance by any other Purchaser, and the waiver by any Purchaser of performance of the Partnership under any Transaction Agreement shall not excuse performance by the Partnership with respect to the other Purchaser. Nothing contained herein or in any other Transaction Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Agreements, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership represents and warrants to each of the Purchasers that the representations and warranties set forth in this Article III are true and correct as of the date of this Agreement and as of the Closing Date.
Section 3.01    Existence. The Managing General Partner, the General Partner and each of the Partnership Entities has been duly formed and is validly existing and in good standing under the laws of the State or other jurisdiction of its organization and has the requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect. The Managing General Partner, the General Partner and each of the Partnership Entities is duly qualified or licensed and in good standing as a foreign corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its Properties or the character of its operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.
Section 3.02    Capitalization.
(a)    The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class A Convertible Preferred Units as reflected in the Fifth Amended and Restated Partnership Agreement.
(b)    The General Partner is the sole general partner of the Partnership and owns a 2.0% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of any Liens.
(c)    As of the date of this Agreement, the issued and outstanding limited partner interests of the Partnership consist of 12,232,006 Common Units. All of the outstanding limited partner interests have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement and are fully paid (to the extent required under applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(d)    Except as have been granted under the LTIP or the Partnership Agreement (and that have been disclosed in the SEC Documents), no options, warrants, preemptive rights or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, securities or ownership interests in the Partnership are outstanding on the date of this Agreement and there are no outstanding obligations of the Partnership to repurchase, redeem or otherwise acquire ownership interests in the Partnership.
(e)    The Partnership’s currently outstanding Common Units are registered pursuant to Section 12(b) of the Exchange Act and are quoted on the NYSE, and the Partnership has taken no action designed to terminate the registration of such Common Units under the Exchange Act nor has the Partnership received any notification that the SEC is contemplating terminating such registration. The Partnership has not, in the 12 months preceding the date hereof, received written notice from the NYSE to the effect that the Partnership is not in compliance with the listing or maintenance requirements of the NYSE. The Partnership is, and has no reason to believe that it will not continue to be, in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Units on the NYSE.
Section 3.03    Subsidiaries. The Partnership owns, directly or indirectly, 100% of the issued and outstanding equity interests of each of the Partnership’s Subsidiaries (other than BRP LLC, a Delaware limited liability company (“BRP”), and CoVal Leasing Company, LLC, a Delaware limited liability company (“CoVal”) and 51.0% of the issued and outstanding equity interests of BRP, which owns a 100% membership interest in CoVal, free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed pursuant to the Secured Debt Agreements), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law and the Organizational Documents of such Subsidiaries) and non-assessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, or the Organizational Documents of such Subsidiaries). No options, warrants, preemptive rights or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, securities or ownership interests in any Subsidiary of the Partnership are outstanding on the date of this Agreement and there are no outstanding obligations of any Partnership Entity to repurchase, redeem or otherwise acquire ownership interests in any Subsidiary of the Partnership.
Section 3.04    SEC Documents. The Partnership has filed with the SEC all reports, schedules and statements required to be filed by it under the Exchange Act on a timely basis, except for the Partnership’s Form 8-K filed July 28, 2015, since January 1, 2015 (all such documents filed after such date but prior to the date hereof, collectively, the “SEC Documents” and as used herein, in all cases other than for the purposes of this Section 3.04, “SEC Documents” shall be deemed to exclude any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed, (a) complied as to form in all material respects with applicable requirements of the Exchange Act and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (c) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended and (d) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. A true and correct copy of the Partnership Agreement has been filed with the SEC as an exhibit to an SEC Document.
Section 3.05    Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Partnership included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, the Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).
Section 3.06    Independent Accountants. Ernst & Young LLP, who certified the audited consolidated financial statements of the Partnership as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013, are independent registered public accountants with respect to the Managing General Partner, the General Partner and the Partnership Entities as required by the Securities Act, the Securities Act Regulations and the standards of the Public Company Accounting Oversight Board.
Section 3.07    Internal Accounting Controls. The Partnership Entities maintain effective “internal control over financial reporting” (as defined in Rule 13a-15 of the Exchange Act Regulations). The Partnership Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (e) the interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the SEC Documents is in compliance in all material respects with the SEC’s published rules, regulations and guidelines applicable thereto. Except as described in the SEC Documents, since the first day of the Partnership’s most recent fiscal year for which audited financial statements are included in the SEC Documents, there has been (i) no material weakness (as defined in Rule 1-02 of Regulation S-X of the SEC) in the Partnership’s internal control over financial reporting (whether or not remediated), and (ii) no fraud, whether or not material, involving management or other employees who have a role in the Partnership’s internal control over financial reporting and, since the end of the Partnership’s most recent fiscal year for which audited financial statements are included in the SEC Documents, there has been no change in the Partnership’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting.

The Partnership’s independent public accountants and the Managing General Partner’s board of directors have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the SEC), if any, in the Partnership’s internal control over financial reporting or of all fraud, if any, whether or not material, involving management or other employees who have a role in the Partnership’s internal controls over financial reporting, in each case that occurred or existed, or was first detected, at any time during the three most recent fiscal years covered by the audited financial statements of the Partnership or at any time subsequent thereto.
Section 3.08    Disclosure Controls. The Partnership maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rules 13a-15 and 15d-15 of the Exchange Act Regulations), that: (a) are designed to provide reasonable assurance that material information relating to the Partnership, including its consolidated Subsidiaries, is recorded, processed, summarized and communicated to the principal executive officer, the principal financial officer and other appropriate officers of the Managing General Partner to allow for timely decisions regarding required disclosure, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (b) have been evaluated for effectiveness as of December 31, 2015; and (c) are effective in all material respects to perform the functions for which they are established.
Section 3.09    Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the Knowledge of the Partnership, threatened, against or affecting the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming that is required to be disclosed in the SEC Documents (other than as disclosed therein), or that might reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect or to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any other Transaction Agreement to which the Partnership is a party or the performance by the Partnership of its obligations hereunder or thereunder; the aggregate of all pending legal or governmental proceedings to which any of the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming is a party or of which any of their respective property or assets is the subject that are not described in the SEC Documents, including ordinary routine litigation incidental to the business, would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.10    No Material Adverse Change. Since December 31, 2015, except as disclosed in the SEC Documents, the Partnership Entities, considered as a single enterprise, and to the Knowledge of the Partnership, Ciner Wyoming have conducted their business in the ordinary course, and (a) there has been no material adverse change, or any development that could reasonably be expected to have a Partnership Material Adverse Effect; (b) except as otherwise disclosed in the SEC Documents, no Partnership Entity nor, to the Knowledge of the Partnership, Ciner Wyoming has incurred any liability or obligation or entered into any transaction or agreement that, individually or in the aggregate, is material with respect to the Partnership Entities and Ciner Wyoming, taken as a whole, and no Partnership Entity nor, to the Knowledge of the Partnership, Ciner Wyoming has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, regardless of whether covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree, except as would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect; and (c) except as otherwise disclosed in the SEC Documents, there has been no dividend or distribution of any kind declared, paid or made by the Partnership on its Common Units.
Section 3.11    Authority; Enforceability. The Partnership, the General Partner and the Managing General Partner have all necessary limited partnership and limited liability company, as applicable, power and authority to execute, deliver and perform their obligations under the Transaction Agreements to which they are parties and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Partnership, the General Partner and the Managing General Partner of the Transaction Agreements to which they are party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on their part; and, assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which the Partnership, the General Partner or the Managing General Partner is a party will constitute the legal, valid and binding obligations of the Partnership, the General Partner or the Managing General Partner, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
Section 3.12    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of the Transaction Agreements to which it is a party or the issuance and sale of the Purchased Units or the Warrant Exercise Units (upon exercise of the Warrants), except (a) as required by the SEC in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) as required by the NYSE to list the Warrant Exercise Units and the Preferred Conversion Units or (c) as may be required under the state securities or “Blue Sky” Laws.
Section 3.13    Compliance with Law. None of the Partnership Entities nor, to the Knowledge of the Partnership, Ciner Wyoming is in violation of any Law applicable to such Partnership Entity or, to the Knowledge of the Partnership, Ciner Wyoming, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming each possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, and none of the Partnership Entities nor, to the Knowledge of the Partnership, Ciner Wyoming has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.14    Valid Issuance. The offer and sale of the Purchased Units and the limited partner interests represented thereby and the Warrants will be duly authorized by the Partnership pursuant to the Fifth Amended and Restated Partnership Agreement and, when issued and delivered to each of the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Fifth Amended and Restated Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued in compliance with all applicable Laws including securities Laws, and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Fifth Amended and Restated Partnership Agreement and under applicable state and federal securities Laws. Upon issuance in accordance with the terms of the Warrants, the Warrant Exercise Units will be duly authorized by the Partnership pursuant to the Fifth Amended and Restated Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable Law and the Fifth Amended and Restated Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued in compliance with all applicable Laws including securities Laws, and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Fifth Amended and Restated Partnership Agreement and under applicable state and federal securities Laws. Upon issuance in accordance with the terms of the Fifth Amended and Restated Partnership Agreement, the Preferred Conversion Units will be duly authorized by the Partnership pursuant to the Fifth Amended and Restated Partnership Agreement and will be validly issued, fully paid (to the extent required by applicable Law and the Fifth Amended and Restated Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued in compliance with all applicable Laws including securities Laws, and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Fifth Amended and Restated Partnership Agreement and under applicable state and federal securities Laws.
Section 3.15    Absence of Defaults and Conflicts. None of the Partnership Entities nor, to the Knowledge of the Partnership, Ciner Wyoming is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Partnership Document, except (solely in the case of Partnership Documents other than the Indenture and the Secured Debt Agreements) for such defaults that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. Neither the execution, delivery and performance by the Partnership, the General Partner or the Managing General Partner of the Transaction Agreements to which it is a party (including issuance of the Warrant Exercise Units and/or Preferred Conversion Units in accordance with the terms of the Transaction Agreements) nor the issuance and sale of the Purchased Units and the Warrants and compliance by the Partnership, the General Partner or the Managing General Partner with its obligations under the Transaction Agreements to which it is a party will, whether with or without the giving of notice or passage of time or both, require any consent, approval or notice under, or will constitute a violation or breach of, the Fifth Amended and Restated Partnership Agreement, the General Partner Limited Partnership Agreement or the Managing General Partner LLC Agreement, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any property or assets of the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming pursuant to, any Partnership Documents, except (solely in the case of Partnership Documents other than the Indenture and the Secured Debt Agreements) for such conflicts, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect, nor will such action result in any violation of the provisions of the Organizational Documents of any of the Partnership Entities or Ciner Wyoming or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming or any of their respective assets, properties or operations.
Section 3.16    Absence of Labor Dispute. No labor dispute with the employees of any Partnership Entity or, to the Knowledge of the Partnership, Ciner Wyoming exists or, to the Knowledge of the Partnership, is imminent, and the Partnership is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of any Partnership Entity or, to the Knowledge of the Partnership, Ciner Wyoming that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.17    Possession of Intellectual Property. The Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming have valid and enforceable licenses to use, or otherwise have the right to use on reasonable terms all patents, patent rights, patent applications, licenses, copyrights, inventions, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names, software, internet addresses, domain names and other intellectual property that is described in the SEC Documents or that is necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted and as described in the SEC Documents, except where the failure to have such licenses or rights to use such intellectual property would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.
Section 3.18    Material Contracts. The Partnership has made available to the Blackstone Purchasers accurate and complete copies of, or a written summary setting forth all of the material terms and conditions of, (a) Contracts for the Partnership Entities’ coal leases that generated in excess of $4.0 million during the fiscal year ended on December 31, 2015 and (b) all Contracts between a Partnership Entity, on the one hand, and any officer, director or Affiliate of the Partnership, on the other hand (except in the case of this sub-clause (b), any such Contract that has been filed with the SEC Documents), in each case, as amended or otherwise modified and in effect. Each such Contract and each other Contract that is described or referred to in, or filed with, the SEC Documents (all such Contracts collectively, “Material Contracts”) is in full force and effect and is valid and enforceable by and against the Partnership Entities parties thereto and, to the Knowledge of the Partnership, any other party thereto in accordance with its terms except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing. No Partnership Entity nor, to the Knowledge of the

Partnership, any other party is in default in any material respect in the observance or performance of any material term or obligation to be performed by it under any Material Contract.
Section 3.19    Possession of Licenses and Permits. Each of the Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess such Governmental Licenses would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect; the Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; none of the Partnership Entities nor, to the Knowledge of the Partnership, Ciner Wyoming has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to, individually or in the aggregate, result in a Partnership Material Adverse Effect, and in cases where the real property of the Partnership Entities is operated by a third party, such third party is obligated to indemnify the Partnership Entities against such third party’s failure to obtain and comply with Governmental Licenses required for such third party’s operations, except where the failure to obtain such indemnification would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.
Section 3.20    Title to Property. The Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming have good and indefeasible title to all real property and good title to all personal property described in the SEC Documents, free and clear of all Liens except (1) as described, and subject to the limitations contained, in SEC Documents or (2) such as do not materially interfere with the use of such properties taken as a whole as they are currently used and are proposed to be used in the future as described in the SEC Documents; provided that, with respect to any real property and buildings held under lease by the Partnership Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as would not reasonably be expected to have a Partnership Material Adverse Effect.
Section 3.21    Rights-of-Way. Each Partnership Entity and, to the Knowledge of the Partnership, has such consents, easements, rights-of-way or licenses from any person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the SEC Documents, subject to such qualifications as may be set forth in the SEC Documents and except for such Rights-of-Way which if not obtained would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; none of such Rights-of-Way contains any restriction that is materially burdensome to the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming, taken as a whole.

Section 3.22    Environmental Laws. Except as described in the SEC Documents, each of the Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming (i) is in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety or the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) has received all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) is in compliance with all terms and conditions of any such permits and (iv) does not have any liability in connection with the release into the environment of any Hazardous Material or otherwise pursuant to Environmental Law, except where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases or otherwise pursuant to Environmental Law would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. There are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, requests for information, investigation or proceedings relating to any Environmental Law against any Partnership Entity, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance defined, listed or otherwise regulated under or within the meaning of any other Environmental Law.
Section 3.23    No Preemptive Rights. The holders of outstanding Common Units are not entitled to preemptive rights to subscribe for (a) any of the Class A Convertible Preferred Units to be issued and sold to the Purchasers pursuant to this Agreement, (b) the Preferred Conversion Units issued upon conversion of the Class A Convertible Preferred Units, (c) the Warrants or (d) the Warrant Exercise Units issued upon exercise of the Warrants.
Section 3.24    MLP Status. The Partnership is properly treated as a partnership for United States federal income tax purposes and has, for each taxable year beginning after April 19, 2002 during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code.
Section 3.25    Investment Company Status. None of the Partnership Entities is, and upon the issuance and sale of the Purchased Units and the Warrants as herein contemplated and the application of the net proceeds therefrom, none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
Section 3.26    No Registration Required. Assuming the accuracy of the representations and warranties of each of the Purchasers contained in this Agreement and its compliance with the agreements set forth in this Agreement, the sale and issuance of the Purchased Units (and the

Preferred Conversion Units) and the Warrants pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s Knowledge, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. The issuance and sale of the Purchased Units, the issuance of Preferred Conversion Units upon conversion of the Class A Convertible Preferred Units and the issuance of Warrant Exercise Units upon exercise of the Warrants does not contravene the rules and regulations of the NYSE.
Section 3.27    No Integration. Neither the Partnership nor any of its Affiliates has, directly or indirectly through any Representative, made any offers or sales of any security of the Partnership or solicited any offers to buy any security that is or will be integrated with the sale of the Purchased Units or the Warrants in a manner that would require the offer and sale of the Purchased Units or the Warrants to be registered under the Securities Act.
Section 3.28    Certain Fees. Other than fees payable to Greenhill & Co., no fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement.
Section 3.29    Form S-3 Eligibility. The Partnership is eligible to register the resale of the Warrant Exercise Units and the Preferred Conversion Units by each of the Purchasers on a registration statement on Form S-3 under the Securities Act.
Section 3.30    Tax Returns. The Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming have filed all foreign, federal, state and local tax returns that are required to be filed or have obtained extensions thereof, except where the failure so to file would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.31    Insurance. The Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming or their respective businesses, assets, employees, officers and directors are in full force and effect in all material respects; the Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by any Partnership Entity or, to the Knowledge of the Partnership, Ciner Wyoming under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; no Partnership Entity or, to the Knowledge of the Partnership, Ciner Wyoming has been refused any insurance coverage sought or applied for; and no Partnership Entity or, to the

Knowledge of the Partnership, Ciner Wyoming has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.32    Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Partnership, the General Partner, the Managing General Partner or any of the Managing General Partner’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act with which any of them is required to comply, including Section 402 related to loans and Sections 302 and 906 related to certifications.
Section 3.33    Foreign Corrupt Practices Act. Neither any Partnership Entity nor, to the Knowledge of the Partnership, Ciner Wyoming or any director, officer, agent, employee, affiliate or other person acting on behalf of any Partnership Entity is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by any such person of the FCPA, and, to the Knowledge of the Partnership, its other Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 3.34    Money Laundering Laws. The operations of the Partnership Entities and, to the Knowledge of the Partnership, Ciner Wyoming are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming with respect to the Money Laundering Laws is pending or, to the Knowledge of the Partnership, threatened.
Section 3.35    OFAC. None of the Partnership Entities nor, to the Knowledge of the Partnership, Ciner Wyoming or any director, officer, agent, employee, affiliate or other person acting on behalf of the Partnership Entity is currently subject to any U.S. sanctions administered by OFAC; and none of the Managing General Partner, the General Partner or the Partnership will directly or indirectly use any of the proceeds from the sale of the Purchased Units or the Warrants by the Partnership pursuant to this Agreement, or lend, contribute or otherwise make available any such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
Section 3.36    ERISA Compliance. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; or (c) any breach of any contractual obligation, or any violation of Law or applicable qualification standards, with respect to the employment or compensation of employees by the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Partnership Entities compared to the amount of such contributions made in the most recently completed fiscal year of the Partnership; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Partnership Entities compared to the amount of such obligations in the most recently completed fiscal year of the Partnership; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Partnership Entities related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Managing General Partner, the General Partner, the Partnership or any of the Partnership’s Subsidiaries may have any liability.
Section 3.37    No Restrictions on Dividends. None of the Partnership Entities or, to the Knowledge of the Partnership, Ciner Wyoming is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, the Partnership from redeeming the Purchased Units pursuant to their terms or paying any dividends or making other distributions on the Purchased Units, the Preferred Conversion Units or the Warrant Exercise Units, and no Partnership Entity nor, to the Knowledge of the Partnership, Ciner Wyoming is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Partnership Entity from paying any dividends or making other distributions on its limited or general partnership interests, limited liability company interests, or other equity interest, as the case may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its properties or assets to, the Partnership or any other Subsidiary of the Partnership, in each case except the Secured Debt Agreements or as described in the SEC Documents.
Section 3.38    Related Party Transactions. There are no direct or indirect business relationships or related party transactions involving the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership, any other person that are required to be described in the SEC Documents that have not been described as required.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Each of the Purchasers severally, and not jointly, represents and warrants to the Partnership with respect to itself as follows as of the date of this Agreement and as of the Closing Date:

Section 4.01    Valid Existence. Such Purchaser (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) has the requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
Section 4.02    No Consents; Violations, Etc. The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser and the consummation of the transactions contemplated thereby will not (a) require any consent, approval or notice under, or constitute a violation or breach of, the Organizational Documents of such Purchaser, (b) constitute a violation or breach of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, lease, loan or credit agreement or other material instrument, obligation or agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, (c) violate any provision of any Law or any order, judgment or decree of any court or Governmental Authority having jurisdiction over such Purchaser or its Properties, except in the cases of clauses (b) and (c) where such violation, breach or default, would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
Section 4.03    Investment. The Purchased Units and the Warrants are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the Purchased Units or the Warrants or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same, in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units, the Preferred Conversion Units, the Warrants or the Warrant Exercise Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated under the Securities Act).
Section 4.04    Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (a) it is an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units and the Warrants, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c) it is not acquiring the Purchased Units and the Warrants with a view to, or for offer or sale in connection with, any distribution thereof that could result in such Purchaser being an “underwriter” within the meaning of section 2(11) of the Securities Act or result in any violation of the registration requirements of the Securities Act.

Section 4.05    Receipt of Information. Such Purchaser acknowledges that it (a) has access to the SEC Documents, (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters and (c) has sought such financial, accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Purchased Units and the Warrants. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchaser shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Agreement.
Section 4.06    Restricted Securities. Such Purchaser understands that the Purchased Units and the Warrants it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the SEC promulgated under the Securities Act.
Section 4.07    Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the Warrants or the consummation of the transactions contemplated by this Agreement.
Section 4.08    Legend. It is understood that the certificates evidencing the Purchased Units and the Warrants will bear the following legend:
“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”
Section 4.09    Reliance on Exemptions. Such Purchaser understands that the Purchased Units and Warrant are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Purchased Units and Warrant.
Section 4.10    Authority. Such Purchaser has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Purchaser of the Transaction Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and, assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which it is a party constitute the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business. Except as required by applicable Law, as expressly contemplated, required or permitted by this Agreement or as described in Section 5.01, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 8.10), the Partnership shall, and shall cause its Subsidiaries to, operate their businesses in the ordinary course and, (x) unless Blackstone otherwise consents in writing, the Partnership shall not take the actions set forth in Section 5.10(c)(v) of the Fifth Amended and Restated Partnership Agreement and (y) unless GoldenTree otherwise consents in writing, the Partnership shall not take the actions set forth in Section 5.10(c)(vi) of the Fifth Amended and Restated Partnership Agreement.
Section 5.02    Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each of the Purchasers shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of such Purchaser or the Partnership, as the case may be, advisable for the consummation of the transactions contemplated by the Transaction Agreements.
Section 5.03    Transfers.    Without the prior written consent of the Partnership, each of the Purchasers and their respective Affiliates shall not transfer any Purchased Units or Warrants to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, of any of the economic consequences of ownership of any Purchased Units, regardless of whether any transaction described above is to be settled by delivery of Preferred Units, Common Units or other securities, in cash or otherwise (provided, however, that the foregoing shall not apply if, prior to any such transfer or arrangement, such individual, corporation, partnership or other entity establishes to the satisfaction of the Partnership, its entitlement to a complete exemption from tax withholding, including under Code Sections 1441, 1442, 1445 and 1471 through 1474, and the Treasury regulations thereunder).

Section 5.04    Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Partnership and each of the Purchasers. Thereafter, neither the Partnership nor the Purchasers shall make any press release or other public announcement with respect to the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.05    Disclosure; Public Filings. The Partnership may, without prior written consent or notice, (i) file the Transaction Agreements as exhibits to Exchange Act reports and (ii) disclose such information with respect to each Purchaser as required by applicable Law or the rules or regulations of the NYSE or other exchange on which securities of the Partnership are listed or traded. The Partnership shall, on or before the fourth Business Day following the date hereof, file one or more Current Reports on Form 8-K with the SEC (the “8-K Filing”) describing the terms of the transactions contemplated by the Transaction Agreements and including as exhibits to such 8-K Filing, the Transaction Agreements in the form required by the Exchange Act.
Section 5.06    NYSE Listing Application. The Partnership shall, not later than immediately prior to the Closing, file a supplemental listing application with the NYSE to list the Warrant Exercise Units and, not later than immediately prior to the eighth anniversary of the Closing, file a supplemental listing application with the NYSE to list the Preferred Conversion Units and will otherwise use its reasonable commercial efforts to list the Warrant Exercise Units and the Preferred Conversion Units on the NYSE and maintain such listing.
Section 5.07    Partnership Fees. The Partnership agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Managing General Partner, the General Partner, the Partnership or any other Partnership Entity in connection with the sale of the Purchased Units and the Warrants or the consummation of the transactions contemplated by this Agreement.
Section 5.08    Purchaser Fees. Except to the extent of any Reimbursable Expenses subtracted from its Purchase Price, each Purchaser agrees that it will indemnify and hold harmless the Managing General Partner, the General Partner and the Partnership Entities from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser in connection with the purchase of the Purchased Units and the Warrants or the consummation of the transactions contemplated by this Agreement.
Section 5.09    Use of Proceeds. The Partnership will use the net proceeds from the sale of Class A Convertible Preferred Units and Warrants under this Agreement to repay or refinance the outstanding indebtedness of the Partnership Entities and for general partnership purposes.
Section 5.10    Blackstone. Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. or any of its Affiliates or any portfolio companies of any such Affiliates, other than Blackstone Purchasers or Blackstone (the “Excluded Blackstone Parties”), so long as (a) no Excluded Blackstone Party or any of its Representatives is acting on behalf of or in concert with

Blackstone Purchasers with respect to any matter that otherwise would violate any term or provision of this Agreement and (b) no Confidential Material (as defined in the Blackstone Confidentiality Agreement) is made available to any Excluded Blackstone Party or any of its Representatives who are not involved in the business of Blackstone by or on behalf of Blackstone Purchasers or any of their Representatives.
Section 5.11    GoldenTree. Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement shall in any way limit the activities of GoldenTree or any of its Affiliates or any portfolio companies of any such Affiliates, other than GoldenTree Purchasers or GoldenTree (the “Excluded GoldenTree Parties”), so long as no Excluded GoldenTree Party or any of its Representatives is acting on behalf of or in concert with GoldenTree Purchasers with respect to any matter that otherwise would violate any term or provision of this Agreement.

ARTICLE VI
CLOSING CONDITIONS
Section 6.01    Conditions to Closing.
(a)    Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of Purchased Units and Warrants at a Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i)    no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
(ii)    there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
(iii)    the Warrant Exercise Units and the Preferred Conversion Units shall have been approved for listing on the NYSE, subject to notice of issuance.
(b)    Each Purchaser’s Conditions in Connection with the Closing. The obligation of each Purchaser to consummate the purchase of the Purchased Units and Warrants at the Closing shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by such Purchaser only on behalf of itself in writing, in whole or in part):

(i)    the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;
(ii)    the representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of the Partnership shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
(iii)    refinancing (or contemporaneous refinancing) of the 2018 Notes pursuant to the Exchange and Purchase Agreement entered into concurrently herewith and in the form attached hereto as Exhibit J, with only de minimis changes or changes that were consented to in writing by the Purchasers, and amendment of the Operating Company Credit Agreement pursuant to the amendment thereto entered into concurrently herewith and in the form attached hereto as Exhibit K, with only de minimis changes or changes that were consented to in writing by the Purchasers;
(iv)    the Partnership shall have delivered, or caused to be delivered, to each Purchaser the Partnership’s closing deliveries described in Section 6.02; and
(v)    each other Purchaser shall have, or caused to be delivered, to the Partnership such Purchaser’s closing deliveries described in Section 6.02
(c)    The Partnership’s Conditions. The obligation of the Partnership to consummate the sale of the Purchased Units and Warrants to the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):
(i)    such Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Purchaser on or prior to the Closing Date;
(ii)    the representations and warranties of such Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of such Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and
(iii)    such Purchaser shall have delivered, or caused to be delivered, to the Partnership the Purchaser’s closing deliveries set forth in Section 6.03.

Section 6.02    Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership will deliver, or cause to be delivered, to each Purchaser:
(a)    evidence of issuance of a certificate evidencing the Purchased Units or the Purchased Units credited to book-entry accounts maintained by the transfer agent, as the case may be, bearing the legend or restrictive notation set forth in Section 4.08, and meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than transfer restrictions under the Partnership Agreement and applicable federal and state securities laws;
(b)    a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that each of the Managing General Partner, the General Partner and the Partnership is in good standing;
(c)    an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit D;
(d)    an opinion addressed to the Purchasers from Vinson & Elkins LLP, special counsel to the Partnership dated as of the Closing Date, substantially similar in substance to the form of opinion attached to this Agreement as Exhibit E;
(e)    the Registration Rights Agreement, duly executed by the General Partner on behalf of the Partnership, in substantially the form attached to this Agreement as Exhibit A;
(f)    the Fifth Amended and Restated Partnership Agreement, duly executed by the General Partner, in substantially the form attached to this Agreement as Exhibit C;
(g)    a supplemental listing application filed by the Partnership with the NYSE;
(h)    the Board Representation and Observation Rights Agreement, duly executed by the General Partner, in substantially the form attached to this Agreement as Exhibit B;
(i)    Warrants duly executed by the Partnership and exercisable to purchase the Warrant Exercise Units, subject to adjustment as provided in the terms thereof;
(j)    a certificate of the Secretary or Assistant Secretary of the Managing General Partner, on behalf of the Partnership, certifying as to (i) the certificate of formation of the Managing General Partner, the Managing General Partner LLC Agreement, the certificate of limited partnership of the General Partner, the General Partner Partnership Agreement, the certificate of limited partnership of the Partnership, and the Partnership Agreement, (ii) board resolutions authorizing the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby and (iii) the incumbent officers authorized to execute the Transaction Agreements, setting forth the name and title and bearing the signatures of such officers;
(k)    a cross receipt, dated as of the Closing Date, executed by the Partnership confirming that the Partnership has received the Aggregate Purchase Price on the Closing Date;

(l)    a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit G;
(m)    a duly executed VCOC Letter Agreement, in substantially the form attached to this Agreement as Exhibit I; and
(n)    such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.
Section 6.03    Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each of the Purchasers will deliver, or cause to be delivered, to the Partnership:
(a)    payment to the Partnership, by wire transfer(s) of immediately available funds to the Partnership Bank Account, of the Purchase Price set forth on Schedule A opposite such Purchaser’s name minus an amount equal to the amount of the Reimbursable Expenses as provided in the Expense Notice, subject to the limitations set forth in the definition of “Reimbursable Expenses”;
(b)    the Registration Rights Agreement, duly executed by such Purchaser, in substantially the form attached to this Agreement as Exhibit A;
(c)    the Board Representation and Observation Rights Agreement, duly executed by such Purchaser, in substantially the form attached to this Agreement as Exhibit B;
(d)    an Officers’ Certificate substantially in the form attached to this Agreement as Exhibit F;
(e)    a completed Internal Revenue Service Form W-9; and
(f)    a cross receipt, dated as of the Closing Date, executed by such Purchaser confirming that such Purchaser has received the Purchased Units and Warrants being purchased by such Purchaser on such Closing Date pursuant hereto.
ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES
Section 7.01    Indemnification by the Partnership.
(a)    Subject to the other provisions of this Section 7.01, the Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action as a result of, arising out of, or in any way related to (i) the breach of, or inaccuracy in, any of the representations or warranties of the Partnership contained herein or in any certificate or instrument delivered by or on behalf of the Partnership hereunder, and in connection therewith (each such misrepresentation or breach of or inaccuracy in a representation or warranty, a “Warranty

Breach”) or (ii) the breach of any of the covenants of the Partnership contained herein, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them (whether or not a party thereto) provided that such claim for indemnification relating to a Warranty Breach is made prior to the expiration of such representations or warranties to the extent applicable.
(b)    No Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under Section 7.01(a) (other than any such damages to the extent that such damages (x) are in the form of diminution in value or (y) arise from Third Party Claims).
Section 7.02    Indemnification by Purchaser. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner, the Managing General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein or in any certificate or instrument delivered by such Purchaser hereunder; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Partnership Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 7.02 (other than any such damages to the extent that such damages (x) are in the form of diminution in value or (y) arise from Third Party Claims); provided further, that in no event will such Purchaser be liable under this Section 7.02 for any amount in excess of the sum total of its Purchase Price.
Section 7.03    Indemnification Procedure. Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from those available to the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
Section 7.04    Tax Treatment. All indemnification payments under this Article VII shall be adjustments to the Per Unit Price except as otherwise required by applicable Law.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a party has an obligation under the Transaction Agreements, the expense of complying with such obligation shall be an expense of such party unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by any of the Purchasers under the Transaction Agreements, such action shall be in such Purchaser’s sole discretion, unless otherwise specified therein. If any provision in the Transaction Agreements is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Transaction Agreements shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Agreements, and the remaining provisions shall remain in full force and effect. The Transaction Agreements have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 8.02    Survival of Provisions. The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.14, 3.23, 3.25, 3.26, 3.27, 3.28, 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.10 (each such representation or warranty, a “Fundamental Warranty” and collectively, “Fundamental Warranties”) of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive until the date that is 60 days following the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 regardless of any investigation made by or on behalf of the Partnership or any of the Purchasers. The covenants made in this Agreement or any other Transaction Agreement shall survive the Closing indefinitely until performed and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units or Warrants and payment therefor and repayment, conversion, exercise, redemption or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.
Section 8.03    No Waiver; Modifications in Writing.
(a)    Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.
(b)    Specific Waiver; Amendment. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective, unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Partnership from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.
Section 8.04    Binding Effect; Assignment.
(a)    Binding Effect. This Agreement shall be binding upon the Partnership, the Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)    Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred by such Purchaser to any Affiliate of such Purchaser without the consent of the Partnership by delivery of an agreement to be bound. No portion of the rights and obligations of any of the Purchasers under this Agreement may be transferred by such Purchaser to a non-Affiliate without the written consent of the Partnership (such consent not to be unreasonably withheld).
Section 8.05    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:
(a)    If to the Purchasers:
Kevin Kelly
Blackstone
345 Park Ave.
New York, NY 10154
Kevin.kelly@blackstone.com

With a copy to (which shall not constitute notice):
Ropes & Gray L.L.P.
1211 Avenue of the Americas
New York, NY 10036
Attention: Gregg M. Galardi
Jonathan P. Gill
Email:    Gregg.Galardi@ropesgray.com

Jonathan.Gill@ropesgray.com

and

GoldenTree Asset Management LP
300 Park Avenue
New York, New York 10022
Attention: Karen Weber
Daniel Flores
Email: dflores@goldentree.com
kweber@goldentree.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Gordon R. Caplan
Email: gcaplan@willkie.com
(b)    If to the Partnership:
1201 Louisiana Street, Suite 3400
Houston, TX 77002
Attention: Kathryn Wilson
Email: kwilson@nrplp.com
With a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, TX 77002
Attention: E. Ramey Layne
Email: rlayne@velaw.com
or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail prior to 5:00 p.m., Central Time on the date submitted; on the next succeeding Business Day, if sent via electronic mail at or after 5:00 p.m., Central Time on the date submitted; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 8.06    Entire Agreement. This Agreement and the other Transaction Agreements are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the rights granted by the Partnership or the Purchasers set forth herein and therein. This Agreement and the other Transaction Agreements supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”
Section 8.07    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York. The Parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 8.08    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 8.10    Termination.
(a)    Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Partnership and each of the Purchasers.
(b)    Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:
(i)    if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or
(ii)    if the Closing shall not have occurred on or before March 10, 2017.
(c)    In the event of the termination of this Agreement as provided in Section 8.10(a) or Section 8.10(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except with respect to the requirement to comply with any confidentiality agreement in favor of the Partnership; provided that nothing herein shall relieve any party from any liability or obligation with respect to (i) any fraud or willful or intentional breach of this Agreement or (ii) any breach by such party of its obligations of this Agreement arising prior to such termination.
Section 8.11    Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Units and the Warrants, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like of the Class A Convertible Preferred Units or the Common Units occurring after the date of this Agreement.
Section 8.12    Specific Performance. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity that such Party may have.
(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP,
its General Partner

GP Natural Resource Partners LLC,
its General Partner

By:	/s/ Wyatt L. Hogan
Name:	Wyatt L. Hogan
Title:	President and Chief Operating Officer

BTO CARBON HOLDINGS L.P.

By:	BTO Holdings Manager L.L.C.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

BLACKSTONE FAMILY TACTICAL
OPPORTUNITIES INVESTMENT
PARTNERSHIP ESC L.P.

By:	BTO Side-by-Side GP L.L.C.

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Signatory

GOLDENTREE 2004 TRUST

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

GOLDENTREE INSURANCE FUND SERIES
INTERESTS OF THE SALI MULTI-SERIES
FUND, LP

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

SAN BERNARDINO COUNTY EMPLOYEES’
RETIREMENT ASSOCIATION

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

LOUISIANA STATE EMPLOYEES’
RETIREMENT SYSTEM

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

GT NM, LP

By:	GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

SCHEDULE A

Purchaser	Class A Convertible Units	Warrant Exercise Units issuable upon conversion of Warrant with exercise price of $22.81	Warrant Exercise Units issuable upon conversion of Warrant with exercise price of $34.00	Purchase Price	Discount	Purchase Price Payable on Closing Date
BTO Carbon Holdings L.P.	141,644	991,508	1,274,796	141,644,000	3.44%	136,767,222
Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.	856	5,992	7,704	856,000	3.44%	826,528
GoldenTree 2004 Trust	85,869	601,083	772,821	85,869,000	1.25%	84,795,637.50
GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP	1,258	8,806	11,322	1,258,000	1.25%	1,242,275.00
San Bernardino County Employees’ Retirement Association	13,723	96,061	123,507	13,723,000	1.25%	13,551,462.50
Louisiana State Employees’ Retirement System	1,072	7,504	9,648	1,072,000	1.25%	1,058,600.00
GT NM, LP	5,578	39,046	50,202	5,578,000	1.25%	5,508,275.00
Total	250,000	1,750,000	2,250,000	$250,000,000	2.5%	$243,750,000.00

EXHIBIT A

Form of Registration Rights Agreement

NATURAL RESOURCE PARTNERS L.P.,
BTO CARBON HOLDINGS L.P.,
BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP ESC L.P.,

GOLDENTREE 2004 TRUST,
GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI SERIES FUND, LP,

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION,

LOUISIANA STATE EMPLOYEES’ RETIREMENT SYSTEM

AND

GT NM, LP

REGISTRATION RIGHTS AGREEMENT
Dated [●]

Article I. DEFINITIONS    1
Section 1.01    Definitions    1
Section 1.02    Registrable Securities    5
Article II. REGISTRATION RIGHTS    5
Section 2.01    Shelf Registration.    5
Section 2.02    Piggyback Registration.    7
Section 2.03    Underwritten Offering.    9
Section 2.04    Further Obligations    10
Section 2.05    Cooperation by Holders    14
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities    15
Section 2.07    Expenses.    15
Section 2.08    Indemnification.    15
Section 2.09    Rule 144 Reporting    18
Section 2.10    Transfer or Assignment of Registration Rights    18
Section 2.11    Limitation on Subsequent Registration Rights    19
Article III. MISCELLANEOUS    19
Section 3.01    Communications    19
Section 3.02    Binding Effect    20
Section 3.03    Assignment of Rights    20
Section 3.04    Recapitalization, Exchanges, Etc    20
Section 3.05    Aggregation of Registrable Securities    20
Section 3.06    Specific Performance    20
Section 3.07    Counterparts    21
Section 3.08    Governing Law, Submission to Jurisdiction    21
Section 3.09    Waiver of Jury Trial    22
Section 3.10    Entire Agreement    22
Section 3.11    Amendment    22
Section 3.12    No Presumption    23
Section 3.13    Obligations Limited to Parties to Agreement    23
Section 3.14    Interpretation    23

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and among NATURAL RESOURCE PARTNERS L.P., a Delaware limited partnership (the “Partnership”), BTO Carbon Holdings L.P., Blackstone Family Tactical Opportunities Investment Partnership ESC L.P. (collectively, “Blackstone”) and GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System and GT NM, LP (collectively, “GoldenTree”) (each of Blackstone and GoldenTree, a “Purchaser” and collectively, the “Purchasers”).
WHEREAS, this Agreement is made in connection with (i) the issuance of the Class A Preferred Units (the date of such issuance, the “Closing Date”) pursuant to the Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of [●], by and between the Partnership and the Purchasers (the “Preferred Purchase Agreement”), and (ii) the issuance of the Warrants, dated as of [●], by the Partnership to the Purchasers (the “Warrants”); and
WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Preferred Purchase Agreement and the Warrants.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the Managing General Partner or the Partnership, on the one hand, and each Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by any Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Average VWAP” over a certain period means the arithmetic average of the VWAP of a Common Unit for each trading day in such period.

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“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.
“Class A PIK Units” means any additional Class A Preferred Units issued by the Partnership to the holders of Class A Preferred Units pursuant to the Partnership Agreement.
“Class A Preferred Units” means the Class A Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement to be issued and sold to the Purchasers pursuant to the Preferred Purchase Agreement, including any Class A PIK Units issued in connection therewith.
“Closing Date” has the meaning set forth in the Recitals of this Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.
“Conversion Unit Registrable Securities” means the Common Units issuable upon conversion of the Class A Preferred Units, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.
“Conversion Unit Registration Statement” has the meaning specified in Section 2.01(a)(ii).
“Effective Date” means the date of effectiveness of any Registration Statement.
“Effectiveness Period” has the meaning specified in Section 2.01(a)(iii).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“General Partner” means NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership.
“Holder” means the record holder of any Registrable Securities.
“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).
“Included Registrable Securities” has the meaning specified in Section 2.02(a).
“Liquidated Damages” has the meaning specified in Section 2.01(b).
“Liquidated Damages Multiplier” means (i) with respect to the Warrant Unit Registration Statement, the product of (a) the Average VWAP for the 10 Trading Days immediately preceding

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the Liquidated Damages Measurement Date and (b)  the number of Warrant Unit Registrable Securities held by the Holder as of the Liquidated Damages Measurement Date to be included in the Warrant Unit Registration Statement and (ii) with respect to the Conversion Unit Registration Statement, the product of (i) the Average VWAP for the 10 Trading Days immediately preceding the Liquidated Damages Measurement Date and (b) the number of Conversion Unit Registrable Securities held by the Holder as of the Liquidated Damages Measurement Date and to be included in the Conversion Unit Registration Statement.
“Losses” has the meaning specified in Section 2.08(a).
“Managing General Partner” means GP Natural Resource Partners, LLC, a Delaware limited liability company and the general partner of the General Partner.
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Piggyback Notice” has the meaning specified in Section 2.02(a).
“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).
“Piggyback Registration” has the meaning specified in Section 2.02(a).
“Preferred Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.
“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
“Registrable Securities” means the Conversion Unit Registrable Securities and the Warrant Unit Registrable Securities.
“Registrable Securities Required Voting Percentage” means a majority of the outstanding Registrable Securities voting together as a single class.
“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.

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“Registration Expenses” has the meaning specified in Section 2.07(a).
“Registration Statement” has the meaning specified in Section 2.01(a)(ii).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning specified in Section 2.07(a).
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.
“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).
“Target Effective Date” means (a) with respect to the Warrant Unit Registration Statement for the Warrant Unit Registrable Securities and in any event within 90 days of, the date hereof, or 120 days of the date hereof if the Warrant Unit Registration Statement is reviewed by the Commission, and (b) with respect to the Conversion Unit Registration Statement for the Conversion Unit Registrable Securities, the fifth anniversary of the date hereof or, if earlier, within 90 days of the first issuance of any Conversion Unit Registrable Securities, or 120 days of the date thereof if the Conversion Unit Registration Statement is reviewed by the Commission.
“Trading Day” means a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if such Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Underwriter” means, with respect to any Underwritten Offering, the underwriters of such Underwritten Offering.
“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an Underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“VWAP” means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit.
“Warrants” has the meaning set forth in the Recitals of this Agreement.
“Warrant Unit Registrable Securities” means the Common Units issuable upon exercise of the Warrants, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.
“Warrant Unit Registration Statement” has the meaning set forth in Section 2.01(a)(i).

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Section 1.02    Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. In addition, a Holder will cease to have rights to require Registration of any Registrable Securities held by such Holder under this Agreement (i) with respect to Conversion Unit Registrable Securities, on the later of (A) the third anniversary of the date on which all Class A Preferred Units have been converted into Common Units pursuant to the Partnership Agreement and, (B) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder is no longer an affiliate of the Partnership and all Registrable Securities held by such Holder could be sold pursuant to Rule 144 during any 90 day period without relying on the Partnership maintaining current public information as defined in Rule 144, and (ii) with respect to Warrant Unit Registrable Securities, on the later of (A) the third anniversary of the date on which the Warrants have been exercised and, (B) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder is no longer an affiliate of the Partnership and all Registrable Securities held by such Holder could be sold pursuant to Rule 144 during any 90 day period without relying on the Partnership maintaining current public information as defined in Rule 144.] For the avoidance of doubt, the provisions of this Section 1.02 do not modify the transfer restrictions applicable to the Holders set forth in the Partnership Agreement.
ARTICLE II.
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration Statements.
(i)    The Partnership shall use its commercially reasonable efforts to (A) as soon as reasonably practicable after the date hereof, prepare and file an initial registration statement under the Securities Act to permit the resale of the Warrant Unit Registrable Securities from time to time as permitted by Rule 415 (or any similar provision adopted by the Commission then in effect) of the Securities Act (a “Warrant Unit Registration Statement”) and (B) cause such initial Registration Statement to become effective no later than the Target Effective Date for the Warrant Unit Registrable Securities.
(ii)    The Partnership shall use its commercially reasonable efforts to (A) prepare and file an initial registration statement under the Securities Act to permit the resale of the Conversion Unit Registrable Securities from time to time as permitted by Rule 415 (or any

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similar provision adopted by the Commission then in effect) of the Securities Act (a “Conversion Unit Registration Statement” and each Conversion Unit Registration Statement or Warrant Unit Registration Statement, a “Registration Statement”) and (B) cause such initial Registration Statement or such amendment to become effective no later than the Target Effective Date for the Conversion Unit Registrable Securities.
(iii)    The Partnership will use its commercially reasonable efforts to cause the Registration Statements filed pursuant to Section 2.01(a) to become and remain continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) (1) with respect to Conversion Unit Registrable Securities, the later of (I) the third anniversary of the date on which all Class A Preferred Units have been converted into Common Units pursuant to the Partnership Agreement and, (II) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder is no longer an affiliate of the Partnership and all Registrable Securities held by such Holder could be sold pursuant to Rule 144 during any 90 day period without relying on the Partnership maintaining current public information as defined in Rule 144, and (2) with respect to Warrant Unit Registrable Securities, on the later of (I) the third anniversary of the date on which the Warrants have been exercised and, (II) if such Holder is an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, the date on which such Holder ceases to be an affiliate of the Partnership] (in each case of clause (A) or (B) the “Effectiveness Period”). A Registration Statement filed pursuant to Section 2.01(a) shall be on such appropriate registration form of the Commission as shall reasonably be selected by the Partnership; provided that, if the Partnership is then eligible, it may file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within one Business Day of such date, the Partnership shall provide the Holders with written notice (including notification by electronic mail) of the effectiveness of such Registration Statement.
(b)    Failure to Become Effective. If a Registration Statement required by Section 2.01(a) does not become or is not declared effective by the applicable Target Effective Date, then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are included in such Registration Statement), as liquidated damages and not as a penalty, of (i) for each non-overlapping 30-day period for the first 60 days following the applicable Target Effective Date, an amount equal to 0.25% of the applicable Liquidated Damages Multiplier, and (ii) for each non-overlapping 30-day period beginning on the 61st day following the applicable Target Effective Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the applicable Liquidated Damages Multiplier for each subsequent 60 days (i.e., 0.5% for

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61-120 days, 0.75% for 121-180 days, and 1.0% thereafter), up to a maximum amount equal to 2.0% of the applicable Liquidated Damages Multiplier per non-overlapping 30-day period (the “Liquidated Damages”), until such time as such Registration Statement is declared or becomes effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall be payable within 10 Business Days after the end of each such 30-day period (the “Liquidated Damages Measurement Date”) in immediately available funds to the account or accounts specified by the applicable Holders. Any amount of Liquidated Damages shall be prorated for any period of less than 30 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.
(c)    Waiver of Liquidated Damages. If the Partnership is unable to cause the Warrant Unit Registration Statement or the Conversion Unit Registration Statement to become effective on or before the applicable Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages with respect thereto, which may be granted by the consent of the Holders of at least the Registrable Securities Required Voting Percentage, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Registration Statement.
(d)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement more than once during any 12-month period for a period not to exceed 90 days. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Registration.
(a)    Participation. If at any time the Partnership proposes to file (i) a Registration Statement (other than a shelf Registration Statement) relating to the sale of Common Units in an Underwritten Offering on its own behalf or on behalf of any other Persons who have or have been granted registration rights (“Other Holders”) or (ii) a prospectus supplement relating to the sale of Common Units in an Underwritten Offering by the Partnership or any Other Holder pursuant to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time

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or, whether or not the Partnership is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, then the Partnership shall give not less than five Business Days’ notice (including notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning Registrable Securities and such Piggyback Notice shall offer such Holder the opportunity to include in such Underwritten Offering such number of Common Unit Registrable Securities (the “Included Registrable Securities”) as such Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Holders if the Holders, together with their Affiliates, do not offer a minimum of $10 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the Average VWAP for the 10 Trading Days preceding the date of such notice), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, or, (B) to such Holders if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, in which case, the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b); provided further that the Partnership shall not permit any Other Holder to participate in any public offering of Common Units unless the Partnership complies with the terms of this Section 2.02. Each Piggyback Notice shall be provided to Holders on a Business Day pursuant to Section 3.01 and receipt of such notice shall be confirmed and kept confidential by the Holders until either (x) such proposed Underwritten Offering has been publicly announced by the Partnership or (y) the Holders have received notice from the Partnership that such proposed Underwritten Offering has been abandoned, which the Partnership shall provide to the Holders reasonably promptly after the final decision to abandon a proposed Underwritten Offering has been made; provided that if the Underwritten Offering contemplated by a Piggyback Notice is not consummated within 60 days of such notice, the Partnership shall be required to deliver an additional Piggyback Notice before recommencing such Piggyback Registration. Each such Holder will have four Business Days (or two Business Days in connection with any overnight or bought Underwritten Offering) after a Piggyback Notice has been delivered to request in writing to the Partnership the inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received by the Partnership within the specified time, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of the Partnership’s intention to undertake an Underwritten Offering and prior to the pricing of such Underwritten Offering, such Underwritten Offering is terminated or delayed, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a termination of such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”)

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to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.
(b)    Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for the Partnership or Other Holders advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Common Units that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (subject to the terms of the Partnership Agreement) (i) first, to the Common Units requested to be included therein by the Partnership and (ii) second, pro rata among the Holders and any other holders who are exercising piggyback registration rights pursuant to Section 7.12 of the Partnership Agreement related to such offering (based, for each such Holder and other holders, on the percentage derived by dividing (x) the number of Common Units held by such Holder or other holder by (y) the aggregate number of Common Units held by all such Holders and other holders).
Section 2.03    Underwritten Offering.
(a)    Purchaser Demand Rights. If any of (x) Blackstone and its Affiliates or (y) GoldenTree and its Affiliates elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $50 million from such Underwritten Offering, the Partnership shall, at the written request of such Selling Holder(s), enter into an underwriting agreement in a form as is customary in underwritten offerings of securities with the Managing Underwriter or Underwriters selected by the Holders of a majority of Registrable Securities being sold, provided that such selection shall be reasonably acceptable to the Partnership, and shall take all such other reasonable actions as are requested by the Holders or the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities, including agreeing not to effect any public sale or distribution of Common Units, or securities convertible into Common Units, during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement for, more than two Underwritten Offerings in the aggregate requested by the Holders in any 365-day period (and no more than (x) two Underwritten Offerings at the request of Blackstone or any of its Affiliates and (y) two Underwritten Offerings at the request of GoldenTree or any of its Affiliates); provided, further, that if the Partnership is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $50 million (other than in connection with any at-the-market offering or similar continuous offering

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program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six-month period and in no event for a period that exceeds an 30 days in any instance.
(b)    Priority in Underwritten Offerings. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for the Holders pursuant to Section 2.03(a) advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include the number of Common Units that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect, with such number to be allocated (subject to the terms of the Partnership Agreement) (i) first, pro rata among the Holders (based, for each such Holder, on the percentage derived by dividing (x) the number of Common Units held by such Holder by (y) the aggregate number of Common Units held by all such Holders) and (ii) second, to the Common Units requested to be included therein by any other holders who are exercising piggyback registration rights pursuant to Section 7.12 of the Partnership Agreement related to such offering.
(c)    General Procedures. In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in underwritten offerings of securities. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the Underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective; provided, further, that in the event the Managing Underwriter or Underwriters of any proposed Underwritten Offering advise the Partnership that the total amount of Registrable Securities that Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered or the market for the Common Units, and the amount of Registrable Securities requested to be included in such Underwritten Offering by the Holder that initiated such Underwritten Offering pursuant to Section 2.03(a) (the “Initiating Holder”) is reduced by 25% or more, the Initiating Holder will have the right to withdraw from such Underwritten Offering by delivering notice to the Partnership at least one Business Day prior to the time of pricing of such Underwritten Offering, in which case the Partnership will have no obligation to proceed with such Underwritten Offering and such Underwritten Offering, whether or not completed, will not decrease the number of Underwritten Offerings the Initiating Holder

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shall have the right and option to request under this Section 2.03. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.
Section 2.04    Further Obligations. In connection with its obligations under this Article II, the Partnership will:
(a)    promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)    if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
(c)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the resale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)    if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
(e)    promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus

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or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)    promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(g)    furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)    use reasonable efforts to cause the executive officers and directors of the General Partner to enter into a customary letter agreement for any Underwritten Offering providing that such executive officers and directors will not effect any public sale or distribution of Common Units, or securities convertible into Common Units, during the 60 calendar day period beginning on the date of the prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering;
(i)    in the case of an Underwritten Offering, use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the Underwriters, dated the date of the closing under the applicable underwriting agreement, accompanied by “10b-5” negative assurance for such offerings, (ii) a “comfort letter” addressed to the Underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements

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included or incorporated by reference into the applicable registration statement, and (iii) an officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Managing General Partner, and each of the opinion, the “comfort letter” and officer's certificate shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) and the transactions contemplated thereby as are customarily covered in opinions of issuer’s counsel, in accountants’ letters and in certifications delivered to underwriters in underwritten offerings of securities and such other matters as such Underwriters may reasonably request;
(j)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;
(k)    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act and use reasonable efforts to cause all of the Managing General Partner's officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available during normal business hours to discuss the business of the Partnership and to supply all information reasonably requested in connection with an Underwritten Offering; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;
(l)    use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each National Securities Exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
(m)    use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(n)    provide a transfer agent, which may be the Managing General Partner or one of its Affiliates as provided in the Partnership Agreement, and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;
(o)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the Underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of the Managing General Partner available to participate in customary marketing activities);
(p)    if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including

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information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(q)    cooperate with each Selling Holder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with Financial Industry Regulatory Authority;
(r)    if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer Registrable Securities without legend upon sale by the Holder of such Registrable Securities under a Registration Statement; and
(s)    if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with a Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as are customarily given by independent certified public accountants to underwriters in underwritten offerings of securities, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as are customarily given in underwritten offerings of securities, accompanied by customary “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) an officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Managing General Partner addressed to the Holder, as are customarily given by such officers in underwritten offerings of securities. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.
Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included in the applicable Registration

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Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder until such Holder provides such consent.
Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership's expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.05    Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) if such Holder has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder agrees to enter into a customary letter agreement with underwriters for any Underwritten Offering by the Partnership providing that such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that, notwithstanding the foregoing, (a) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the Underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership, or any other security holders of the Partnership on whom a restriction is imposed, and (b) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.
Section 2.07    Expenses.
(a)    Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the Registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including all registration, filing, securities exchange listing and National Securities Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, all reasonable fees and disbursements of one legal counsel for the Selling Holders, all expenses related to the "road show" for any Underwritten Offering (provided that such fees and disbursements of counsel and expenses related

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to the "road show" shall be limited to $100,000 for the first Underwritten Offering and $75,000 per subsequent Underwritten Offerings), and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities.
(b)    Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.
Section 2.08    Indemnification.
(a)    By the Partnership. The Partnership will indemnify and hold harmless each Selling Holder, its directors, officers, managers, partners, members, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, members, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, prospectus or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and the Managing General

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Partner’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder (net of Selling Expenses) from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel (plus local counsel in each applicable jurisdiction) and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by

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such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Partnership agrees to use its commercially reasonable efforts to:
(a)    make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;
(b)    file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

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Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $15 million of Registrable Securities (determined by multiplying the number of Registrable Securities owned by the Average VWAP for the 10 Trading Days preceding the date of such transfer or assignment), or such lesser amount if it constitutes the remaining holdings of the Holder and its Affiliates, (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.
Section 2.11    Limitation on Subsequent Registration Rights. The Partnership shall not, without the prior written consent of the Holders of at least the Registrable Securities Required Voting Percentage, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder.
ARTICLE III.
MISCELLANEOUS
Section 3.01    Communications. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:
(a)    If to Blackstone:
Kevin Kelly
Blackstone
345 Park Ave.
New York, NY 10154
Kevin.kelly@blackstone.com

With a copy to (which shall not constitute notice):
Ropes & Gray L.L.P.
1211 Avenue of the Americas
New York, NY 10036
Attention: Gregg M. Galardi
Jonathan P. Gill

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Email:	Gregg.Galardi@ropesgray.com

Jonathan.Gill@ropesgray.com

(b)    If to GoldenTree:
GoldenTree Asset Management LP
300 Park Avenue
New York, New York 10022
Attention: Karen Weber
Daniel Flores
Email: dflores@goldentree.com
kweber@goldentree.com

With a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Gordon R. Caplan
Email:    gcaplan@willkie.com
(c)    If to the Partnership:
Natural Resource Partners L.P.
1201 Louisiana Street
Suite 3400
Houston, Texas 77002
Attention: General Counsel
Email: kwilson@nrplp.com
Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston TX 77002-6760
Attention: Ramey Layne
Email: rlayne@velaw.com
or to such other address as the Partnership or the applicable Purchaser may designate to each other in writing from time to time or, if to a transferee or assignee of a Purchaser or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt

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requested, or regular mail, if mailed; upon actual receipt of the email copy, if sent via email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 3.02    Binding Effect. This Agreement shall be binding upon the Partnership, the Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement (including in Section 2.08 hereunder), this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 3.03    Assignment of Rights. Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.
Section 3.04    Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, acquisition, consolidation, reorganization, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.
Section 3.05    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.08    Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made

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in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10    Entire Agreement. This Agreement, the Preferred Purchase Agreement, the Warrants and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Preferred Purchase Agreement or the Warrants, with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the Preferred Purchase Agreement or the Warrants and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.11    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of at least the Registrable Securities Required Voting Percentage; provided, however, that no such amendment shall disproportionately or adversely affect the rights of any Holder hereunder without the consent of such Holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Holder from the terms of any provision of this Agreement shall be effective only in the specific instance and for the

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specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.
Section 3.12    No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 3.13    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchaser, the Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.
Section 3.14    Interpretation. Article and Section references in this Agreement are references to the corresponding Article or Section in this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Holder, such action shall be in such Holder’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent

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possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.
NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC, its general partner
By:
Name:
Title:

[Signature page to Registration Rights Agreement]

BTO CARBON HOLDINGS L.P.
By: BTO Holdings Manager L.L.C.
By:    ____________________
Name:
Title:
BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP ESC L.P.

By: BTO Side-by-Side GP L.L.C.

By:    ____________________
Name:
Title:
GOLDENTREE 2004 TRUST

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, LP

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

[Signature page to Registration Rights Agreement]

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

LOUISIANA STATE EMPLOYEES’ RETIREMENT SYSTEM
By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:

GT NM, LP
By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:

[Signature page to Registration Rights Agreement]

EXHIBIT B
Form of Board Representation and
Observation Rights Agreement

BOARD REPRESENTATION AND OBSERVATION RIGHTS AGREEMENT
THIS BOARD REPRESENTATION AND OBSERVATION RIGHTS AGREEMENT, dated as of [•], 2017 (this “Agreement”), is entered into by and among Robertson Coal Management LLC, a Delaware limited liability company (“Robertson Coal”), GP Natural Resource Partners LLC, a Delaware limited liability company (the “Managing General Partner”), NRP (GP) LP, a Delaware limited partnership (the “General Partner”), Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership” and, together with Robertson Coal, the Managing General Partner and the General Partner, the “NRP Entities”), GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System, GT NM, LP (collectively, the “GoldenTree Purchasers”), BTO Carbon Holdings L.P., Blackstone Family Tactical Opportunities Investment Partnership ESC L.P. (collectively, the “Blackstone Purchasers” and, together with the GoldenTree Purchasers, each a “Purchaser” and collectively, the “Purchasers”) and GoldenTree Asset Management LP. The NRP Entities and the Purchasers are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of [•], 2017 (the “Partnership Agreement”).
Recitals
WHEREAS, pursuant to, and subject to the terms and conditions of, the Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of [•], 2017, by and among the Partnership and the Purchasers (the “Purchase Agreement”), the Partnership has agreed to issue and sell Class A Preferred Units representing limited partner interests in the Partnership (“Preferred Units”) and warrants (“Warrants”) to purchase common units representing limited partner interests in the Partnership (“Common Units”) to the Purchasers;
WHEREAS, to induce the Parties to enter into the transactions evidenced by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement (the “Closing”);
WHEREAS, concurrently with or prior to the Closing, the General Partner executed and delivered the Partnership Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:
Agreement
Section 1.    Board Observation Rights.
(a)    During the period commencing upon the execution and delivery of this Agreement and ending on the Board Rights Termination Date with respect to the Blackstone

Purchasers, the Managing General Partner hereby grants to the Blackstone Purchasers the option and right, exercisable by delivering a written notice signed by such Blackstone Purchasers of such appointment to the Managing General Partner (the “Observer Notice”), to appoint a single representative (the “Board Observer”) to attend all meetings (including telephonic) of the full board of directors of the Managing General Partner (the “Board”) in an observer capacity. The Observer Notice shall be delivered to the Managing General Partner prior to a new Board Observer’s attendance of any meeting of the full Board. The initial Board Observer appointed by the Blackstone Purchasers is David Kaden.
(b)    Subject to Section 3 of this Agreement, to the extent that the Board Rights Termination Date with respect to the GoldenTree Purchasers has not yet occurred, during the period commencing upon the Board Rights Termination Date with respect to the Blackstone Purchasers and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers, the Managing General Partner hereby grants to the GoldenTree Purchasers the option and right, exercisable by delivering an Observer Notice signed by the GoldenTree Purchasers to appoint a Board Observer to attend all meetings (including telephonic) of the Board in an observer capacity. The Observer Notice shall be delivered to the Managing General Partner prior to a new Board Observer’s attendance of any meeting of the full Board. The GoldenTree Purchasers shall not have the right to deliver an Observer Notice and appoint a Board Observer during any period in which a GoldenTree Designated Director is serving as a member of the Board unless such GoldenTree Designated Director resigns from the Board.
(c)    Any Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board. A Board Observer shall have no right to attend any meeting of any committee of the full Board (each, a “Committee”); provided, however, the Managing General Partner, shall (i) give any Board Observer written notice of the applicable meeting or action taken by written consent of such Committee at the same time and in the same time and in the same manner as notice is given to the members of such Committee and (ii) provide any Board Observer with copies of all written materials and other information given to members of such Committee in connection with such meetings or actions taken by written consent at the same time such materials and information are furnished to the members of such Committee.
(d)    With respect to each meeting of the full Board or each action to be taken by written consent in lieu of a meeting of the full Board, the Managing General Partner shall (i) give any Board Observer written notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the members of the Board, (ii) provide any Board Observer with copies of all written materials and other information (including copies of minutes of meetings or written consents of the full Board) given to the members of the Board in connection with such meetings or actions taken by written consent at the same time such materials and information are furnished to such members of the Board, and (iii) provide any Board Observer with all rights to attend (whether in person or by telephone or other means of electronic communication) such meetings as a member of the Board. Any Board Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex A (the “Confidentiality Agreement”);

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provided, however, upon request from the Purchaser that appointed such Board Observer or such Purchaser’s Affiliates (as defined in the Partnership Agreement), such Board Observer may provide, on a confidential basis, such non-public material and information to such Purchaser and its Affiliates; provided that such Purchaser and its Affiliates have agreed to comply with and be bound by, in all respects, the Confidentiality Agreement. For the avoidance of doubt, the recipient of such confidential information from the Board Observer (whether the Purchaser that appointed such Board Observer or such Purchaser’s Affiliates) may further provide such information to any legal counsel that has been engaged by such recipient to discuss such matters or information; provided, that any such recipient agrees and acknowledges in writing that they are bound by the provisions of the Confidentiality Agreement. Notwithstanding any rights to be granted or provided to any Board Observer hereunder, the Managing General Partner may exclude the Board Observer from access to any Board or Committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, including the Board Observer in discussions relating to such determination (but not requiring the affirmative vote of such Board Observer), that such access would reasonably be expected to (i) prevent the members of the Board or Committee from engaging in attorney-client privileged communication or (ii) result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchaser’s ownership interest in the Partnership or rights under the Partnership Agreement); provided, that such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material or information and/or meeting or written consent that does not involve or pertain to such exclusion. Any Board Observer shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as an observer (but in no event greater than reimbursements provided to the Board members). Any Board Observer is not entitled to compensation from the NRP Entities.
Section 2.    Board Designation Rights.
(a)    During the period commencing upon the execution and delivery of this Agreement and ending on the Board Rights Termination Date with respect to the Blackstone Purchasers, Blackstone Purchasers shall have the option and right, exercisable by delivering a written notice of such designation to the Managing General Partner, to designate one person to serve on the Board (the “Blackstone Designated Director”) and the Managing General Partner shall take all actions necessary or advisable to effect the foregoing; provided, however, that such Blackstone Designated Director shall, in the reasonable judgment of the Managing General Partner, (x) have the requisite skill and experience to serve as a director of a public company, (y) not be prohibited from serving as a director pursuant to any rule or regulation of the Securities and Exchange Commission (the “Commission”) or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading, and (z) not be an employee or director of any Competitor. The Blackstone Purchasers agree (i) upon the Partnership’s request to timely provide the Partnership with accurate and complete information relating to the Blackstone Designated Director as may be required to be disclosed by the Partnership under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder and (ii) to cause the Blackstone Designated Director to comply with the Section 16 obligations under the Exchange Act. The initial Blackstone Designated Director is [___]. Prior to the Board

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Rights Termination Date with respect to the Blackstone Purchasers, the Blackstone Designated Director may be removed or replaced by the Blackstone Purchasers at any time and by the Board acting by majority at a meeting at which the Blackstone Designated Director shall have a right to attend, for “cause” (as defined below), but not by any other Party; and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as Blackstone Designated Director, shall be filled solely by the Blackstone Purchasers. As used herein, “cause” means that the Blackstone Designated Director (i) is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are listed; (ii) while serving as the Blackstone Designated Director is convicted by a court of competent jurisdiction of a felony; (iii) a court of competent jurisdiction has entered, a final, non-appealable judgment finding the Blackstone Designated Director liable for actual fraud or willful misconduct against the Partnership (including, but not limited to, intentionally or willfully failing to observe the obligation of confidentiality contained in Section 1(d) of this Agreement); (iv) is determined to have acted intentionally or in bad faith in his or her capacity as a director in a manner that results in a material detriment to the assets, business or prospects of the Partnership; or (v) has failed to immediately tender his or her resignation on the Board Rights Termination Date; or (vi) does not meet the qualifications set forth above in clauses (x), (y), (z); provided, however, that in no event will the participation of the Blackstone Designated Director in the Blackstone Purchasers’ exercise of rights under the Partnership Agreement be deemed “cause.” Any action by the Blackstone Purchasers to designate, remove or replace a Blackstone Designated Director shall be evidenced in writing furnished to the Managing General Partner, shall include a statement that the action has been approved by the Blackstone Purchasers and shall be executed by or on behalf of the Blackstone Purchasers. While serving as a Blackstone Designated Director, a Blackstone Designated Director shall be entitled to vote on any matter on which independent members of the Board are entitled to vote on (unless prohibited by the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange). Notwithstanding any rights to be granted or provided to the Blackstone Designated Director hereunder, the Managing General Partner may exclude the Blackstone Designated Director from access to any Board or Committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, including the Blackstone Designated Director in discussions relating to such determination (but not requiring the affirmative vote of such Blackstone Designated Director), that such access would reasonably be expected to result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchaser’s ownership interest in the Partnership or rights under the Partnership Agreement); provided, that such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material and/or meeting that does not involve or pertain to such exclusion. The Blackstone Designated Director will receive the same information provided to other similarly situated (i.e., independent, non-affiliate) members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages and copies of all written materials and other information given to members of any Committee of the Board, as well as being provided with reasonable access to management and shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any Committee thereof consistent with the Managing General Partner’s

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policies applicable to similarly situated directors. The Blackstone Designated Director is not entitled to compensation from the NRP Entities.
(b)    Subject to Section 3 of this Agreement, to the extent that the Board Rights Termination Date with respect to the GoldenTree Purchasers has not yet occurred, during the period commencing upon the Board Rights Termination Date with respect to the Blackstone Purchasers and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers, the GoldenTree Purchasers shall have the option and right, exercisable by delivering a written notice of such designation to the Managing General Partner (a “Director Designation Notice”), to designate one person to serve on the Board (the “GoldenTree Designated Director” and, together with the Blackstone Designated Director, the “Designated Directors”) and the Managing General Partner shall take all actions necessary or advisable to effect the foregoing; provided, however, that such GoldenTree Designated Director shall, in the reasonable judgment of the Managing General Partner, (x) have the requisite skill and experience to serve as a director of a public company, (y) not be prohibited from serving as a director pursuant to any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are listed or admitted to trading, and (z) not be an employee or director of any Competitor. During any period in which GoldenTree has appointed a Board Observer, the GoldenTree Purchasers shall not have the right to designate a GoldenTree Designated Director unless the Observer Notice with respect to such Board Observer is withdrawn effective upon such GoldenTree Designated Director becoming a member of the Board. The GoldenTree Purchasers agree (i) upon the Partnership’s request to timely provide the Partnership with accurate and complete information relating to the GoldenTree Designated Director as may be required to be disclosed by the Partnership under the Exchange Act and the rules and regulations promulgated thereunder and (ii) to cause the GoldenTree Designated Director to comply with the Section 16 obligations under the Exchange Act. During the period in which the GoldenTree Purchasers are entitled to designate a GoldenTree Designated Director, the GoldenTree Designated Director may be removed or replaced by the GoldenTree Purchasers at any time and by the Board acting by majority at a meeting at which the GoldenTree Designated Director shall have a right to attend, for “cause” (as defined below), but not by any other Party; and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as GoldenTree Designated Director, shall be filled solely by the GoldenTree Purchasers. As used herein, “cause” means that the GoldenTree Designated Director (i) is prohibited from serving as a director under any rule or regulation of the Commission or any national securities exchange on which the Partnership’s Common Units are listed; (ii) while serving as the GoldenTree Designated Director is convicted by a court of competent jurisdiction of a felony; (iii) a court of competent jurisdiction has entered, a final, non-appealable judgment finding the GoldenTree Designated Director liable for actual fraud or willful misconduct against the Partnership (including, but not limited to, intentionally or willfully failing to observe the obligation of confidentiality contained in Section 1(d) of this Agreement); (iv) is determined to have acted intentionally or in bad faith in his or her capacity as a director in a manner that results in a material detriment to the assets, business or prospects of the Partnership; or (v) has failed to immediately tender his or her resignation on the Board Rights Termination Date with respect to the GoldenTree Purchasers; or (vi) does not meet the qualifications set forth above in clauses (x), (y), (z); provided, however, that in no event will the participation of the GoldenTree Designated Director in the GoldenTree Purchasers’ exercise of rights under the Partnership Agreement be deemed “cause.” Any action by

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the GoldenTree Purchasers to designate, remove or replace a GoldenTree Designated Director shall be evidenced in writing furnished to the Managing General Partner, shall include a statement that the action has been approved by the GoldenTree Purchasers and shall be executed by or on behalf of the GoldenTree Purchasers. While serving as a GoldenTree Designated Director, a GoldenTree Designated Director shall be entitled to vote on any matter on which independent members of the Board are entitled to vote on (unless prohibited by the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange). Notwithstanding any rights to be granted or provided to the GoldenTree Designated Director hereunder, the Managing General Partner may exclude the GoldenTree Designated Director from access to any Board or Committee materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, including the GoldenTree Designated Director in discussions relating to such determination (but not requiring the affirmative vote of such GoldenTree Designated Director), that such access would reasonably be expected to result in a conflict of interest with the Partnership (other than a conflict of interest with respect to the Purchaser’s ownership interest in the Partnership or rights under the Partnership Agreement); provided, that such exclusion shall be limited to the portion of the Board or Committee material or information and/or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the Board or Committee material and/or meeting that does not involve or pertain to such exclusion. The GoldenTree Designated Director will receive the same information provided to other similarly situated (i.e., independent, non-affiliate) members of the Board, at the same time as such information is provided to other similarly situated members of the Board and including monthly information packages and copies of all written materials and other information given to members of any Committee of the Board, as well as being provided with reasonable access to management and shall be entitled to receive customary reimbursement of fees and expenses incurred in connection with his or her service as a member of the Board and/or any Committee thereof consistent with the Managing General Partner’s policies applicable to similarly situated directors. The GoldenTree Designated Director is not entitled to compensation from the NRP Entities.
(c)    During the period commencing upon the execution and delivery of this Agreement and ending on the Board Rights Termination Date with respect to the Blackstone Purchasers, any Committee formed to identify and hire (or recommend the hiring of) any Chief Executive Officer, President or Chief Financial Officer of the general partner of the Partnership shall include the Blackstone Designated Director.
(d)    Subject to Section 3 of this Agreement, during the period during which the GoldenTree Purchasers are entitled to designate a GoldenTree Designated Director, any Committee formed to identify and hire (or recommend the hiring of) any Chief Executive Officer, President or Chief Financial Officer of the general partner of the Partnership shall include the GoldenTree Designated Director.
Section 3.    GoldenTree Purchasers Rights.
(a)    Within 30 days of receipt of notice of the Board Rights Termination Date with respect to the Blackstone Purchasers, and subject to the representation by the GoldenTree Purchasers that the Board Rights Termination Date with respect to the GoldenTree Purchasers has

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not yet occurred, the GoldenTree Purchasers shall deliver written notice to the Managing General Partner of its election to (i) appoint a Board Observer pursuant to Section 1(b) of this Agreement, (ii) appoint a GoldenTree Designated Director pursuant to Section 2(b) of this Agreement or (iii) forego its rights under both Sections 1 and 2 of this Agreement until the VWAP Price (as defined in the Partnership Agreement) for ten (10) consecutive trading days falls below $10 for the first time since the Board Rights Termination Date with respect to the Blackstone Purchasers (the “VWAP Trigger Event”). For the avoidance of doubt, following the VWAP Trigger Event, if (x) the VWAP Price for ten (10) consecutive trading days equals or exceeds $10 and (y) thereafter, the VWAP Price for ten (10) consecutive trading days falls below $10, such event will not constitute a VWAP Trigger Event. In the event that the GoldenTree Purchasers fail to deliver written notice within 30 days of receipt of notice of the Board Rights Termination Date with respect to the Blackstone Purchasers, the GoldenTree Purchasers shall be deemed to have elected to forego their rights until the occurrence of the VWAP Trigger Event and not have any right to appoint a Board Observer pursuant to Section 1(b) of this Agreement or a GoldenTree Designated Director pursuant to Section 2(b) of this Agreement unless and until the VWAP Trigger Event occurs. Within ten (10) days of receipt of notice of the occurrence of the VWAP Trigger Event, the GoldenTree Purchasers shall deliver written notice to the Managing General Partner of their election to (i) appoint a Board Observer pursuant to Section 1(b) of this Agreement, (ii) appoint a GoldenTree Designated Director pursuant to Section 2(b) of this Agreement or (iii) forego their rights under both Sections 1 and 2 of this Agreement. In the event that the VWAP Trigger Event occurs and the GoldenTree Purchasers fail to deliver written notice within ten (10) days of receipt of written notice from the Partnership that the VWAP Trigger Event has occurred, the GoldenTree Purchasers shall not have any right to appoint a Board Observer pursuant to Section 1(b) of this Agreement or a GoldenTree Designated Director pursuant to Section 2(b) of this Agreement. If at any time the GoldenTree Purchasers notify the Managing General Partner of their election to permanently forego their rights under either or both of Sections 1(b) and 2(b) of this Agreement, the GoldenTree Purchasers shall have no further right to appoint a Board Observer pursuant to Section 1(b) of this Agreement or a GoldenTree Designated Director pursuant to Section 2(b) of this Agreement, as applicable.
(b)    In the event that the GoldenTree Purchasers initially elect to appoint a Board Observer pursuant to Section 1(b) of this Agreement, the GoldenTree Purchasers shall have the option to remove such Board Observer and appoint a GoldenTree Designated Director at any time; provided, that the GoldenTree Purchasers may exercise the option set forth in this Section 3(b) no more than once.
(c)    At any time following an election by the GoldenTree Purchasers to appoint a GoldenTree Designated Director pursuant to Section 2(b) of this Agreement, the GoldenTree Purchasers may elect to remove such GoldenTree Designated Director and appoint a Board Observer. Except as in set forth in Section 3(b) of this Agreement, upon its election to appoint a Board Observer, the GoldenTree Purchasers shall have no further right to appoint a GoldenTree Designated Director. For the avoidance of doubt, following the GoldenTree Purchasers’ initial appointment of a Board Observer and subsequent appointment of a GoldenTree Designated Director pursuant to Section 3(b) of this Agreement, the GoldenTree Purchasers shall retain their right to appoint a Board Observer in the event that the GoldenTree Purchasers elect to remove such GoldenTree Designated Director pursuant to this paragraph (c).

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(d)    For the avoidance of doubt, at no point in time shall the GoldenTree Purchasers be entitled to appoint both a Board Observer and GoldenTree Designated Director concurrently.
(e)    Pursuant to, and subject to the terms of, Section 5.10(c)(vi) and Section 5.10(c)(vii) of the Partnership Agreement, during the period commencing upon the Class A Closing Date and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers, the prior written consent of GoldenTree Asset Management LP, as representative of the GoldenTree Purchasers (the “GoldenTree Purchaser Representative”), shall be required for the Partnership or any of its Subsidiaries to take certain enumerated actions (the “Enumerated Actions”); provided, however, that if (i) the Partnership provides the GoldenTree Purchaser Representative with notice that one of the Enumerated Actions is contemplated (the “Consent Notice”), which information the GoldenTree Purchaser Representative and the GoldenTree Purchasers agree to keep strictly confidential, and the GoldenTree Purchaser Representative does not provide the Partnership with written notice of the GoldenTree Purchasers’ election to receive information about such Enumerated Action within five (5) Business Days of the Consent Notice or (ii) the GoldenTree Purchaser Representative, on behalf of the GoldenTree Purchasers, elects to receive information about such Enumerated Action and does not object in writing within the latter of (x) five (5) Business Days of the date of the Consent Notice and (y) two (2) Business Days of the GoldenTree Purchaser Representative’s receipt of the information with respect to the Enumerated Action that is the subject of such Consent Notice, the GoldenTree Purchaser Representative shall be deemed to have waived its right to consent to such Enumerated Action pursuant to Section 5.10(c)(vi) or Section 5.10(c)(vii) of the Partnership Agreement, as applicable. Notwithstanding anything in this Agreement to the contrary, the Partnership shall not provide the GoldenTree Purchaser Representative, on behalf of the GoldenTree Purchasers, with any information (including in connection with the delivery of a Consent Notice) with respect to the Enumerated Action (including, without limitation, any material, non-public information with respect to the Partnership or the Enumerated Action) unless the GoldenTree Purchaser Representative, on behalf of the GoldenTree Purchasers, has elected by written notice to receive such information. If the GoldenTree Purchaser Representative, on behalf of the GoldenTree Purchasers, elects by written notice to receive information about such Enumerated Action, the GoldenTree Purchaser Representative and the GoldenTree Purchasers shall enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex B, with respect to maintaining the confidentiality of all non-public information about the Enumerated Action.
Section 4.    Limitation of Liability; Indemnification; Business Opportunities.
(a)    At all times while a Designated Director is serving as a member of the Board, and following any such Designated Director’s death, resignation, removal or other cessation as a director in such former Designated Director’s capacity as a former director, the Designated Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are made available to any other member of the Board as at the date hereof, together with any and all incremental rights added to any of (i), (ii) or (iii) above as

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are subsequently made available to any other members of the Board in their capacity as Board members.
(b)    For the avoidance of doubt, a Board Observer shall have (i) no fiduciary duty to the NRP Entities or to any Limited Partner (as defined in the Partnership Agreement) and (ii) no obligations to the NRP Entities under this Agreement, except as described in Section 1 of this Agreement, or to any Limited Partner.
(c)    At all times while a Designated Director is serving as a member of the Board or a Board Observer is serving in such capacity in accordance with Section 1 of this Agreement, such Designated Director or Board Observer, the Purchasers and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the NRP Entities, and the NRP Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the NRP Entities, shall not be deemed wrongful or improper. None of the Designated Directors, the Board Observers, the Purchasers or its respective Affiliates shall be obligated to present any investment opportunity to the NRP Entities even if such opportunity is of a character that the NRP Entities or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Designated Directors, the Board Observers, the Purchasers or its respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, any Designated Directors, any Board Observers, the Purchasers and its Affiliates shall be subject to, and comply with, the requirement to maintain confidential information pursuant to this Agreement.
(d)    The NRP Entities shall use their best efforts to purchase and maintain insurance (“D&O Insurance”), on behalf of any Designated Director, consistent with the D&O Insurance currently maintained for the Managing General Partner’s directors and officers. Such D&O Insurance shall provide coverage commensurate with that of an independent member of the Board.
(e)    For the avoidance of doubt, any Designated Director shall constitute an “Indemnitee,” as such term is defined under the Partnership Agreement, an “Indemnified Person,” as such term is defined under the GP Partnership Agreement, and a “Company Affiliate,” as such term is defined under the Managing GP LLC Agreement.
Section 5.    Miscellaneous.
(a)    Entire Agreement. This Agreement and the agreements referred to or incorporated by reference herein is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by NRP Entities or any of their Affiliates or the Purchasers or any of their respective Affiliates

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set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.
(b)    Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 8.05 of the Purchase Agreement.
(c)    Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
(d)    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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(e)    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(f)    No Waiver; Modifications in Writing.
(i)    Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
(ii)    Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.
(g)    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.
(h)    Binding Effect; Assignment; Termination. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties. This Agreement shall terminate with respect to each Purchaser (and the

11

NRP Entities’ rights with respect to and obligations to such Purchaser) on the Board Rights Termination Date applicable thereto, except that in any such case the provisions of this Section 5 shall survive any termination of this Agreement and except that no party to this Agreement shall be relieved or released from liability for damages arising out of a breach of this Agreement before such termination.
(i)    Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.
(j)    Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
(k)    Transfer of Board Rights; Aggregation. The option and right to appoint a Board Observer or Designated Director granted to the Purchasers by the Partnership under Sections 1, 2 and 3, respectively, of this Agreement, may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of the applicable Purchaser and the NRP Entities.
(l)    Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.
NATURAL RESOURCE PARTNERS L.P.

By:    NRP (GP) LP, its general partner

By:    GP Natural Resource Partners LLC,
    its general partner

By:
Name:
Title:

NRP (GP) LP

By:    GP Natural Resource Partners LLC,
    its general partner

By:
Name:
Title:

GP NATURAL RESOURCE PARTNERS LLC

By:
Name:
Title:

ROBERTSON COAL MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Board Representation Agreement]

PURCHASER:

BTO CARBON HOLDINGS L.P.

By: BTO Holdings Manager L.L.C.

By:
Name:
Title:

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP ESC L.P.

By: BTO Side-by-Side GP L.L.C.

By:
Name:
Title:

GOLDENTREE 2004 TRUST

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, LP

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

[Signature Page to Board Representation Agreement]

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

LOUISIANA STATE EMPLOYEES’ RETIREMENT SYSTEM
By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:

GT NM, LP
By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:
PURCHASER:
PURCHASER REPRESENTATIVE:

GOLDENTREE ASSET MANAGEMENT LP

By:_______________________
Name:
Title:

[Signature Page to Board Representation Agreement]

ANNEX A

FORM OF CONFIDENTIALITY AGREEMENT

Natural Resource Partners L.P.
NRP (GP) LP
GP Natural Resource Partners LLC
Robertson Coal Management LLC
1201 Louisiana Street, Suite 3400
Houston, Texas 77002
Attn:
Dear Ladies and Gentlemen:
Pursuant to Section 1(d) of that certain Board Representation and Observation Rights Agreement (the “Board Representation and Observation Rights Agreement”), dated as of [•], 2017, by and among Robertson Coal Management, a Delaware limited liability company (“Robertson Coal”), GP Natural Resource Partners LLC, a Delaware limited liability company (the “Managing General Partner”), NRP (GP) LP, a Delaware limited partnership (the “General Partner”), Natural Resource Partners L.P., a Delaware limited partnership (the Partnership” and, together with Robertson Coal, the Managing General Partner and the General Partner, the “NRP Entities”), GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System, GT NM, LP (collectively, “GoldenTree”), BTO Carbon Holdings L.P., Blackstone Family Tactical Opportunities Investment Partnership ESC L.P. (collectively, “Blackstone” and, together with GoldenTree, each a “Purchaser” and collectively, the “Purchasers”) and GoldenTree Asset Management LP, [GoldenTree/Blackstone] has exercised its right to appoint the undersigned as an observer (the “Board Observer”) to the board of directors of the Managing General Partner (the “Board”), although the individual serving as the Board Observer may be changed from time to pursuant to the terms of the Board Representation and Observation Rights Agreement and upon such other individual signing a confidentiality agreement in substantially the form hereof. The Board Observer acknowledges that at the meetings of the Board and at other times the Board Observer may be provided with and otherwise have access to non-public information concerning the NRP Entities and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed therefor in the Board Representation and Observation Rights Agreement. In consideration for and as a condition to the NRP Entities furnishing access to such information, the Board Observer hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):
1.    As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information concerning the NRP Entities and their Affiliates that may hereafter be disclosed to the Board Observer by the NRP Entities, their Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other

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representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the NRP Entities, including, without limitation, all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the NRP Entities and their Affiliates that is non-public financial or other non-public information) provided to the Board Observer.
2.    Except to the extent otherwise permitted by this Paragraph 2 or by Paragraph 3 or 4, the Board Observer shall keep such Confidential Information strictly confidential; provided, that the Board Observer may share Confidential Information with [GoldenTree/Blackstone] or such Purchaser’s and such Purchaser’s Affiliates’ directors, officers, employees, members, partners (including limited partners), agents and advisors (including without limitation, attorneys, accountants, consultants and financial advisors) (collectively, “Purchaser’s Representatives”) so long as such Purchaser’s Representatives agree to comply with in all respects, the confidentiality and use terms of this Agreement. The Board Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.
3.    The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by the Board Observer in violation of this Agreement or (b) in violation of a confidentiality obligation to the NRP Entities known to the Board Observer, (ii) is or becomes available to the Board Observer or any of the Purchaser’s Representatives from a source not known by Board Observer or the Purchaser’s Representatives to be disclosing such information in breach of an obligation of confidentiality owed to the NRP Entities, (iii) was already known to the Board Observer or any of the Purchaser’s Representatives at the time of disclosure, or (iv) is independently developed by the Board Observer or any of the Purchaser’s Representatives without reference to any Confidential Information disclosed to the Board Observer.
4.    In the event that the Board Observer or any of the Purchaser’s Representatives is requested or legally required or compelled to disclose the Confidential Information, the Board Observer shall use reasonable efforts, to the extent permitted and practicable, to provide the NRP Entities with prompt prior notice of such requirement so that the NRP Entities may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, the Board Observer or any of the Purchaser’s Representatives is nonetheless legally required or compelled to disclose Confidential Information, the Board Observer and/or the Purchaser’s Representatives (as applicable) may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled to disclose. Notwithstanding the foregoing, notice to the NRP Entities shall not be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the NRP Entities or this Agreement.
5.    All Confidential Information disclosed by the NRP Entities or their Representatives to the Board Observer is and will remain the property of the NRP Entities, so long as such information remains Confidential Information.

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6.    It is understood and acknowledged that neither the NRP Entities nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.
7.    It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement and that the NRP Entities shall be entitled to seek specific performance or any other appropriate form of equitable relief as a remedy for any such breach in addition to the remedies available to the NRP Entities at law.
8.    This Agreement is personal to the Board Observer, is not assignable by the Board Observer and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.
9.    If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
10.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
11.    This Agreement and all obligations herein will automatically expire one (1) year from the date the Board Observer ceases to act as Board Observer.
12.    The NRP Entities acknowledge that the Board Observer and [GoldenTree/Blackstone] may, in the ordinary course of its or their business, evaluate other investments in industries that are the same as or similar to the ones that the NRP Entities participate in. The NRP Entities understand that the Board Observer, [GoldenTree/Blackstone] and such Purchaser’s Representatives will retain certain mental impressions of the Confidential Information. A mental impression is what a person retains when such person has not intentionally memorized the information or retained notes or other aids to help retain such memory. Accordingly, the NRP Entities agree that nothing herein shall prohibit the Board Observer, such Purchaser or such Purchaser’s Representatives from pursuing such investments, even if doing so involves the use of such mental impressions. For the avoidance of doubt, use of a mental impression shall not constitute use of the Confidential Information in breach of this Agreement.
13.    [Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from the business of Blackstone Tactical Opportunities Advisors L.L.C., provided that the Confidential Information is not made available to Blackstone’s

- 3

Representatives of The Blackstone Group L.P. and its affiliates who are not involved in the business of Blackstone Tactical Opportunities Advisors L.L.C. Should any Confidential Information be made available to a Blackstone’s Representative of The Blackstone Group L.P. and its affiliates who is not involved in the business of Blackstone Tactical Opportunities Advisors L.L.C., such Blackstone’s Representative shall be bound by this Agreement in accordance with its terms. Should the Confidential Information be made available to an individual at an affiliate of The Blackstone Group L.P. who is not involved in the business of Blackstone Tactical Opportunities Advisors L.L.C. solely for the purpose of conflict resolution procedures and determining the proper allocation of investment opportunities then such individual shall be bound by the confidentiality and use provisions of this Agreement, provided, however, that receipt of Confidential Information by such individual shall not be imputed to the business unit of such individual. In addition, none of the provisions of this Agreement shall in any way apply to any portfolio company of an affiliate of The Blackstone Group L.P., provided, however, that should the Confidential Information be made available to Blackstone’s Representative of any portfolio company of an affiliate of The Blackstone Group L.P., such Blackstone Representative shall be bound by this Agreement in accordance with its terms.]
[Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of GoldenTree Asset Management LP and its affiliates in their businesses distinct from the business of GoldenTree, provided that the Confidential Information is not made available to GoldenTree’s Representatives of GoldenTree Asset Management LP and its affiliates who are not involved in the business of GoldenTree. Should any Confidential Information be made available to a GoldenTree Representative of GoldenTree Asset Management LP and its affiliates who is not involved in the business of GoldenTree, such GoldenTree Representative shall be bound by this Agreement in accordance with its terms. Should the Confidential Information be made available to an individual at an affiliate of GoldenTree Asset Management LP who is not involved in the business of GoldenTree solely for the purpose of conflict resolution procedures and determining the proper allocation of investment opportunities then such individual shall be bound by the confidentiality and use provisions of this Agreement, provided, however, that receipt of Confidential Information by such individual shall not be imputed to the business unit of such individual. In addition, none of the provisions of this Agreement shall in any way apply to any portfolio company of an affiliate of GoldenTree Asset Management LP, provided, however, that should the Confidential Information be made available to a GoldenTree Representative of any portfolio company of an affiliate of GoldenTree Asset Management LP, such GoldenTree Representative shall be bound by this Agreement in accordance with its terms.]
14.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.
[SIGNATURE PAGE FOLLOWS]

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Very truly yours,

[________________]

Agreed to and Accepted, effective as of the
___ day of __________, 20__:
__________________________

[NAME OF OBSERVER]

- 5

ANNEX B

FORM OF CONFIDENTIALITY AGREEMENT

Natural Resource Partners L.P.
NRP (GP) LP
GP Natural Resource Partners LLC
Robertson Coal Management LLC
1201 Louisiana Street, Suite 3400
Houston, Texas 77002
Attn:
Dear Ladies and Gentlemen:
Pursuant to Section 3(e) of that certain Board Representation and Observation Rights Agreement (the “Board Representation and Observation Rights Agreement”), dated as of [•], 2017, by and among Robertson Coal Management, a Delaware limited liability company (“Robertson Coal”), GP Natural Resource Partners LLC, a Delaware limited liability company (the “Managing General Partner”), NRP (GP) LP, a Delaware limited partnership (the “General Partner”), Natural Resource Partners L.P., a Delaware limited partnership (the Partnership” and, together with Robertson Coal, the Managing General Partner and the General Partner, the “NRP Entities”), GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System, GT NM, LP, GoldenTree Asset Management LP (collectively, “GoldenTree”) and BTO Carbon Holdings L.P. and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P., GoldenTree has elected to receive confidential information with respect to a proposed Enumerated Action by the Partnership. GoldenTree acknowledges that in connection with its consideration of the proposed Enumerated Action, it may be provided with and otherwise have access to non-public information concerning the NRP Entities and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed therefor in the Board Representation and Observation Rights Agreement. In consideration for and as a condition to the NRP Entities furnishing access to such information, GoldenTree hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):
1.    As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information concerning the NRP Entities and their Affiliates that may hereafter be disclosed to GoldenTree by the NRP Entities, their Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) (the “Representatives”) of the NRP Entities, including, without limitation, all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the NRP Entities and their Affiliates that is non-public financial or other non-public information) provided to GoldenTree.

Annex B - 1

2.    Except to the extent otherwise permitted by this Paragraph 2 or by Paragraph 3 or 4, GoldenTree shall keep such Confidential Information strictly confidential; provided, that GolenTree may share Confidential Information with its and its Affiliates’ directors, officers, employees, members, partners (including limited partners), agents and advisors (including without limitation, attorneys, accountants, consultants and financial advisors) (collectively, “GoldenTree’s Representatives”) so long as such GoldenTree’s Representatives agree to comply with in all respects, the confidentiality and use terms of this Agreement.
3.    The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than (a) as a result of a disclosure by GoldenTree in violation of this Agreement or (b) in violation of a confidentiality obligation to the NRP Entities known to GoldenTree, (ii) is or becomes available to GoldenTree or any of GoldenTree’s Representatives from a source not known by GoldenTree or GoldenTree’s Representatives to be disclosing such information in breach of an obligation of confidentiality owed to the NRP Entities, (iii) was already known to GoldenTree or any of GoldenTree’s Representatives at the time of disclosure, or (iv) is independently developed by GoldenTree or any of GoldenTree’s Representatives without reference to any Confidential Information disclosed to GoldenTree.
4.    In the event that GoldenTree or any of GoldenTree’s Representatives is requested or legally required or compelled to disclose the Confidential Information, GoldenTree shall use reasonable efforts, to the extent permitted and practicable, to provide the NRP Entities with prompt prior notice of such requirement so that the NRP Entities may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, GoldenTree or any of GoldenTree’s Representatives is nonetheless legally required or compelled to disclose Confidential Information, GoldenTree and/or GoldenTree’s Representatives (as applicable) may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled to disclose. Notwithstanding the foregoing, notice to the NRP Entities shall not be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not reference the NRP Entities or this Agreement.
5.    All Confidential Information disclosed by the NRP Entities or their Representatives to GoldenTree is and will remain the property of the NRP Entities, so long as such information remains Confidential Information.
6.    It is understood and acknowledged that neither the NRP Entities nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.
7.    It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement and that the NRP Entities shall be entitled to seek specific performance or any other appropriate form of equitable relief as a remedy for any such breach in addition to the remedies available to the NRP Entities at law.
8.    This Agreement is personal to GoldenTree, is not assignable by GoldenTree and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their

Annex B - 2

respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.
9.    If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
10.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
11.    This Agreement and all obligations herein will automatically expire one (1) year from the date of this Agreement. For the avoidance of doubt, this Section 11 shall not establish any presumption that any Confidential Information constitutes material, non-public information for any specified period of time.
12.    The NRP Entities acknowledge that GoldenTree may, in the ordinary course of its or their business, evaluate other investments in industries that are the same as or similar to the ones that the NRP Entities participate in. The NRP Entities understand that GoldenTree and GoldenTree’s Representatives will retain certain mental impressions of the Confidential Information. A mental impression is what a person retains when such person has not intentionally memorized the information or retained notes or other aids to help retain such memory. Accordingly, the NRP Entities agree that nothing herein shall prohibit GoldenTree or such GoldenTree’s Representatives from pursuing such investments, even if doing so involves the use of such mental impressions. For the avoidance of doubt, use of a mental impression shall not constitute use of the Confidential Information in breach of this Agreement.
13.    Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of GoldenTree Asset Management LP and its affiliates in their businesses distinct from the business of GoldenTree, provided that the Confidential Information is not made available to GoldenTree’s Representatives of GoldenTree Asset Management LP and its affiliates who are not involved in the business of GoldenTree. Should any Confidential Information be made available to a GoldenTree Representative of GoldenTree Asset Management LP and its affiliates who is not involved in the business of GoldenTree, GoldenTree’s Representative shall be bound by this Agreement in accordance with its terms. Should the Confidential Information be made available to an individual at an affiliate of GoldenTree Asset Management LP who is not involved in the business of GoldenTree solely for the purpose of conflict resolution procedures and determining the proper allocation of investment opportunities then such individual shall be bound by the confidentiality and use provisions of this Agreement, provided, however, that receipt of Confidential Information by such individual shall not be imputed to the business unit of such individual. In addition, none of the provisions of this Agreement shall in any

Annex B - 3

way apply to any portfolio company of an affiliate of GoldenTree Asset Management LP, provided, however, that should the Confidential Information be made available to a GoldenTree Representative of any portfolio company of an affiliate of GoldenTree Asset Management LP, GoldenTree’s Representative shall be bound by this Agreement in accordance with its terms.
14.    Acknowledgements.
(a)    GoldenTree recognizes its responsibilities under applicable United States securities laws regarding material non-public information.
(b)    The NRP Entities acknowledge that, for United States securities law purposes, GoldenTree may establish an information blocking device (an “Information Barrier”) between the GoldenTree's directors, officers, employees, agents, affiliates or Representatives who, pursuant to the GoldenTree's Information Barrier policy, are permitted to receive the Confidential Information. The NRP Entities acknowledge that GoldenTree’s employees or those of its general partner or manager may serve as directors or officers of its affiliates or portfolio companies, and such affiliates or portfolio companies will not be deemed to have received Confidential Information solely due to the dual role of such employee, so long as such employee does not provide any Confidential Information to the other directors or officers or employees of such affiliates or portfolio companies.
15.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.
[SIGNATURE PAGE FOLLOWS]

Annex B - 4

Very truly yours,

[________________]

Agreed to and Accepted, effective as of the
___ day of __________, 20__:
GOLDENTREE 2004 TRUST

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

GOLDENTREE INSURANCE FUND SERIES
INTERESTS OF THE SALI MULTI-SERIES FUND, LP

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

SAN BERNARDINO COUNTY
EMPLOYEES’ RETIREMENT ASSOCIATION

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

Annex B - 5

LOUISIANA STATE EMPLOYEES’
RETIREMENT SYSTEM

By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:

GT NM, LP
By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:

GOLDENTREE ASSET MANAGEMENT LP

By:_______________________
Name:
Title:

Annex B - 6

EXHIBIT C
Form of Fifth Amended and
Restated Partnership Agreement

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NATURAL RESOURCE PARTNERS L.P.

ARTICLE I

DEFINITIONS
Section 1.1    Definitions    1
Section 1.2    Construction    20
ARTICLE II

ORGANIZATION
Section 2.1    Formation    20
Section 2.2    Name    21
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices    21
Section 2.4    Purpose and Business    21
Section 2.5    Powers    21
Section 2.6    Power of Attorney.    22
Section 2.7    Term    23
Section 2.8    Title to Partnership Assets    23
ARTICLE III

RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability    24
Section 3.2    Management of Business    24
Section 3.3    Outside Activities of the Limited Partners    24
Section 3.4    Rights of Limited Partners.    24
ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates    25
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.    25
Section 4.3    Record Holders    26
Section 4.4    Transfer Generally.    27
Section 4.5    Registration and Transfer of Limited Partner Interests.    27
Section 4.6    Transfer of the General Partner’s General Partner Interest.    28
Section 4.7    Restrictions on Transfers.    28
Section 4.8    Citizenship Certificates; Non-citizen Assignees.    29
Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.    30
Section 4.10    Restrictions on Transfer of Class A Preferred Units and 2017 Warrants.    31
ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

i

Section 5.1    Organizational Contributions    31
Section 5.2    Contributions by the General Partner and its Affiliates.    32
Section 5.3    Contributions by Initial Limited Partners    32
Section 5.4    Interest and Withdrawal    32
Section 5.5    Capital Accounts.    32
Section 5.6    Issuances of Additional Partnership Securities.    36
Section 5.7    Limited Preemptive Right    36
Section 5.8    Splits and Combinations.    37
Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests    37
Section 5.10    Establishment of Class A Preferred Units.    37
ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes    49
Section 6.2    Allocations for Tax Purposes.    55
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.    57
Section 6.4    Special Provisions Relating to the Class A Preferred Holders.    58
Section 6.5    Special Provisions Relating to 2017 Warrants.    58
ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.    59
Section 7.2    Certificate of Limited Partnership    61
Section 7.3    Restrictions on the General Partner’s Authority.    61
Section 7.4    Reimbursement of the General Partner.    62
Section 7.5    Outside Activities.    63
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.    64
Section 7.7    Indemnification.    66
Section 7.8    Liability of Indemnitees.    68
Section 7.9    Resolution of Conflicts of Interest.    68
Section 7.10    Other Matters Concerning the General Partner.    70
Section 7.11    Purchase or Sale of Partnership Securities    70
Section 7.12    Registration Rights of the General Partner and its Affiliates.    70
Section 7.13    Reliance by Third Parties    74
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting    75
Section 8.2    Fiscal Year    75
Section 8.3    Reports.    75

ARTICLE IX

TAX MATTERS
Section 9.1    Tax Returns and Information    76
Section 9.2    Tax Elections.    76
Section 9.3    Tax Controversies    76
Section 9.4    Withholding    76
ARTICLE X

ADMISSION OF PARTNERS
Section 10.1    Admission of Substituted Limited Partner    77
Section 10.2    Admission of Successor General Partner    77
Section 10.3    Admission of Additional Limited Partners.    78
Section 10.4    Amendment of Agreement and Certificate of Limited Partnership    78
ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.    78
Section 11.2    Removal of the General Partner    80
Section 11.3    Interest of Departing Partner and Successor General Partner.    81
Section 11.4    Withdrawal of Limited Partners    82
ARTICLE XII

DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution    82
Section 12.2    Continuation of the Business of the Partnership After Dissolution    83
Section 12.3    Liquidator    83
Section 12.4    Liquidation    84
Section 12.5    Cancellation of Certificate of Limited Partnership    85
Section 12.6    Return of Contributions    85
Section 12.7    Waiver of Partition    85
Section 12.8    Capital Account Restoration    85
ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendment to be Adopted Solely by the General Partner    85
Section 13.2    Amendment Procedures    87
Section 13.3    Amendment Requirements.    87
Section 13.4    Special Meetings    88
Section 13.5    Notice of a Meeting    88
Section 13.6    Record Date    88
Section 13.7    Adjournment    88

Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes    89
Section 13.9    Quorum    89
Section 13.10    Conduct of a Meeting    89
Section 13.11    Action Without a Meeting    90
Section 13.12    Voting and Other Rights.    90
ARTICLE XIV

MERGER
Section 14.1    Authority    91
Section 14.2    Procedure for Merger or Consolidation    91
Section 14.3    Approval by Limited Partners of Merger or Consolidation.    92
Section 14.4    Certificate of Merger    93
Section 14.5    Effect of Merger.    93
ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.    93
ARTICLE XVI

GENERAL PROVISIONS
Section 16.1    Addresses and Notices    95
Section 16.2    Further Action    96
Section 16.3    Binding Effect    96
Section 16.4    Integration    96
Section 16.5    Creditors    96
Section 16.6    Waiver    96
Section 16.7    Counterparts    96
Section 16.8    Applicable Law    96
Section 16.9    Invalidity of Provisions    96
Section 16.10    Consent of Partners    96

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P.
THIS FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NATURAL RESOURCE PARTNERS L.P., dated as of [●], is entered into by and among NRP (GP) LP, a Delaware limited partnership, as the General Partner, together with any other Persons who become Partners in the Partnership as provided herein.
WHEREAS, the General Partner and the other parties thereto entered into that certain Fourth Amended and Restated Agreement of Limited Partnership, dated as of September 20, 2010 (the “Partnership Agreement”);
WHEREAS, the General Partner effected one amendment to the Partnership Agreement (as amended, the “Amended Partnership Agreement”); and
WHEREAS, the General Partner desires to amend and restate the Partnership Agreement in its entirety to reflect such amendment, to provide for a new class of convertible preferred securities and warrants, and to provide for such other changes as the General Partner has determined are necessary and appropriate.
NOW, THEREFORE, the General Partner does hereby amend and restate the Amended Partnership Agreement, pursuant to its authority under Section 13.1 of the Amended Partnership Agreement, to provide, in its entirety, as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“2017 Warrants” means the warrants to purchase Common Units issued pursuant to the Class A Preferred Unit Purchase Agreement.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.
“Adena” means Adena Minerals, LLC, a Delaware limited liability company.
“Adena Contribution Agreements” means (i) that certain Contribution Agreement, dated as of December 14, 2006 by and among Foresight, Adena, the Partnership, the General Partner and the Operating Company and (ii) the Second Contribution Agreement.
“Adena Group” means Cline, Foresight and Adena and their respective Affiliates (including, without limitation, all Persons that are Affiliates of any of such Persons as of the date of this Agreement and all Persons that become Affiliates of any of such Persons after the date of this Agreement) other than the Partnership Group.
“Adena Restricted Business” has the meaning assigned to the term “Restricted Business” under the Restricted Business Contribution Agreement.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such interest was first issued.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For the avoidance of doubt, (a) each of Great Northern and Western Pocahontas (and any successor thereto) shall be deemed to be an Affiliate for purposes of this definition for so long as it holds an interest in the General Partner and (b) each of Cline, Adena and Foresight (and any successors thereto) shall be deemed to be an Affiliate for purposes of this definition for so long as it together with any of its Affiliates has the right to appoint a director of the General Partner. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Fifth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as it may be amended, supplemented or restated from time to time.
“Amended Partnership Agreement” has the meaning assigned to such term in the Recitals.
“Ark Land” means Ark Land Company, a Delaware corporation.
“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
(b)    the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for further distributions; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such “person” will be deemed to have beneficial ownership of all securities that such “person”

has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.
“Blackstone” means BTO Carbon Holdings L.P., as representative of the Blackstone Purchasers.
“Blackstone Purchasers” means BTO Carbon Holdings L.P. and Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.
“Board of Directors” means the board of directors of the Managing General Partner (or the applicable governing body of any successor to the General Partner).
“Board Representation and Observation Rights Agreement” means that certain Board Representation and Observation Rights Agreement, dated [●], by and among the Managing General Partner, the General Partner, the Partnership, GoldenTree and the Purchasers.
“Board Rights Termination Date” means, with respect to any Purchaser, the date on which such Purchaser and such Purchaser’s Affiliates together own an amount of Class A Preferred Units (together with Class A Preferred Units deemed to be owned in respect of Common Units previously issued upon conversion of Class A Preferred Units (calculated in accordance with the succeeding sentence)) that is less than 20% of the total number of Preferred Units issued at the Class A Closing Date and Class A PIK Units not previously redeemed pursuant to this Agreement (such number, the “Minimum Ownership Threshold”). For purposes of calculating the Minimum Ownership Threshold with respect to a particular Purchaser, to the extent that such Purchaser has previously converted all or any portion of its Class A Preferred Units into Common Units and retains all or any portion of such Common Units, the Common Units shall be deemed to represent a number of Class A Preferred Units based on the weighted average number of Common Units issued in each conversion.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount which such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement, or any payment made by the General Partner to the Partnership described in Section 5.5(c).
“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) or 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.
“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership Group taken as a whole, to any Person other than a Qualifying Owner;
(2)    the adoption of a plan relating to the liquidation or dissolution of the Partnership or the removal of the General Partner; or

(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than a Qualifying Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the interests entitled (without regard to the occurrence of any contingency) to elect the board of directors (or comparable governing body) of the General Partner or the board of directors (or similar governing body) of the Managing General Partner.
Notwithstanding the preceding, a conversion of the Partnership or any other Group Member from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding equity in one form of entity for equity for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange, the “persons” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who Beneficially Owned the partnership interests of the Partnership immediately prior to such transactions continue to Beneficially Own, in the aggregate, more than 50% of the equity of such entity entitled to vote for the board of directors (or comparable governing body) of such entity, or continue to Beneficially Own sufficient equity interest in such entity, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” excluding any Qualifying Owner, Beneficially Owns more than 50% of the equity of such entity entitled to vote for the board of directors (or comparable governing body) of such entity or its general partner, as applicable.
“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
“Claim” has the meaning assigned to such term in Section 7.12(d).
“Class A Accretion Amount” means, with respect to each Class A Preferred Unit, an amount equal to the excess of (i) the Class A Preferred Unit Price over (ii) the initial Capital Account for each Class A Preferred Unit which amount will be agreed to by the Partnership and Blackstone after the Class A Closing Date.
“Class A Closing Date” means March 2, 2017.
“Class A Distribution Payment Date” has the meaning assigned to such term in Section 5.10(b)(i).
“Class A PIK Payment Date” has the meaning assigned to such term in Section 5.10(b)(v).
“Class A PIK Unit” means any Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution.

“Class A Preemptive Rights Holder” means (i) with respect to any issuance of Senior Securities or Parity Securities, the Purchasers, and (ii) with respect to any issuance of Common Units or any other securities exchangeable or convertible into or exercisable therefor, a Class A Preferred Holder that, as of the date of any Notice of Issuance and together with its Affiliates, beneficially owns a number of Class A Preferred Units having an aggregate value that equals or exceeds $50.0 million, calculated by multiplying (A) the number of Class A Preferred Units held by such Class A Preferred Holder by (B) the Class A Preferred Unit Price.
“Class A Preferred Capital Amount” means $250,000,000.
“Class A Preferred Holder” means a holder of Class A Preferred Units.
“Class A Preferred Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class A Preferred Units in this Agreement and shall include all Class A PIK Units.
“Class A Preferred Unit Distribution” has the meaning assigned to such term in Section 5.10(b)(i).
“Class A Preferred Unit Distribution Amount” means $30.00 per Quarter in respect of each Outstanding Class A Preferred Unit.
“Class A Preferred Unit Majority” means the affirmative vote or consent of the holders (other than the General Partner and its Affiliates) of a majority of the Outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit; provided that for the purposes of this definition, no Purchaser (or any Affiliate thereof) shall be deemed to be an Affiliate of the General Partner.
“Class A Preferred Unit Price” means $1,000.00 per Class A Preferred Unit.
“Class A Preferred Unit Purchase Agreement” means the Class A Preferred Unit Purchase Agreement, dated as of [●], among the Partnership and the Purchasers.
“Class A Unpaid Distributions” has the meaning assigned to such term in Section 5.10(b)(ii)
“Cline” means Christopher Cline, an individual residing in Palm Beach County, Florida.
“Closing Date” means October 17, 2002.
“Closing Price” has the meaning assigned to such term in Section 15.1(a).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).
“Commission” means the United States Securities and Exchange Commission.
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include 2017 Warrants or any Class A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms of this Agreement.
“Competitor” means any competitor, lessee or material contract counterparty of the Partnership or any of their respective Affiliates that is included in the list provided to the Purchasers on the date of execution of the Class A Unit Purchase Agreement, as such list may be supplemented after the Class A Closing Date by the Board of Directors acting in good faith.
“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.
“Consolidated EBITDA” means, with respect to the Partnership and its Subsidiaries for any period, the Consolidated Net Income (or loss) of the Partnership and its Subsidiaries, as applicable, determined on a consolidated basis in accordance with U.S. GAAP for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (c) depletion expense, (d) depreciation and amortization expense (including amortization of intangibles), (e) any non-cash expenses or losses (including non-cash impairment expenses or losses), (f) losses on sales of assets or lease assignment fees and other losses related to events outside the normal course of business or non-recurring items such as lease termination fees and forfeitures of recoupment by lessees, collectively for all items in this clause (f), in excess of $5 million during the most recently completed four Quarter period and minus, without duplication and to the extent included in the calculation of Consolidated Net Income for such period, (g) any non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets), and (h) gains on sales of assets or lease assignment fees and other gains related to events outside the normal course of business or non-recurring items such as lease termination fees and forfeitures of recoupment by lessees, collectively for all items in this clause (h), in excess of $5 million during the most recently completed four Quarter period.
“Consolidated Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Partnership and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of the Partnership and its Subsidiaries, as applicable, determined on a consolidated basis in accordance with U.S. GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Partnership, or is merged into or consolidated with the Partnership or any of its Subsidiaries, as applicable, (b) the income (or loss) of any Person that is not a Subsidiary of the Partnership, or that is accounted for by the equity method of accounting except to the extent of cash dividends or similar distributions received by the Partnership, or any of its Subsidiaries, during the relevant period, (c) the undistributed earnings of any Subsidiary of the Partnership, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or by any Law applicable to such Subsidiary and (d) any unrealized gain or loss on derivative securities.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“Conversion Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the conversion of such Class A Preferred Unit pursuant to Section 5.10(f).
“Conversion Notice” has the meaning set forth in Section 5.10(f)(i).
“Conversion Notice Date” has the meaning set forth in Section 5.10(f)(i).
“Conversion Price” means 90% of the VWAP Price for the thirty (30) trading days immediately preceding the Conversion Notice Date.
“Conversion Rate” means a number of Common Units, rounded down to the nearest whole number, equal to the quotient of (i) the Liquidation Value divided by (ii) the Conversion Price.
“Conversion Unit” has the meaning assigned to such term in Section 6.1(c)(xiii).
“Coverage Ratio” means, as of a specified date, the ratio of (i) the aggregate Distributable Cash Flow for most recently completed four-Quarter period to (ii) the aggregate amount of any distributions in respect of the Common Units and General Partner made, or proposed to be made, pursuant to Section 6.3(a) in respect of such four-Quarter period.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(x).
“Current Market Price” has the meaning assigned to such term in Section 15.1(a).
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Distributable Cash Flow” means, for any period, and in all cases, without duplication, the Partnership’s consolidated cash flow from operating activities, as determined in accordance with U.S. GAAP, less distributions on the Class A Preferred Units (including the cash value of any Class A PIK Units) in respect of such period, less maintenance capital expenditures, less the amount of any net increase during such period in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors for operating expenditures of the Partnership Group after such period, less gains on the sale of assets, less cash proceeds received on lease assignment fees in excess of $5 million during any four Quarter period, plus any net reduction in such cash reserves during such period, plus cash distributions on unconsolidated equity investments classified as investing activities, and plus returns of long-term contracts receivables—affiliate.
“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.
“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Election Notice” has the meaning set forth in Section 5.10(c)(v).
“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
“Excess Distribution” has the meaning assigned to such term in Section 6.1(c)(iii).
“Excess Distribution Unit” has the meaning assigned to such term in Section 6.1(c)(iii).
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
“Foresight” means Foresight Reserves LP, a Delaware limited partnership.

“General Partner” means NRP (GP) LP and its successors and permitted assigns as general partner of the Partnership.
“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“GoldenTree” means GoldenTree Asset Management LP, as representative of the GoldenTree Purchasers.
“GoldenTree Election Notice” has the meaning set forth in Section 5.10(c)(vii).
“GoldenTree Voting Threshold” has the meaning set forth in Section 5.10(c)(i).
“GoldenTree Purchasers” means GoldenTree 2004 Trust, GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, LP, San Bernardino County Employees’ Retirement Association, Louisiana State Employees’ Retirement System and GT NM, LP.
“Great Northern” means Great Northern Properties Limited Partnership, a Delaware limited partnership.
“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.
“Group Member” means a member of the Partnership Group.
“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
“Indebtedness” means, with respect to any specified Person, any indebtedness, whether or not contingent:
(1)    in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)
representing capital lease obligations and the present value of the obligation of the lessee for net rental payments during the remaining term of any lease included in a sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any net hedging obligations,
if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with U.S. GAAP. In addition, the term “Indebtedness” includes all Indebtedness of any other Person secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Subsidiaries with respect to customary recourse exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness. The term Indebtedness shall not include any Class A Preferred Units.
The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	in the case of any hedging obligation, the termination value of the agreement or arrangement giving rise to such hedging obligation that would be payable by such Person at such date; and

(3)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).
“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Conversion Date” means the eighth anniversary of the Class A Closing Date.
“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units, including but not limited to Common Units and General Partner Interests.
“Leverage Ratio” means the ratio of the Partnership’s (i) Consolidated Indebtedness as of the end of the most recently completed Quarter (which shall not include any Class A Preferred Units) to (ii) Consolidated EBITDA for the most recently completed four Quarters.
“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee.
“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation Value” means, (a) in the aggregate, an amount equal to the greater of (i) (x) the Minimum MOIC for all Outstanding Class A Preferred Units (excluding any Class A PIK Units) less (y) all payments in respect of such Class A Preferred Units, plus any cash payments made upon redemption of Class A PIK Units issued in respect of such Class A Preferred Units as contemplated in Section 5.10(h)(ii) and (ii) the Class A Preferred Unit Price for all Outstanding Class A Preferred Units plus the value of all accrued and unpaid distributions in respect of such Class A Preferred Units and (b) on a per unit basis, an amount equal to the quotient of (x) the amount calculated in accordance with (a) hereof divided by (y) the number of Outstanding Class A Preferred Units.
“Liquidity Event” means any liquidation, sale or transfer of all or substantially all of the Partnership’s assets or Change of Control.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“Managing General Partner” means GP Natural Resource Partners LLC, the general partner of the General Partner.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.
“Minimum Conversion Amount” means (i) a number of Class A Preferred Units having a Liquidation Value that exceeds $25,000,000 or (ii) if the Liquidation Value of the Class A Preferred Units to be converted by the Class A Preferred Holder(s) requesting conversion does not equal or exceed $25,000,000, then all of the Class A Preferred Units held by the applicable Class A Preferred Holder(s).
“Minimum MOIC” means, for each Class A Preferred Unit, the product of (A) the Class A Preferred Unit Price and (B) (i) prior to the third anniversary of the Class A Closing Date, 1.50, (ii) on or after the third anniversary and prior to the fourth anniversary of the Class A Closing Date, 1.70, and (iii) on or after the fourth anniversary of the Class A Closing Date, 1.85.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).
“New Gauley” means New Gauley Coal Corporation, a West Virginia corporation.

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“Notional General Partner Units” means notional units used solely to calculate the General Partner’s Percentage Interest. Notional General Partner Units shall not constitute “Units” for any purpose of this Agreement. If the General Partner makes additional Capital Contributions pursuant to Section 5.2(b) to maintain its Percentage Interest, the number of Notional General Partner Units shall be increased proportionally to reflect the maintenance of such Percentage Interest.
“Notice of Issuance” has the meaning set forth in Section 5.10(i).
“NRP Investment” means NRP Investment L.P., a Delaware limited partnership.
“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Arch Coal, Inc, Ark Land, Great Northern, New Gauley, Western Pocahontas, the General Partner, the Partnership, the Operating Company and certain other parties.
“Operating Company” means NRP (Operating) LLC, a Delaware limited liability company, and any successors thereto.
“Operating Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.
“Organizational Limited Partner” means GP Natural Resource Partners LLC in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors, (iv) to any Purchaser or its respective Affiliates and each of their respective transferees with respect to their ownership (beneficial or record) of Class A Preferred Units, (v) to any Purchaser or its respective Affiliates and each of their respective transferees of Class A Preferred Units with respect to their ownership (beneficial or record) of Common Units issued upon conversion of Class A Preferred Units or Common Units issued upon exercise of the 2017 Warrants or otherwise owned on the date of conversion or exercise, (vi) any holder of Class A Preferred Units in connection with any vote, consent or approval of the holders of the Class A Preferred Units as a separate class or (vii) any Group if the majority of Units held by such Group are held by a Purchaser or its respective Affiliates and each of their respective transferees of Class A Preferred Units with respect to their ownership (beneficial or record) of Common Units issued upon conversion of Class A Preferred Units or Common Units issued upon exercise of the 2017 Warrants or Common Units otherwise owned on the date of conversion or exercise.
“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this agreement), ranks pari passu with (but not senior to) the Class A Preferred Units.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means Natural Resource Partners L.P., a Delaware limited partnership, and any successors thereto.
“Partnership Agreement” has the meaning assigned to such term in the Recitals.
“Partnership Group” means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.
“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units and Class A Preferred Units.
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit.
“Percentage Interest” means as of any date of determination (a) as to the General Partner, with respect to the General Partner Interest (calculated based upon a number of Notional General Partner Units), and as to any Unitholder or Assignee with respect to Units (other than with respect to the Class A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Notional General Partner Units deemed held by the General Partner or the number of Units (excluding Class A Preferred Units) held by such Unitholder or Assignee, as the case may be, by (B) the total number of Outstanding Units (excluding Class A Preferred Units) and Notional General Partner Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Preferred Unit shall at all times be zero.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying Class A Preferred Holders, apportioned equally among all Class A Preferred Holders in accordance with the relative number or percentage of Class A Preferred Units held by each such Class A Preferred Holder.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.
“Purchasers” means, collectively, the Blackstone Purchasers and the GoldenTree Purchasers (each, a “Purchaser”).
“Qualifying Owners” means Corbin J. Robertson, Jr., his spouse, children, lineal descendants, and the heirs, estate or any trust for the benefit of any of the foregoing, or any entity controlled by any of the foregoing.
“Quarter” means, unless the context requires otherwise, a fiscal quarter or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.
“Redemption Date” means, with respect to each Class A Preferred Unit, the date on which the Partnership has completed the redemption of such Class A Preferred Unit pursuant to Section 5.10(h).

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-86852) as it has been amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iv), 6.1(c)(v), 6.1(c)(vi), 6.1(c)(vii) or 6.1(c)(ix).
“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
“Restricted Business” has the meaning assigned to such term in the Omnibus Agreement.
“Restricted Business Contribution Agreement” means that Restricted Business Contribution Agreement, dated as of April 18, 2007, by and among Cline, Foresight, Adena, the Partnership, the General Partner, the Organizational Limited Partner and the Operating Company.
“Second Contribution Agreement” means that certain Second Contribution Agreement, dated as of April 18, 2007, by and among Foresight, Adena, the Partnership, the General Partner and the Operating Company.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks senior to the Class A Preferred Units.
“Special Approval” means approval by a majority of the members of the Conflicts Committee.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Trading Day” has the meaning assigned to such term in Section 15.1(a).
“Transfer” has the meaning assigned to such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.
“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.
“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.
“Underwriting Agreement” means the Underwriting Agreement dated October 10, 2002 among the Underwriters, the Partnership, the General Partner, the Operating Company, Western Pocahontas, Great Northern, New Gauley, Ark Land, Arch Coal, Inc., and certain other parties providing for the purchase of Common Units by the Underwriters.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class A Preferred Units and any Parity Security but shall not include the General Partner Interest or 2017 Warrants.
“Unit Majority” means at least a majority of the Outstanding Units including for the avoidance of doubt, the Class A Preferred Units, voting as provided pursuant to Section 5.10(c).
“Unitholders” means the holders of Units.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.
“Voluntary Conversion Notice” has the meaning set forth in Section 5.10(f)(ii).
“Voluntary Conversion Right” has the meaning set forth in Section 5.10(f)(ii).
“Voluntary Redemption Notice” has the meaning set forth in Section 5.10(h)(i).
“Voluntary Redemption Right” has the meaning set forth in Section 5.10(h)(i).
“Voting Trigger Event” means (i) the date on which the GoldenTree Purchasers, together with their Affiliates, hold, in the aggregate, a majority of the Class A Preferred Units then outstanding, (ii) any date on which the VWAP Price for ten (10) consecutive trading days falls below $10 or (iii) a Board Rights Termination Date with respect to the Blackstone Purchasers occurs.
“VWAP Price” means, as of any date of determination, the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the principal National Securities Exchange on which the Common Units are then listed or admitted to trading.
“VWAP Trigger Event” has the meaning set forth in Section 5.10(c)(v).
“Western Pocahontas” means Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.
“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
Section 1.2    Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
ARTICLE II

ORGANIZATION
Section 2.1    Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act, and the General Partner hereby amends and restates the Amended Partnership Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.
Section 2.2    Name. The name of the Partnership shall be “Natural Resource Partners L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 1201 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner reasonably determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.
Section 2.5    Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Power of Attorney.
(a)    Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and
(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
(b)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.
Section 2.7    Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8    Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III

RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability. The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business. No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
Section 3.3    Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, the Omnibus Agreement and the Restricted Business Contribution Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.
Section 3.4    Rights of Limited Partners.
(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:
(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)    promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
(iii)    to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;
(iv)    to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
(b)    The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates. Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning any other Partnership Securities, the Partnership shall issue to such Person one or more certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)    if requested by the Partnership, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the General Partner, the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)    As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes a General Partner or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(b)    Except as otherwise provided in Section 4.8, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited

Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
(c)    Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(d)    Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
(e)    A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.
(f)    The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7    Restrictions on Transfers.
(a)    Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.
Section 4.8    Citizenship Certificates; Non-citizen Assignees.
(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests (other than any Class A Preferred Units) owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests (other than any Class A Preferred Units).
(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 (except with respect to any Class A Preferred Units) but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.1, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
Section 4.9    Redemption of Partnership Interests of Non-citizen Assignees.
(a)    If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest (other than any Class A Preferred Units) of such Limited Partner or Assignee as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.
(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)    The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests (other than any Class A Preferred Units) held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.
(c)    Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
Section 4.10    Restrictions on Transfer of Class A Preferred Units and 2017 Warrants. Notwithstanding anything to the contrary contained herein, no Class A Preferred Units or 2017 Warrants shall be transferred to any Person that is a Competitor; provided, however, that the foregoing restriction shall not apply to any transfer of Class A Preferred Units or 2017 Warrants on a National Securities Exchange on which the Class A Preferred Units or 2017 Warrants are then listed or admitted for trading.
ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has

been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner Interest in the Partnership and was admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner was redeemed as provided in the Contribution Agreement; the initial Capital Contributions of the Organizational Limited Partner was refunded; and the Organizational Limited Partner ceased to be a Limited Partner of the Partnership. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner.
Section 5.2    Contributions by the General Partner and its Affiliates.
(a)    On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the General Partner and its Affiliates made Capital Contributions in accordance with Section 5.2(a) of the Partnership Agreement.
(b)    Upon the issuance of any additional Limited Partner Interests by the Partnership (including the issuance of Common Units upon conversion of any Class A Preferred Units or exercise of 2017 Warrants), the General Partner may, in order to maintain its Percentage Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Notwithstanding the immediately preceding sentence, except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
Section 5.3    Contributions by Initial Limited Partners. On the Closing Date and pursuant to the Underwriting Agreement, the initial Limited Partners made Capital Contributions in accordance with Section 5.3 of the Partnership Agreement.
Section 5.4    Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts.
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account with respect to each Class A Preferred Unit shall be the amount of the Per Unit Price (as such term is defined in the Class A Preferred Unit Purchase Agreement) allocated to each Class A Preferred Unit pursuant to Section 2.04 of the Class A Preferred Unit Purchase Agreement, as such amount may be adjusted in accordance with Section 2.01 of the Class A Preferred Unit Purchase Agreement for any reduction attributable to the Class A Preferred Holder’s Reimbursable Expenses (as such term is defined in the Class A Preferred Unit Purchase Agreement) and structuring fees and origination fees.
(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)

(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(iv)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.
(v)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
(vi)    In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.
(vii)    If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.
(c)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(d)    (i) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f), and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of Common Units upon the exercise of a 2017 Warrant or the conversion of the Class A Preferred Units in accordance with Section 5.10(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Conversion Date or the exercise of a 2017 Warrant, immediately after such

Conversion Date or exercise date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include the issuance of Common Units upon the exercise of a 2017 Warrant and any conversion of Series A Preferred Units to Common Units pursuant to Section 5.10(f)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an adjustment to the Carrying Value of Partnership property resulting from the exercise of a Noncompensatory Option (including the issuance of Common Units upon the exercise of a 2017 Warrant and conversion of a Class A Preferred Unit to a Common Unit pursuant to Section 5.10(b))), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt in its sole discretion. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(c)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon exercise of a 2017 Warrant or conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
(ii)    In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
Section 5.6    Issuances of Additional Partnership Securities.
(a)    Subject in all respects to the provisions of Section 5.10(c)(v), Section 5.10(c)(vi) and Section 5.10(c)(vii) and the approval rights set out therein, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.
(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
(c)    The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.7    Limited Preemptive Right. Except as provided in this Section 5.7, in Section 5.2 and in Section 5.10, or under the terms of the 2017 Warrants, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
Section 5.8    Splits and Combinations.
(a)    Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.
(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9    Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.
Section 5.10    Establishment of Class A Preferred Units.
(a)    General. The General Partner hereby creates a series of Units designated as “Class A Convertible Preferred Units” (such Class A Convertible Preferred Units, together with any Class A PIK Units, the “Class A Preferred Units”) having the preferences, rights, powers and duties set forth herein.
(b)    Distributions.
(i)    Commencing with the Quarter ending on March 31, 2017, subject to Section 5.10(b)(ii), the Record Holders of the Class A Preferred Units as of the applicable Record Date for each Quarter shall be entitled to receive, in respect of each outstanding Class A Preferred Unit, distributions in respect of such Quarter equal to the sum of (1) the Class A Preferred Unit Distribution Amount for such Quarter and (2) any Class A Unpaid Distributions (collectively, a “Class A Preferred Unit Distribution”). The Class A Preferred Unit Distribution Amount for the period ending March 31, 2017 shall be pro-rated for the period commencing on the Class A Closing Date with respect to the Class A Preferred Units issued on such date and ending on, and including, March 31, 2017. For the avoidance of doubt, accrued and unpaid Class A Preferred Unit Distributions shall compound at a rate of 12% per annum on a quarterly basis until paid in cash or in kind. Class A Preferred Unit Distributions will be made when declared by the Board of Directors; provided that they shall accrue and compound as provided herein, whether or not declared. With respect to any Quarter (or portion thereof for which a Class A Quarterly Distribution is due), such Class A Preferred Unit Distribution shall be paid, as determined by the Board of Directors, in Class A PIK Units, in cash, or in a combination of Class A PIK Units and cash; provided, however, that no more than 50% of any such Class A Preferred Unit Distribution may be paid in Class A PIK Units. If the General Partner elects to pay any portion of a Class A Preferred Unit Distribution in Class A PIK Units, the number of Class A PIK Units to be issued in connection with such Class A Preferred Unit Distribution shall equal the quotient of (A) the applicable Class A Preferred Unit Distribution Amount (or portion thereof to be paid in Class A PIK Units) divided by (B) the Class A Preferred Unit Price, with any entitlement to partial Class A PIK Units to be settled in cash. Each Class A Preferred Unit Distribution shall be payable Quarterly, in arrears, by no later than 60 days after the end of the applicable Quarter (each such payment date, a “Class A Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Interests in respect of any Quarter, then the Record Date established pursuant to this Section 5.10(b) for a Class A Preferred Unit Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.10(b)(iii), the Class A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.3 for any Quarter so long as the Class A Preferred Unit

Distribution has been declared and paid in full (including any Class A Unpaid Distributions comprising part thereof) in accordance with this Section 5.10(b) on the Class A Preferred Units with respect to such Quarter.
(ii)    If the Partnership fails to pay in full the Class A Preferred Unit Distribution Amount of any Class A Preferred Unit Distribution (in cash or, to the extent permitted, Class A PIK Units) when due, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash (or, to the extent permitted, Class A PIK Units) of all such arrearages, (1) the amount of such unpaid distributions (on a per Class A Preferred Unit basis, “Class A Unpaid Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make, any distributions, redemptions or repurchases in respect of any Junior Securities or Parity Securities (including, for the avoidance of doubt, with respect to the Quarter in respect of which the Partnership first failed to pay in full the Class A Preferred Distribution Amount of any Class A Preferred Unit Distribution when due); provided, however, that distributions may be declared and paid on the Class A Preferred Units and any Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Class A Preferred Unit and Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Class A Preferred Unit and Parity Security bear to each other.
(iii)    Notwithstanding anything in this Section 5.10(b) to the contrary, with respect to any Class A Preferred Unit that is converted into a Common Unit, (i) with respect to a distribution to be made to Record Holders of Class A Preferred Units as of a Record Date preceding such conversion, the Record Holder as of such Record Date of such Class A Preferred Unit shall be entitled to receive such distribution in respect of such Class A Preferred Unit on the corresponding Class A Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Class A Preferred Unit was converted on the payment date thereof, and (ii) with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder as of such Record Date of the Common Units into which such Class A Preferred Unit was converted shall be entitled to receive such distribution in respect of such converted Common Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Class A Preferred Unit on the corresponding Class A Distribution Payment Date. For the avoidance of doubt, if a Class A Preferred Unit is converted into Common Units pursuant to the terms hereof following a Record Date but prior to the corresponding Class A Distribution Payment Date, then the Record Holder of such Class A Preferred Unit as of such Record Date shall nonetheless remain entitled to receive on the Class A Distribution Payment Date a distribution in respect of such Class A Preferred Unit pursuant to Section 5.10(b)(i).

(iv)    Notwithstanding anything in Section 6.3 to the contrary, any Available Cash that is to be distributed in respect of any Quarter shall be distributed first in accordance with this Section 5.10(b).
(v)    When any Class A PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.10(b), the Partnership shall issue the Class A PIK Units to such holder in accordance with Section 5.10(b)(i) (the date of issuance of such Class A PIK Units, the “Class A PIK Payment Date”). On the Class A PIK Payment Date, the Partnership shall, at its option, either (i) issue to such Class A Preferred Holder a certificate or certificates for the number of Class A PIK Units to which such Class A Preferred Holder shall be entitled, or (ii) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Class A PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.
(vi)    For purposes of maintaining Capital Accounts, if the Partnership issues one or more Class A PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Issue Price of the Class A PIK Unit issued in payment of the Class A Preferred Unit Distribution and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class A PIK Unit an amount of cash equal to the Class A Preferred Unit Price.
(c)    Voting Rights.
(i)    Except as provided in Section 5.10(c)(ii), the Outstanding Class A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Class A Preferred Unit will be entitled to one vote for each Common Unit into which such Class A Preferred Unit would be convertible at the then applicable Class A Conversion Rate (regardless of whether the Class A Preferred Units are then convertible and using the Record Date with respect to such vote as the Conversion Notice Date) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote, provided that to the extent that the Common Units and Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates would, in the aggregate, represent voting rights with respect to more than 9.9% of the Outstanding Units (the “GoldenTree Voting Threshold”), the GoldenTree Purchasers shall not have the right to exercise the voting rights with respect to any Class A Preferred Units held thereby in excess of the GoldenTree Voting Threshold and the Partnership shall exercise the voting rights with respect to such Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates in excess of the GoldenTree Voting Threshold; provided, however, that prior to the Board Rights Termination Date with respect to the Blackstone Purchasers, the Partnership shall exercise such voting rights with respect to such Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates in excess of the GoldenTree Voting Threshold in the same manner as the Blackstone Purchasers exercise their voting rights and on or after the Board Rights Termination Date with respect to the Blackstone Purchasers, the Partnership shall exercise such voting rights with respect to such Class A Preferred Units held by the GoldenTree Purchasers and their Affiliates in excess of the GoldenTree Voting Threshold in the same manner as the Record Holders of the Outstanding Class A Preferred Units (other than the GoldenTree Purchasers and their Affiliates), Pro Rata. Notwithstanding the foregoing, upon the receipt by GoldenTree of written notice from the Partnership of the occurrence of a Voting Trigger Event, GoldenTree may, by delivering a written notice to the Partnership within ten (10) Business Days of GoldenTree’s receipt of such written notice from the Partnership, elect to terminate the application of the proviso in the immediately preceding sentence and, thereafter, be entitled to exercise the voting rights with respect to all the Class A Preferred Units held by such GoldenTree Purchasers. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Class A Preferred Units, voting together as a single class during any period in which any Class A Preferred Units are Outstanding. Notwithstanding the foregoing, during any period in which (x) the Blackstone Purchasers, together with their Affiliates, hold Class A Preferred Units representing at least 50% of the total number of Class A Preferred Units issued at the Class A Closing Date to the Blackstone Purchasers and (y) the GoldenTree Purchasers, together with their Affiliates, hold Class A Preferred Units representing less than 10% of the total number of Class A Preferred Units issued at the Class A Closing Date to the GoldenTree Purchasers, the affirmative vote or consent of the Blackstone Purchaser shall constitute, and be counted as, for all purposes under this Agreement, the vote of all issued and outstanding Class A Preferred Units voting on an as-converted basis, and no other holder of Class A Preferred Units shall be entitled to vote or consent on an as-converted basis with the Common Units.
(ii)    Except as provided in Section 5.10(c)(iii), notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, (A) a Class A Preferred Unit Majority (provided that so long as a Purchaser, together with its Affiliates, holds at least 10% of the total number of Class A Preferred Units issued at the Class A Closing Date, such Class A Preferred Unit Majority shall include such Purchaser) shall be required for any amendment to this Agreement (including by way of merger, operation of law or otherwise) or the Certificate of Limited Partnership that is adverse (other than in a de minimis manner) to any of the rights, preferences and privileges of the Class A Preferred Units and (B) after the time at which a Purchaser ceases to hold at least 10% of the total number of Class A Preferred Units issued at the Class A Closing Date and until the time that such Purchaser ceases to hold any Class A Preferred Units, the consent of such Purchaser shall be required for any amendment to this Agreement (including by way of merger, operation of law or otherwise) or the Certificate of Limited Partnership that is disproportionately adverse (other than in a de minimis manner) to any rights, preferences and privileges of such Purchaser. Without limiting the generality of the preceding sentence, any amendment shall be deemed to have such an adverse impact that is not de minimis if such amendment would:

(A)    Reduce the Class A Preferred Unit Distribution Amount, change the form of payment of distributions on the Class A Preferred Units, defer the date from which distributions on the Class A Preferred Units will accrue, cancel any accrued and unpaid distributions on the Class A Preferred Units or any interest accrued thereon (including any Class A Unpaid Distributions or Class A PIK Units), or change the seniority rights of the Class A Preferred Holders as to the payment of distributions in relation to the holders of any other class or series of Partnership Interests;
(B)    Reduce the amount payable or change the form of payment to the Record Holders of the Class A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Class A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Partnership Interests; or
(C)    Make the Class A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein; or
(D)    Reduce in any manner the rights and privileges of any Purchaser or the Class A Preferred Holders pursuant to this Agreement or the Board Representation and Observation Rights Agreement.
(iii)    Notwithstanding anything to the contrary in this Section 5.10(c), in no event shall the consent of the Class A Preferred Holders, as a separate class, be required in connection with any Liquidity Event if the Class A Preferred Units will be redeemed in full in cash pursuant to Section 5.10(h) in connection with such Liquidity Event. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Class A Preferred Holder in connection with any vote of Record Holders of Common Units and Class A Preferred Units together as a single class that may be required, including any votes of Common Unit holders pursuant to Section 12.
(iv)    The approval of a Class A Preferred Unit Majority shall be required to approve any matter for which the Class A Preferred Holders are entitled to vote as a separate class.
(v)    During the period commencing upon the Class A Closing Date and ending on the date that is the Board Rights Termination Date with respect to the Blackstone Purchasers, the prior written consent of Blackstone shall be required for the Partnership or any of its Subsidiaries to take actions described in clauses (A) – (F) below; provided, however, that, to the extent that the Board Rights Termination Date with respect to the GoldenTree Purchasers has not yet occurred, the Partnership shall give prompt written notice to GoldenTree following the occurrence of a Board Rights Termination Date with respect to the Blackstone Purchasers and GoldenTree may, by delivering a written notice (an “Election Notice”) to the Partnership within ten (10) Business Days after GoldenTree’s receipt of notice from the Partnership of the occurrence of the Board Rights Termination Date with respect to the Blackstone Purchasers, elect to exercise the approval rights with respect to the actions proposed to be taken by the Partnership or any of its Subsidiaries described in clauses (A) – (E) below, such that the prior written consent of GoldenTree shall be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (E) below during the period commencing upon the Board Rights Termination Date with respect to the Blackstone Purchasers and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers. In the event that GoldenTree does not deliver an Election Notice within ten (10) Business Days of receipt of notice from the Partnership of the occurrence of the Board Rights Termination Date with respect to the Blackstone Purchasers, the prior written consent of GoldenTree shall not be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (E) below unless and until a VWAP Trigger Event occurs and GoldenTree delivers an Election Notice. During the period commencing upon the Board Rights Termination Date with respect to the Blackstone Purchasers and ending on the Board Rights Termination Date with respect to the GoldenTree Purchasers, if GoldenTree does not deliver an Election Notice during the ten Business Day period described above and, subsequently, the VWAP Price for ten (10) consecutive trading days falls below $10 (a “VWAP Trigger Event”), the Partnership shall give prompt written notice to GoldenTree of such VWAP Trigger Event and GoldenTree may, by delivering an Election Notice to the Partnership within ten (10) Business Days of receipt of written notice from the Partnership that the VWAP Trigger Event occurred, elect to exercise the approval rights pursuant to this Section 5.10(c)(v) with respect to the actions taken by the Partnership or any of its Subsidiaries described in clauses (A) – (E) below. In the event that GoldenTree fails to deliver an Election Notice within ten (10) Business Days after receipt of written notice from the Partnership of the occurrence of a VWAP Trigger Event, the prior written consent of GoldenTree shall not be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (E) below unless and until after such VWAP Trigger Event (x) the VWAP Price for ten (10) consecutive trading days equals or exceeds $10 and (y) thereafter, a VWAP Trigger Event occurs and GoldenTree delivers an Election Notice.
(A)    Any incurrence of Indebtedness or issuance of Senior Securities or Parity Securities except Indebtedness incurred or equity interests issued (a) in connection with the transactions contemplated by the Class A Preferred Unit Purchase Agreement, (b) the proceeds of which are used to redeem any Class A Preferred Units or 2017 Warrants, (c) the proceeds of which are used to refinance Indebtedness existing as of the Class A Closing Date or Indebtedness the incurrence of which was previously approved by the applicable Purchaser (provided that any such incurrence has been approved by the Board of Directors), (d) in the ordinary course of business of the Partnership, including, but not limited to, surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing, or (e) the proceeds of which are less than $10 million per fiscal year; provided, that, for the avoidance of doubt, the applicable Purchaser’s consent will not be required with respect to borrowings or re-borrowings under the Operating Company’s existing revolving credit facility or any other revolving credit facility of the Partnership or its subsidiaries that has been previously approved by the Board of Directors and, to the extent required, the applicable Purchaser;
(B)    Any material change in the nature of the Partnership’s business;
(C)    Any material acquisition or disposition (other than pursuant to a reserves swap or condemnation proceeding) or capital expenditure (or series of related acquisition, disposition or capital expenditures); provided, that for any acquisition, disposition or capital expenditure with a total value (per transaction or per series of related transactions) less than (1) $17 million until the second anniversary of the Class A Closing Date or (2) $35 million thereafter, consent of the applicable Purchaser shall not be required;
(D)    Any change or series of related changes to a material contract; provided, that for any change to a material contract that would result in a net cash increase or decrease to the Partnership of less than (1) $17 million until the second anniversary of the Class A Closing Date or (2) $35 million thereafter, consent of the applicable Purchaser shall not be required;
(E)    Settlement of any regulatory matter or litigation if such settlement would result in a payment by the Partnership of more than (1) $17 million until the second anniversary of the Closing or (2) $35 million thereafter (with such thresholds being net of any insurance proceeds received by the Partnership); or
(F)    Entry into, amendment, waiver or other modification of, any material agreement, understanding, contract, transaction or arrangement (whether written or oral) (collectively, “Contracts”) between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand, other than with respect to (i) those Contracts contemplated pursuant to this Agreement (including the other agreements referred to herein) each as at the date hereof and (ii) modification of the Contracts as of the Class A Closing Date with Foresight Energy LP and its Affiliates, including the Restricted Business Contribution Agreement, dated as of April 18, 2007, by and among Christopher Cline, Foresight Reserves LP, Adena Minerals, LLC, the Partnership, the General Partner, the Managing General Partner and NRP (Operating) LLC; provided, that, with respect to (i) and (ii), the entry into, amendment, waiver or other modification of such Contract is (A) in the ordinary course of the Partnership’s business and (B) will not have more than a de minimis impact on the Partnership and its Subsidiaries’ financial condition, business, assets or results of operations, taken as a whole.
The applicable Purchaser’s right under this Section 5.10(c)(v) may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of such Purchaser and the Managing General Partner, the

General Partner and the Partnership. For avoidance of doubt, in Sections 5.10(c)(v)(A), (C) and (D), any references to the term “Purchaser” shall mean Blackstone until the date that is the Board Rights Termination Date with respect to the Blackstone Purchasers, and following such date and prior to the Board Rights Termination Date with respect to the GoldenTree Purchasers following the delivery by the GoldenTree Purchasers of an Election Notice, shall mean GoldenTree.
(vi)    During the period commencing upon the Class A Closing Date and ending on the date that is the Board Rights Termination Date with respect to the GoldenTree Purchasers the prior written consent of GoldenTree shall be required for the Partnership or any of its Subsidiaries to take the following actions:
(A)    Any incurrence of Indebtedness except Indebtedness incurred (a) in connection with the transactions contemplated by the Class A Preferred Unit Purchase Agreement, (b) the proceeds of which are used to redeem any Class A Preferred Units or 2017 Warrants, (c) the proceeds of which are used to refinance Indebtedness existing as of the Class A Closing Date or Indebtedness the incurrence of which was previously approved by the Purchasers (provided that any such incurrence has been approved by the Board of Directors), (d) in the ordinary course of business of the Partnership, including, but not limited to, surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing or (e) the proceeds of which are less than $75 million per fiscal year; provided, that, for the avoidance of doubt, GoldenTree’s consent will not be required with respect to borrowings or re-borrowings under the Operating Company’s existing revolving credit facility or any other revolving credit facility of the Partnership or its subsidiaries that has been previously approved by the Board of Directors and, to the extent required, the Purchasers; or
(B)    Entry into, amendment, waiver or other modification of, any Contracts between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand; provided, that for any amendment, modification or waiver to an existing Contract between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand that would result in a net cash increase or decrease to the Partnership of less than $10 million, consent of GoldenTree shall not be required.
GoldenTree’s right under this Section 5.10(c)(vi) may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of such Purchaser and the Managing General Partner, the General Partner and the Partnership.
(vii)    Without limiting the foregoing in Section 5.10(c)(vi), during the period commencing upon the Class A Closing Date and ending on the date that is the Board

Rights Termination Date with respect to the GoldenTree Purchasers, the Partnership shall provide prompt written notice to GoldenTree following the occurrence of a Voting Trigger Event, and GoldenTree may, by delivering a written notice to the Partnership (a “GoldenTree Election Notice”) within ten (10) Business Days of receipt of written notice from the Partnership of the occurrence of such Voting Trigger Event, make an election to require the prior written consent of GoldenTree for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (F) below. In the event that GoldenTree does not deliver a GoldenTree Election Notice within ten (10) Business Days following receipt of written notice from the Partnership of the occurrence of such Voting Trigger Event, the prior written consent of GoldenTree shall not be required for the Partnership or any of its Subsidiaries to take the actions described in clauses (A) – (F) below unless and until another Voting Trigger Event occurs and GoldenTree delivers a GoldenTree Election Notice.
(A)    Any incurrence of Indebtedness or issuance of Senior Securities or Parity Securities except Indebtedness incurred or equity interests issued (a) in connection with the transactions contemplated by the Class A Preferred Unit Purchase Agreement, (b) the proceeds of which are used to redeem any Class A Preferred Units or 2017 Warrants, (c) the proceeds of which are used to refinance Indebtedness existing as of the Class A Closing Date or Indebtedness the incurrence of which was previously approved by the Purchasers (provided that any such incurrence has been approved by the Board of Directors), (d) in the ordinary course of business of the Partnership, including, but not limited to, surety and performance bonds, purchase money or capital lease obligations, contingent purchase prices or notes issued on acquisitions approved by the Board of Directors, general accounts receivable and trade credit indebtedness, liens securing any of the foregoing and guarantees relating to any of the foregoing or (e) the proceeds of which are less than $75 million per fiscal year; provided, that, for the avoidance of doubt, GoldenTree’s consent will not be required with respect to borrowings or re-borrowings under the Operating Company’s existing revolving credit facility or any other revolving credit facility of the Partnership or its subsidiaries that has been previously approved by the Board of Directors and, to the extent required, the Purchasers;
(B)    Any material change in the nature of the Partnership’s business;
(C)    Any material acquisition or disposition (other than pursuant to a reserves swap or condemnation proceeding) or capital expenditure (or series of related acquisition, disposition or capital expenditures); provided, that for any acquisition, disposition or capital expenditure with a total value (per transaction or per series of related transactions) less than $75 million, consent of the GoldenTree Purchasers shall not be required;
(D)    Any change or series of related changes to a material contract; provided, that for any change to a material contract that would result in a net cash increase or decrease to the Partnership of less than $35 million, consent of GoldenTree shall not be required;
(E)    Settlement of any regulatory matter or litigation if such settlement would result in a payment by the Partnership of more than $35 million (with such thresholds being net of any insurance proceeds received by the Partnership); or
(F)    Entry into, amendment, waiver or other modification of, any Contracts between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand; provided, that for any amendment, modification or waiver to an existing Contract between the Partnership and/ or its Subsidiaries on the one hand, and any Affiliate of the Partnership or its Subsidiaries on the other hand that would result in a net cash increase or decrease to the Partnership of less than $10 million, consent of GoldenTree shall not be required.
GoldenTree’s right under this Section 5.10(c)(vii) may not be transferred or assigned directly or indirectly whether by contract, merger, operation of law or otherwise, without the prior written consent of such Purchaser and the Managing General Partner, the General Partner and the Partnership.
(viii)    A Purchaser shall provide written notice to the Managing General Partner within five (5) Business Days of a transaction resulting in the occurrence of a Board Rights Termination Date with respect to such Purchaser.
(d)    Distributions In Respect Of Junior Securities.
(i)    The Partnership shall not make distributions to holders of Common Units (or the General Partner) in excess of to $0.45 per Common Unit per Quarter unless (A) approved by a Class A Preferred Unit Majority (provided that prior to the date upon which the Blackstone Purchasers together with their Affiliates, hold less than 50% of the total number of Class A Preferred Units issued at the Class A Closing Date to the Blackstone Purchasers (such date, the “Blackstone Consent Termination Date”), such Class A Preferred Unit Majority shall include the Blackstone Purchasers), or (B) if, as of the date of declaration of such distribution, (i) the Partnership’s Leverage Ratio is less than 3.25 to 1.0 and (ii) the Coverage Ratio is greater than 1.20 to 1.
(ii)    In addition to any restriction set forth in Section 5.10(b)(ii) above, after January 1, 2022, if any Class A PIK Units are Outstanding, then until all Outstanding Class A PIK Units are redeemed in accordance with Section 5.10(h)(ii), the Partnership shall not declare or make any distributions, redemptions or repurchases in respect of any Junior Securities or Parity Securities (either directly or through any Subsidiary) and shall not make any liquidation payment relating thereto; provided, however, that distributions may be declared and paid on the Class A Preferred Units and the Class A Parity Securities so long as such distributions are declared and paid pro rata so that amounts of distributions declared per Class A Preferred Unit and Class A Parity Security shall in all cases bear to each other the same ratio that accrued and accumulated distributions per Class A Preferred Unit and Class A Parity Security bear to each other.
(e)    Junior Securities. Subject to the restrictions set forth herein and the preemptive rights set forth in Section 5.10(j), the Partnership may, without the approval of a Class A Preferred Unit Majority create (by reclassification or otherwise) and issue Junior Securities, including by amending the provisions of any existing class of Partnership Interests, other than the Class A Preferred Units, to make such class of Partnership Interests a class of Junior Securities.
(f)    Conversion.
(i)    Once per Quarter after (i) the eighth anniversary of the Class A Closing Date (the “Initial Conversion Date”), (ii) a period of twelve (12) consecutive Quarters during which any Class A Unpaid Distributions remain unpaid, (iii) a period of 365 consecutive days during which the Common Units are no longer listed or admitted for trading on a National Securities Exchange, or (iv) the fourth anniversary of the Class A Closing Date and a period of 180 consecutive days during which the Common Units are no longer listed or admitted for trading on a National Securities Exchange, any holder or holders of Class A Preferred Units may elect to convert Class A Preferred Units, so long as the aggregate amount of Class A Preferred Units to be converted exceeds the Minimum Conversion Amount into Common Units by delivery of: (x) written notice to the Partnership (the “Conversion Notice” and, the date on which such notice is delivered to the Partnership, the “Conversion Notice Date”) setting forth the number of Class A Preferred Units to be converted, and (y) if such Class A Preferred Units are represented by certificates, a Class A Preferred Unit Certificate to the Transfer Agent representing an amount of Class A Preferred Units at least equal to the amount such Class A Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Class A Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent; provided, however, that the entitlement pursuant to clause (ii) above shall terminate on the date at which all Class A Unpaid Distributions have been paid in full; provided, further, that the entitlements pursuant to clauses (iii) and (iv) above shall terminate on the date at which the Common Units are listed or admitted for trading on a National Securities Exchange. The Class A Preferred Units held by any Class A Preferred Holder shall be converted into Common Units pursuant to this Section 5.10(f)(i) shall be converted into Common Units at the Conversion Rate then in effect; provided, however, that for the purposes of a conversion pursuant to the entitlements set forth in clauses (iii) and (iv) above, the Conversion Rate shall be calculated with the Conversion Price being equal to a price agreed to by the Partnership and a Class A Preferred Unit Majority (provided that prior to the Blackstone Consent Termination Date, such Class A Preferred Unit Majority shall include the Blackstone Purchasers) or, failing agreement within 15 days after the Conversion Notice, by an independent investment banking firm or other independent expert selected by a Class A Preferred Unit Majority (provided that prior to the Blackstone Consent Termination Date, such Class A Preferred Unit Majority shall include the Blackstone Purchasers) and the Partnership, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. The aggregate number of Common Units issued in connection with any conversion effected pursuant to this Section 5.10(f)(i) shall be referred to as the “Aggregate Converted Common Units.” In the case of any Certificate representing Class A Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Class A Preferred Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Class A Preferred Units not so converted.
(ii)    The Partnership may, at any time after the twelfth anniversary of the Class A Closing Date, cause any and all Outstanding Class A Preferred Units to be converted into Common Units at the Conversion Rate then in effect (the “Voluntary Conversion Right”). The Partnership shall provide written notice (the “Voluntary Conversion Notice”) to the Class A Preferred Holders not more than 45 days and not less than 10 days in advance of the expected conversion date set forth therein. Upon delivery of a Voluntary Conversion Notice, the Partnership shall be irrevocably obligated to convert the Class A Preferred Units on the expected conversion date set forth in such notice.
(iii)    If a Conversion Notice is delivered by a Class A Preferred Holder to the Partnership in accordance with Section 5.10(f)(i), the Partnership shall issue the Common Units in respect of such converted Class A Preferred Units no later than five (5) Business Days after the Conversion Notice Date. On the Conversion Date, the Partnership shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Common Units issuable upon conversion to such Class A Preferred Holder (or designated recipient(s)), by crediting the account of the Class A Preferred Holder (or designated recipient(s)) through its Deposit Withdrawal Agent Commission system. The parties agree to coordinate with the Transfer Agent to accomplish this objective. Upon issuance of Common Units to the Class A Preferred Holder, all rights under the converted Class A Preferred Units shall cease, and such Class A Preferred Holder shall be treated for all purposes as the Record Holder of such Common Units.
(iv)    In lieu of issuing any fractional Common Unit upon the conversion of a Class A Preferred Unit pursuant to this Section 5.10(f), the Partnership shall, at its option, round the number of Common Units issued upon conversion of each Class A Preferred Unit (A) up to the nearest whole Common Unit or (B) down to the nearest whole Common Unit and pay cash in lieu of any such fractional Common Unit.
(v)    Upon conversion, the rights of a holder of converted Class A Preferred Units as a Class A Preferred Holder shall cease with respect to such converted Class A Preferred Units, including any rights under this Agreement with respect to Class A Preferred Holders, and such Person shall continue to be a Limited Partner. Each Class A Preferred Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Class A Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Class A Preferred Units.
(vi)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class A Preferred Units. However, the Class A Preferred Holder whose Class A Preferred Units are converted shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(vii)    All Common Units delivered upon conversion of the Class A Preferred Units in accordance with this Section 5.10(f) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement and other than restrictions on transfer under applicable securities laws.
(viii)    If the Common Units are then listed, quoted or admitted to trading on the New York Stock Exchange or any other National Securities Exchange or other market, the Partnership shall list or cause to have quoted or admitted to trading and keep listed, quoted or admitted to trading the Common Units issuable upon conversion of the Class A Preferred Units to the extent permitted or required by the rules of such exchange or market.
(g)    [Reserved]
(h)    Redemption.
(i)    The Partnership may, at any time, redeem in cash all or any portion of the Outstanding Class A Preferred Units (the “Voluntary Redemption Right”) as provided herein:
(A)    First, any Class A PIK Units shall be redeemed at the Class A Preferred Unit Price plus any accrued but unpaid dividends thereon; and
(B)    Second, any other Class A Preferred Units shall be redeemed at the Liquidation Value; provided that the aggregate Liquidation Value of Class A Preferred Units to be redeemed at any one time pursuant to this Section 5.10(h)(i)(B) must exceed $25,000,000.
To the extent the Partnership exercises its Voluntary Redemption Right to redeem less than all Class A Preferred Units Outstanding, the number of Class A Preferred Units to be redeemed shall include a proportionate amount of Class A PIK Units from each Class A Preferred Holder and a proportionate amount of Class A Preferred Units from each Class A Preferred Holder.
(ii)    The Partnership shall provide written notice (the “Voluntary Redemption Notice”) to the Class A Preferred Holders not more than 45 days and not less than 10 days in advance of the expected Redemption Date set forth therein. Upon delivery of a Voluntary Redemption Notice, the Partnership shall be irrevocably obligated to redeem the Class A Preferred Units on the expected Redemption Date set forth in such notice.
(iii)
(A)    If, at any time following the fifth anniversary of the Class A Closing Date, the VWAP Price for the thirty (30) trading days immediately preceding the date of delivery of the Convert/Redeem Notice (defined below) is in excess of $51.00, a Class A Preferred Holder may elect to convert no less than the Minimum Conversion Amount and no more than 33% of the Class A Preferred Units issued on the Class A Closing Date in any twelve (12) month period, by delivery of a written notice (the “Convert/Redeem Notice”) to the Partnership, setting forth the number of Class A Preferred Units to be converted, and (y) if such Class A Preferred Units are represented by certificates, a Class A Preferred Unit Certificate to the Transfer Agent representing an amount of Class A Preferred Units at least equal to the amount such Class A Preferred Holder is electing to convert (or an instruction letter to the Transfer Agent if the Class A Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent.  The Convert/Redeem Notice, once delivered, shall be irrevocable.  A Class A Holder shall be entitled to deliver no more than one (1) Convert/Redeem Notice per Quarter.
(B)    Upon receipt of a Convert/Redeem Notice, the Partnership will have the option, for a period of forty-five (45) days, to elect to redeem, by delivery of written notice to such Class A Holder, the Class A Preferred Units identified in the Convert/Redeem Notice at a price equal to (y) in the case of any Class A PIK Units, at the Class A Preferred Unit Price plus any accrued but unpaid dividends thereon and (z) in the case of any other Class A Preferred Units at the Liquidation Value, which shall be equal to the Class A Preferred Purchase Price plus the value of all accrued and unpaid distributions in respect of such Class A Preferred Units  (i.e. the Conversion Rate shall be calculated without regard to any applicable MOIC). The Partnership’s election to redeem such Class A Preferred Units shall be irrevocable and the redemption shall be consummated no later than five (5) Business Days following delivery of the written notice of such election.
(C)    In the event that the Partnership does not timely exercise its redemption right pursuant to Section 5.10(h)(iii)(B) above, the Class A Preferred Holder shall be delivered the Common Units issuable upon conversion of the Class A Preferred Units identified in the Convert/Redeem Notice no later than fifty (50) days following the delivery of the Convert/Redeem Notice, provided that, for the purposes of such conversion, the Conversion Rate shall be calculated with the

Liquidation Value being equal to the Class A Preferred Purchase Price plus the value of all accrued and unpaid distributions in respect of such Class A Preferred Units  (i.e. the Conversion Rate shall be calculated without regard to any applicable MOIC) and the Conversion Price being equal to 92.5% of the VWAP Price for the thirty (30) trading days immediately preceding the Convert/Redeem Notice. Other than as expressly set out in this Section 5.10(h)(iii), the conversion effected through a Convert/Redeem Notice shall be conducted in accordance with the process set out in Section 5.10(f) above.
(i)    Change of Control. In the event of a Change of Control, and subject to compliance with the restricted payment covenant in the Partnership’s Indenture, dated as of September 18, 2013, as refinanced or otherwise restructured from time to time, including any refinancing, restructuring or replacement by one or more other credit agreements, indentures or other agreements, whether or not the amount covered thereby is increased or decreased, and with the same or different counterparties (such covenant, and any other covenant of the Indenture that would be applicable to the transactions described in clauses (i), (ii) and (iii) below, the “Restricted Payments Covenant”), the Partnership shall provide written notice thereof to each Class A Preferred Holder (such notice, a “CoC Notice”) each Class A Preferred Holder shall have the option, by written notice provided to the Partnership on or prior to the tenth Business Day following receipt of the CoC Notice, at its sole election, to:
(i)    require the Partnership to redeem in cash the Class A Preferred Units held by such Class A Preferred Holder at a price per Class A Preferred Unit equal to the Liquidation Value;
(ii)    if the Partnership is the surviving entity following such Change of Control, continue to hold Class A Preferred Units; or
(iii)    convert all, but not less than all, of the Class A Preferred Units held by such Class A Preferred Holder into Common Units, at the Conversion Rate then in effect in accordance with the applicable provisions of Section 5.10(f) (as if such Class A Preferred Units were then entitled to be converted) and to receive the treatment accorded to Common Units in such Change of Control (if applicable).
In the event that any Class Preferred Unit Holder does not timely respond to the CoC Notice with such holder’s election, such Class A Preferred Unit Holder shall be deemed to have elected the treatment described in paragraphs (i), (ii) or (iii) above that was elected by a plurality of the Class A Preferred Unit Holders who timely responded. The right of each Class A Preferred Holder pursuant to this Section 5.10(i) is subject to the Partnership’s Voluntary Redemption Right pursuant to Section 5.10(h) and the Partnership’s Voluntary Conversion Right pursuant to Section 5.10(f), which may be exercised at any time, including closing concurrent with, and conditioned on, a Change of Control.
Notwithstanding the foregoing or any other provision of this Agreement, unless consented to in advance in writing by a Class A Preferred Unit Majority (provided that prior to the Blackstone Consent Termination Date, such Class A Preferred Unit Majority shall include the

Blackstone Purchasers), the Partnership shall not enter into or consummate any transaction constituting a Change of Control at any time at which the Partnership is not or would not be, pro forma for the transactions described in this Section 5.10(i), in compliance with the Restricted Payment Covenant.
(j)    Preemptive Rights. Prior to the issuance of any Partnership Securities, the Partnership shall, by written notice to any Class A Preemptive Rights Holders with respect to such Partnership Securities (the “Notice of Issuance”), offer to sell such Partnership Securities to the Class A Preemptive Rights Holders on terms and subject to conditions determined by the General Partner in good faith to be reasonable, which offer shall be made on a pro rata basis such that each Class A Preemptive Rights Holder with respect to such Partnership Securities shall be entitled to purchase a portion of such Partnership Securities equal to the quotient of (x) the number of Class A Preferred Units held by such Class A Preemptive Rights Holder on the date of the Notice of Issuance divided by (y) the aggregate number of Class A Preferred Units held by all Class A Preemptive Rights Holders on the date of the Notice of Issuance (or as the Class A Preemptive Rights Holders may at such time otherwise agree among themselves); provided, that the offer of such Partnership Securities shall not be on a basis less favorable to the Class A Preemptive Rights Holders than is contemplated with respect to any purchaser thereof who is not a Class A Preemptive Rights Holder; provided, further, that (A) if any Class A Preemptive Rights Holder fails to provide written notice of its intent to exercise its right to purchase such Partnership Securities within ten (10) Business Days of the Notice of Issuance, such Class A Preemptive Rights Holder shall be deemed to have waived any and all rights to purchase such Partnership Securities in such transaction and (B) if any Class A Preemptive Rights Holder waives or is deemed to have waived its right to purchase such Partnership Securities, the Partnership shall deliver a subsequent notice to each Class A Preemptive Rights Holder that previously elected to exercise its right to purchase Partnership Securities in such transaction, and such Class A Preemptive Rights Holders shall be entitled to exercise such right as if such right was initially granted to such Class A Preemptive Rights Holders; provided if any Class A Preemptive Rights Holder fails to provide written notice of its intent to exercise its right to purchase such additional Partnership Securities within five (5) Business Days of such subsequent notice, such Class A Preemptive Rights Holder shall be deemed to have waived any and all rights to purchase such Partnership Securities in such transaction. Any Partnership Securities in respect of which no Class A Preemptive Rights Holder has elected to purchase pursuant to the provisions of this Section 5.10(j) may be sold by the Partnership prior to the date that is 90 days following the Notice of Issuance, on terms not materially less favorable to the Partnership than those included in the Notice of Issuance; provided, however, that if the Partnership proposes to sell such Partnership Securities at a price that is less than 10% of the price set forth in the Notice of Issuance, the Partnership shall provide written notice of such proposed transaction to the Class A Preemptive Rights Holders who shall have the right to purchase such Partnership Securities at the proposed price by providing written notice of their intent to exercise their right to purchase such Partnership Securities within one day of such notice. Notwithstanding the foregoing, in no event shall the Partnership be obligated to offer to sell Partnership Securities to the Class A Preferred Holders pursuant to this Section 5.10(i) in connection with any (1) Partnership Securities issued to the owners of another entity in connection with the acquisition of such entity by the Partnership by merger, consolidation, sale or exchange of Partnership Securities, purchase of substantially all of the assets, or other reorganization whereby the Partnership acquires more than 50% of the voting power or assets of such entity or issued as consideration in connection with any acquisition by the Partnership of any assets or equity interests of a third party (including pursuant to the Restricted Business Contribution Agreement); (3), Partnership Securities issued pursuant to an at-the-market offering program; (4) Partnership Securities issued in a firm commitment underwritten public offering registered under the Securities Act, but only if with respect to such public offering, (A) the Class A Preemptive Rights Holders have exercised registration rights in connection with such public offering or (B) (i) at least two Business Days prior to first publication of its intention to conduct such public offering of Partnership Securities, the Partnership provides each Class A Preemptive Rights Holder with a Notice of Issuance and (ii) if not more than one Business Day after the date of the Notice of Issuance any Holder provides written notice of its intention to purchase (at the public offering price) Partnership Securities in such offering, the Partnership instructs the managing underwriter, and shall use commercially reasonable efforts to cause the managing underwriter, to make available for purchase by such Class A Preemptive Rights Holder, in such public offering and at the public offering price, a number of Partnership Securities equal to the lower of (I) such Class A Preemptive Rights Holder’s pro rata share of the Allocated Offered Securities (as defined below) and (II) the number of Partnership Securities for which such Class A Preemptive Rights Holder places a buy order with such managing underwriter; provided, however, notwithstanding any provision hereof to the contrary, each Notice of Issuance pertaining to a firm commitment underwritten public offering registered under the Securities Act need not include a particular price, and instead may state that the Partnership intends to sell Partnership Securities to underwriters at customary discount to the public offering price that will be determined upon pricing of such offering; and provided further that for the purposes of this subsection, the term “Allocated Offered Securities” means a percentage of the Partnership Securities to be sold in a firm commitment underwritten public offering registered under the Securities Act equal to the aggregate percentage of the overall voting power that Class A Holders would represent in a vote of Class A and the Common Units conducted as a single class on a converted basis pursuant to Section 5.10(c); (5) Partnership Securities issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board of Directors; (6) Partnership Securities issued pursuant to any dividend, split, combination or other reclassification in respect of Senior Securities or pursuant to a recapitalization or reorganization of the Partnership in respect of Senior Securities; or (7) Parity Securities issued pursuant to any dividend, split, combination or other reclassification in respect of Parity Securities or pursuant to a recapitalization or reorganization of the Partnership in respect of Parity Securities provided in each case under this clause (7) the Class A Preferred Units are given ratable treatment.
(k)    Certificates.
(i)    If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Class A Preferred Units. The certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
(ii)    The certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF [●], AS AMENDED OR RESTATED FROM TIME TO TIME, AND (ii) THE CLASS A PREFERRED UNIT PURCHASE AGREEMENT, DATED AS OF [●], BY AND BETWEEN THE PARTNERSHIP AND THE PURCHASER PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(iii)    In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.
ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable period (or portion thereof) as provided herein below.
(a)    Net Income. After giving effect to the special allocation set forth in Section 6.1(c), Net Income for each taxable period (including a Pro Rata part of each item of income,

gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:
(i)    First, to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable period and all previous taxable periods is equal to the aggregate Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods; and
(ii)    Second, to the General Partner and Unitholders (other than Class A Preferred Holders), Pro Rata.
(b)    Net Loss. After giving effect to the special allocation set forth in Section 6.1(c), Net Loss for each taxable period (including a Pro Rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:
(i)    First, to the General Partner and the Unitholders (other than Class A Preferred Holders), Pro Rata, provided that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholders to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Class A Preferred Units then held by such Unitholders;
(ii)    Second, to the Unitholders (other than the Class A Preferred Holders) to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts;
(iii)    Third, to the Class A Preferred Holders, to the extent of and in proportion to the positive balances in their Adjusted Capital Accounts; and
(iv)    Fourth, the balance, if any, 100% to the General Partner.
(c)    Special Allocations. The following special allocations shall be made for each taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the

Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii), with respect to such taxable period. This Section 6.1(c) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Class A Preferred Units) to any Unitholder with respect to its Units for a taxable period is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis) for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) each Unitholder receiving an Excess Distribution Unit shall be allocated gross income in an amount equal to the product of (aa) the amount by which Excess Distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the Excess Distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above; provided, however, that this Section 6.1(c)(iii) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Class A Preferred Unit.
(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).

(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(c)(iv) and this Section 6.1(c)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
(ix)    Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)    The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xi)    [Reserved]
(xii)    Allocations with respect to Class A Preferred Units. Notwithstanding any other provision of this Section 6.1 (other than Required Allocations):
(A)     (A)    Items of Partnership gross income shall be allocated to the Class A Preferred Holders, Pro Rata, until the aggregate amount of gross income allocated to each Class A Preferred Holder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Class A Preferred Holder’s Class A Preferred Units pursuant to Section 5.10(b) from the date such Class A Preferred Units were issued to a date 60 days after the end of the current taxable period.
(B)    Items of Partnership gross income for each taxable period shall be allocated to the Class A Preferred Holders, Pro Rata, in an amount equal to the excess, if any, of (i) the product of (x) a fraction, the numerator of which is the number of full months that, as of the end of such taxable period, have elapsed since the Class A Closing Date and the denominator of which is sixty (60), times (y) the Class A Accretion Amount for all of such Class A Preferred Holder’s Class A Preferred Units, over (ii) the cumulative amount of gross income allocated to such Class A Preferred Holder pursuant to this Section 6.1(c)(xii)(B) for all previous taxable periods. For purposes of this Section 6.1(c)(xii)(B), the month during which the Class A Closing Date occurs and the month during which the fifth (5th) anniversary of the Class A Closing Date occurs shall each be deemed to constitute a full month. The aggregate amount of gross income allocated pursuant to this Section 6.1(c)(xii)(B) shall not exceed the aggregate Class A Accretion Amount for all Class A Preferred Units.
(C)    Items of Partnership gross income, gain and Unrealized Gain shall be allocated to the Class A Preferred Holders, Pro Rata, until the aggregate amount of gross income, gain and Unrealized Gain allocated to each Class A Preferred Holder pursuant to this Section 6.1(c)(xii)(C) for the current and all prior taxable periods is equal to the cumulative amount of all Net Losses allocated to such Class A Preferred Holder pursuant to Section 6.1(b)(iii) for all previous taxable periods.
(D)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) a Liquidity Event or the Liquidation Date occurs prior to the conversion of the last outstanding Class A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidity Event or Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Liquidation Value, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Value. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Class A Preferred Units to Unitholders holding Class A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(c)(xii)(D) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(c)(xii)

(D), cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Liquidation Value. If, after making the allocations provided for in this Section 6.1(c)(xii)(D), the Liquidation Value exceeds the Per Unit Capital Amount in respect of each Class A Preferred Unit, the Unitholders holding Class A Preferred Units shall be entitled to receive, prior to the making of liquidating distributions pursuant to Section 12.4(c), a payment in the amount of such excess, which payment shall be treated for federal income tax purposes as a guaranteed payment for the use of capital under Section 707(c) of the Code.
(xiii)    Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d)(i), immediately after the exercise of a 2017 Warrant or the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(c).
Section 6.2    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
(i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(ii)    (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(iii)    The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.
(c)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
(d)    The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(e)    Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(g)    Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(h)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.
(i)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x). In the event such corrective allocations are necessary, the Class A Preferred Holders agree to remain a partner of the Partnership until such allocations are completed, and the General Partner agrees to make such allocations as soon as practicable, even if such allocations are not consistent with Section 706 of the Code and any Treasury Regulations thereunder.
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)    Subject, in all instances, to the operation of Section 5.10(b), within 60 days following the end of each Quarter commencing with the Quarter ending on December 31, 2002, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners, Pro Rata, as of the Record Date selected by the General Partner in its reasonable discretion. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(d)    The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(e)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    Special Provisions Relating to the Class A Preferred Holders.
(a)    Immediately upon the conversion of any Class A Preferred Unit into Common Units pursuant to Section 5.10(f), the Unitholder holding a Class A Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a holder of Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class A Preferred Units shall remain subject to the provisions of Section 6.4(b).
(b)    A Unitholder holding a Class A Preferred Unit that has converted into a Common Unit pursuant to Section 5.10(f) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Class A Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Class A Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Class A Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.4(b) as soon as practicable following a Conversion Date or as earlier provided herein.

(c)    Except as expressly set forth herein, all payments and distributions to holders of Class A Preferred Units shall be made ratably to them in accordance with the Class A Preferred Units held by them.
Section 6.5    Special Provisions Relating to 2017 Warrants.
(a)    A Unitholder holding a Common Unit that has resulted from the exercise of a 2017 Warrant shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit, provided that in all events such determination shall be made within 5 Business Days of the date of the exercise of a 2017 Warrant. In connection with the condition imposed by this Section 6.5(a), the General Partner shall act in good faith to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 5.5(c)(ii) and this Section 6.5(a); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.
ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members), the repayment or guarantee of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)     the distribution of Partnership cash;
(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);
(xiii)    the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and
(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member as a member or partner.
(b)    Notwithstanding any other provision of this Agreement, the Operating Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
Section 7.2    Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the

Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority.
(a)    The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.
(b)    Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company and its Subsidiaries taken as a whole without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.
Section 7.4    Reimbursement of the General Partner.
(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
(c)    The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase, or rights, warrants or appreciation rights relating to, Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
Section 7.5    Outside Activities.
(a)    After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement, or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates (other than the Adena Group, which shall be subject to the Restricted Business Contribution Agreement) not to, engage in any Restricted Business.

(b)    On the Closing Date, Arch Coal, Inc., Ark Land, Great Northern, New Gauley, Western Pocahontas and certain of their respective Affiliates entered into the Omnibus Agreement with the General Partner, the Partnership and the Operating Company. As of the date of this Agreement, the Omnibus Agreement sets forth certain restrictions on the ability of Great Northern, New Gauley, Western Pocahontas and such Affiliates to engage in Restricted Businesses. Cline, Foresight and Adena have entered into the Restricted Business Contribution Agreement with the General Partner, the Partnership, the Organizational General Partner and the Operating Company, which agreement sets forth certain restrictions on the ability of the Adena Group to engage in Adena Restricted Businesses.
(c)    Except as specifically restricted by Section 7.5(a), the Omnibus Agreement and the Restricted Business Contribution Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.
(d)    Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c), the Omnibus Agreement and the Restricted Business Contribution Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement or the Restricted Business Contribution Agreement, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.
(e)    The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.
(f)    The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.
(g)    Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Section 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.
(c)    The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d)    The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.
(e)    Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.
(f)    The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.
(g)    Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus

Agreement, the Restricted Business Contribution Agreement, the Contribution Agreement or the Adena Contribution Agreements (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
(c)    The indemnification provided by this Section 7.7 shall be that of a primary indemnitor and is in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.
(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9    Resolution of Conflicts of Interest.
(a)    Unless otherwise expressly provided in this Agreement, the Operating Company Agreement, or any other limited liability company or partnership agreement of any other Group Member, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any other Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.
(b)    Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any other Group Member, any Limited Partner or any Assignee, (ii) it

may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other limited liability company or partnership agreement of any other Group Member, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners).
(c)    Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.
(d)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
Section 7.10    Other Matters Concerning the General Partner.
(a)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d)    Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.
Section 7.11    Purchase or Sale of Partnership Securities. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Registration Rights of the General Partner and its Affiliates.
(a)    If (i) the General Partner or any Affiliate of the General Partner, including Adena, (including for purposes of this Section 7.12, any Person that was an Affiliate of the General Partner at the Closing Date, notwithstanding that it may later cease to be an Affiliate of the General Partner or Adena) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number (without limitation) of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that after November 1, 2011, the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(b) at the request of Adena or more than one registration pursuant to Section 7.12(a) and Section 7.12(b) at the request of each of Western Pocahontas, Great Northern and New Gauley; and provided further, however, that if the Conflicts Committee determines that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than three months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may reasonably be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions, if any) shall be paid by the Partnership, without reimbursement by the Holder; provided, however, that with respect to each such registration and offering requested by Adena pursuant to this Section 7.12(a), such costs and expenses shall be paid by the Partnership only to the extent that such costs and expenses exceed $150,000.
(b)    If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number (without limitation) of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain continuously effective, supplemented and amended to the extent necessary to ensure that it is available until all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that after November 1, 2011, the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(b) at the request of Adena or more than one registration pursuant to Section 7.12(a) and Section 7.12(b) at the request of each of Western Pocahontas, Great Northern and New Gauley; and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than twice in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions, if any) shall be paid by the Partnership, without reimbursement by the Holder; provided, however, that with respect to each such shelf registration and offering requested by Adena pursuant to this Section 7.12(b), such costs and expenses shall be paid by the Partnership only to the extent that such costs and expenses exceed $150,000.
(c)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to provide notice of its intention to file such registration statement and shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act or any similar rule that may be adopted by the Commission. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(d)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(e)    The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates including Adena) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
(f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(g)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and

(iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13    Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 8.2    Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3    Reports.
(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX

TAX MATTERS
Section 9.1    Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections.
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
(b)    The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
Section 9.3    Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
Section 9.4    Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X

ADMISSION OF PARTNERS
Section 10.1    Admission of Substituted Limited Partner. By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a)  the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall be admitted to the Partnership as a Substituted Limited Partner when any such admission is reflected on the books and records of the Partnership, which the General Partner shall cause to be done as soon as practicable following any transfer. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.
Section 10.2    Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Admission of Additional Limited Partners.
(a)    A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner
(i)    evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and
(ii)    such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.
(b)    Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.
Section 10.4    Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)    (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) the General Partner voluntarily withdraws by giving at least 90 days advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iii)  at any time that the General Partner voluntarily withdraws by giving at least 90 days advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the General Partner does not deliver to the Partnership an Opinion of Council (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner.
(a)    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66-2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2(a), such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

(b)    After the Initial Conversion Date, the holders of the Class A Preferred Units (or such holders holding Common Units issued upon conversion thereof) may, if they hold 66 2/3% of the Common Units (or would, on conversion of all Class A Preferred Units), act by written consent to remove the General Partner and provide for the election of a successor General Partner. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is selected as a successor General Partner in accordance with the terms of this Section 11.2(b), such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
Section 11.3    Interest of Departing Partner and Successor General Partner.
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.
(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)    If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.
Section 11.4    Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII

DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor

General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;
(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    the sale, exchange or disposition of all or substantially all of the assets and properties of the Partnership Group.
Section 12.2    Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company or any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.
Section 12.3    Liquidator. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.
Section 12.4    Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI (including any guaranteed payment to which the Unitholders holding Class A Preferred Units are entitled to receive pursuant to the last sentence of Section 6.1(c)(xii)(D)). With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including, without limitation, the allocation provided for under Section 6.1(c)(xii)(D) which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Class A Preferred Units over all other Capital Accounts, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
Section 12.6    Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendment to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)    a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)    a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the

Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;
(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)    an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(k)    a merger or conveyance pursuant to Section 14.3(d); or
(l)    any other amendments substantially similar to the foregoing.
Section 13.2    Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Sections 13.1 and 13.3, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)    Notwithstanding the provisions of Sections 13.1 and 13.3, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.
(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
Section 13.4    Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6    Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.
Section 13.7    Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10    Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii)  is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
Section 13.12    Voting and Other Rights.
(a)    Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV

MERGER
Section 14.1    Authority. The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.
Section 14.2    Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(a)    the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
(b)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)    the terms and conditions of the proposed merger or consolidation;
(d)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(e)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and
(g)    such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.
Section 14.3    Approval by Limited Partners of Merger or Consolidation.
(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)    Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)    Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
Section 14.4    Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.5    Effect of Merger.
(a)    At the effective time of the certificate of merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities, including those in respect of any and all continuing equity interests in the Surviving Business

Entity, shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding (excluding Class A Preferred Units), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding (excluding Class A Preferred Units) held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).
(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS
Section 16.1    Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.
Section 16.2    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
Section 16.4    Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.
Section 16.8    Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 16.9    Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 16.10    Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.
GENERAL PARTNER:

NRP (GP) LP

By:    GP Natural Resource Partners LLC,
its general partner

By:
Name:
Title:

Natural Resource Partners L.P.
Fifth Amended and Restated Agreement of Limited Partnership

EXHIBIT A
to the Fifth Amended and
Restated Agreement of Limited Partnership of
Natural Resource Partners L.P.
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Natural Resource Partners L.P.
No. __________    __________ Common Units
In accordance with Section 4.1 of the Fifth Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that ___________________ (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1201 Louisiana Street, Suite 3400, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated: _____________        Natural Resource Partners L.P.
Countersigned and Registered by:    By:    NRP (GP) LP, its General Partner
By:    GP Natural Resource Partners LLC,
its General Partner
By:
as Transfer Agent and Registrar        Name:
By:                By:
Authorized Signature        Secretary

[Reverse of Certificate]

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties	UNIF GIFT/TRANSFERS MIN ACT Custodian (Cust) (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.
ASSIGNMENT OF COMMON UNITS
in
NATURAL RESOURCE PARTNERS L.P.
FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

__________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint __________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Natural Resource Partners L.P.

Date: ________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED	(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (i) on the form set forth below or (ii) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS
The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.
The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.
Date: _______________

Social Security or other identifying number Purchase Price including commissions, if any	Signature of Assignee Name and Address of Assignee

Type of Entity (check one):
o    Individual        o    Partnership        o    Corporation
o    Trust            o    Other (specify)
Nationality (check one):
o    U.S. Citizen, Resident or Domestic Entity
o    Foreign Corporation        o    Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.
Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).
Complete Either A or B:
A.    Individual Interestholder
1.    I am not a non-resident alien for purposes of U.S. income taxation.
2.    My U.S. taxpayer identification number (Social Security Number) is .
3.    My home address is _____________________ .
B.    Partnership, Corporation or Other Interestholder

1.	________________ is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is ___________.

3.	The interestholder’s office address and place of incorporation (if applicable) is ___________.
The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.
The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

EXHIBIT D
Form of General Partner
Officer’s Certificate

[Form of General Partner Officer’s Certificate]
GP Natural Resource Partners LLC
Officer’s Certificate
[Closing Date]
Pursuant to Section 6.01(b)(iv) and 6.02(c) of the Class A Convertible Preferred Unit and Warrant Purchase Agreement by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), and each of the Purchasers party thereto, dated [●], 2017 (the “Purchase Agreement”), the undersigned, being the President and Chief Operating Officer of GP Natural Resource Partners LLC, a Delaware limited liability company, acting in its capacity as the general partner of NRP (GP) LP, a Delaware limited partnership, in its capacity as the general partner of the Partnership, hereby certifies as follows:
1.    The Partnership has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Partnership on or prior to the date hereof.
2.    The representations and warranties of the Partnership contained in the Purchase Agreement that are qualified by materiality or Partnership Material Adverse Effect were true and correct when made and are true and correct on the date hereof (as though made at and as of the date hereof), and all other representations and warranties of the Partnership were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Partnership contained in the Purchase Agreement that expressly relate to a different date, in which case, such representations and warranties are true correct in all material respects as of such date.
3.    Vinson & Elkins L.L.P. is entitled to rely on this certificate in connection with the legal opinions that they are rendering on the date hereof.
Capitalized terms used but not defined in this certificate shall have the respective meanings ascribed to them in the Purchase Agreement.
(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above, in his capacity as President and Chief Operating Officer of GP Natural Resource Partners LLC, a Delaware limited liability company, acting in its capacity as the general partner of NRP (GP) LP, a Delaware limited partnership, in its capacity as general partner of the Partnership.

Wyatt L. Hogan
President and Chief Operating Officer
GP Natural Resource Partners LLC

EXHIBIT E
Form of Vinson & Elkins LLP
Legal Opinion

[___], 2017

To each of the Purchasers named
in the Class A Preferred Unit and Warrant Purchase Agreement referenced herein

Ladies and Gentlemen:
This letter is provided to you pursuant to Section 6.02(d) of the Class A Preferred Unit and Warrant Purchase Agreement, dated [___], 2017 (the “Purchase Agreement”), by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), and each of the Purchasers listed in Schedule A attached thereto (each, a “Purchaser” and collectively, the “Purchasers”) pursuant to which the Purchasers have agreed to purchase from the Partnership (i) an aggregate of 250,000 Class A Convertible Preferred Units representing limited partner interests in the Partnership (“Preferred Units”) and (ii) warrants (the “Warrants”) to purchase an aggregate of 4,000,000 Common Units representing limited partner interests in the Partnership (“Common Units”), on the terms and for the purposes set forth in the Purchase Agreement. The Preferred Units and the Warrants are referred to herein collectively as the “Securities.” Any capitalized term used in this opinion and not defined herein shall have the meaning assigned to such term in the Purchase Agreement.
We have acted as special counsel to the Partnership in connection with the sale by the Partnership of the Securities. In connection with the opinions set forth below, we have examined and relied upon the following:
(i)    executed originals or counterparts of the Purchase Agreement, the Managing General Partner LLC Agreement, the General Partner Partnership Agreement, the Partnership Agreement and the Fifth Amended and Restated Partnership Agreement;
(ii)    the Warrants dated as of [___], 2017 issued by the Partnership to the Purchasers;
(iii)    the Registration Rights Agreement;
(iv)    the Board Representation and Observation Rights Agreement;
(v)    copies of the Certificates of Limited Partnership of the Partnership and the General Partner, as filed with the Secretary of State of the State of Delaware;
(vi)    a copy of the Certificate of Formation of the Managing General Partner, as filed with the Secretary of State of the State of Delaware;

[_____], 2017 Page 2

(vii)    copies of resolutions duly adopted by the Board of Directors of the Managing General Partner;
(viii)    copies of letters or certificates of recent dates received by us from public officials in the State of Delaware as to the valid existence and good standing of the Partnership, the Managing General Partner and the General Partner; and
(ix)    such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below.
Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
(a)    Each of the Partnership and the General Partner has been duly formed and is validly existing in good standing as a limited partnership under the Delaware LP Act with all necessary limited partnership power and authority to own or lease its properties and to conduct its business, and, in the case of the General Partner, to act as the general partner of the Partnership, in each case in all material respects as described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(b)    The Managing General Partner has been duly formed and is validly existing in good standing as a limited liability company under the Delaware LLC Act with all necessary limited liability company power and authority to own or lease its properties, to conduct its business and to act as a general partner of the General Partner, in all material respects as described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(c)    The General Partner is the sole general partner of the Partnership with a [2.0]% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns its general partner interest free and clear of all Liens (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the General Partner as debtor is on file in the office of the Secretary of State of the State of Delaware as of a recent date or (ii) otherwise known to us, without independent investigation, other than those created by or arising under the Delaware LP Act.
(d)    As of the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 12,232,006 Common Units. All outstanding Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(e)    The holders of outstanding Common Units are not entitled to any preemptive rights to subscribe for the Securities or the Common Units issuable upon conversion of the Preferred Units in accordance with the Fifth Amended and Restated Partnership Agreement or the Common Units issuable upon the exercise of the Warrants, in each case, under the Certificate of Limited

[_____], 2017 Page 3

Partnership of the Partnership, the Fifth Amended and Restated Partnership Agreement or the Delaware LP Act.

(f)    The Preferred Units to be sold to the Purchasers by the Partnership pursuant to the Purchase Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Fifth Amended and Restated Partnership Agreement and, when issued and delivered against payment therefore pursuant to the Purchase Agreement will be validly issued in accordance with the Fifth Amended and Restated Partnership Agreement, fully paid (to the extent required under the Fifth Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). Upon issuance of Common Units issuable upon conversion of any Preferred Units in accordance with the terms of the Preferred Units set forth in the Fifth Amended and Restated Partnership Agreement, such Common Units and the limited partner interests represented thereby will have been duly authorized in accordance with the Fifth Amended and Restated Partnership Agreement and will be validly issued in accordance with the Fifth Amended and Restated Partnership Agreement, fully paid (to the extent required under the Fifth Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). Upon issuance of Common Units issuable upon exercise of the Warrants in accordance with the terms thereof, such Common Units and the limited partner interests represented thereby will have been duly authorized in accordance with the Fifth Amended and Restated Partnership Agreement and will be validly issued in accordance with the Fifth Amended and Restated Partnership Agreement, fully paid (to the extent required under the Fifth Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(g)    The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Securities in accordance with and upon the terms and conditions set forth in Purchase Agreement and the Fifth Amended and Restated Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership, the General Partner and the Managing General Partner (each a “NRP Party” and, collectively, the “NRP Parties”) or any of their partners or members pursuant to the Delaware LP Act or the Delaware LLC Act, respectively, for the authorization, issuance, sale and delivery by the Partnership of the Securities has been validly taken.
(h)    None of the issuance and sale by the Partnership of the Securities, the execution, delivery and performance of the Transaction Agreements by the NRP Parties, as applicable, or the consummation of the transactions contemplated thereby (i) conflicts or will conflict with or constitutes or will constitute a violation of their respective Organizational Documents; (ii) violates or will violate any order, judgment, decree or injunction of any court or government agency or body known to us directed to any of the Partnership Entities or any of their properties in a proceeding to which any of them or their properties is a party; (iii) results or will result in the creation of or imposition of any lien, charge or encumbrance upon any property or assets of any of the Partnership Entities; or (iv) violates or will violate the Delaware LP Act, the Delaware LLC Act,

[_____], 2017 Page 4

federal law or the laws of the State of Texas or New York, in the case of clauses (ii), (iii) and (iv), which violations would, individually or in the aggregate, have a Partnership Material Adverse Effect.
(i)    No permit, consent, approval, authorization, order, registration, filing or qualification (“consent”) under the Delaware LP Act, the Delaware LLC Act or federal law is required for the (i) issuance and sale by the Partnership of the Securities, (ii) the execution, delivery and performance of the Transaction Agreements by the NRP Parties, as applicable, or (iii) the consummation by the NRP Parties, as applicable, of the transactions contemplated by the Transaction Agreements, except (a) as required by the SEC in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) as required by the NYSE to list the Warrant Exercise Units and the Preferred Conversion Units or (c) as may be required under the state securities or “Blue Sky” Laws.
(j)    The Partnership is not, and immediately following the Closing and the application of the net proceeds from the issuance and sale of the Securities will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(k)     Each of Transaction Agreements has been duly authorized and validly executed by the NRP Parties, as applicable and is a valid and legally binding agreement, enforceable against the NRP Party, as applicable, in accordance with its terms; provided, that, the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.
(l)    The offer, issue, sale and delivery of the Securities to the Purchasers, pursuant to and in the manner contemplated by the Purchase Agreement, the issuance of Common Units to holders of the Preferred Units upon conversion thereof, in accordance with the terms of such Preferred Units as set forth in the Fifth Amended and Restated Partnership Agreement, and the issuance of Common Units to holders of the Warrants upon exercise thereof, in accordance with the terms thereof, do not require registration under the Securities Act; provided, however, that we express no opinion as to any subsequent resale or other transfer of any Security or any Common Unit issued upon conversion of a Preferred Unit or exercise of a Warrant.
In rendering the opinions expressed herein, we have:
(A)    relied, without independent investigation or verification, with respect to matters of fact upon the representations of the Partnership and the Purchasers contained in the Purchase Agreement, certificates of officers and employees of the NRP Parties and upon information obtained from public officials;
(B)    assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine;

[_____], 2017 Page 5

(C)    assumed that each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;
(D)    assumed that, to the extent documents constitute agreements of parties other than the Partnership Entities, they are valid and binding obligations of such other parties, enforceable against such other parties in accordance with their terms;
(E)    assumed that all parties to the Transaction Agreements will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Agreements;
(F)     with respect to the opinions expressed in paragraphs (a) through (b) above as to the valid existence and good standing in the State of Delaware of the NRP Parties, relied solely on certificates, dated as of recent dates, from the Secretary of State of the State of Delaware and/or written facsimile advice of recent date from Corporation Services Company;
(G)    with respect to the opinion expressed in paragraph (c) above, state that they have relied on reports, dated as of recent dates, prepared by CT Corporation, purporting to describe all financing statements on file as of the dates specified therein in the office of the Secretary of State of the State of Delaware, naming the General Partner as debtor;
(H)    expressed no opinion with respect to any state securities or state or federal anti-fraud laws;
(I)    expressed no opinion with respect to (i) any permits to own or operate any real or personal property or (ii) state or local taxes or tax statutes to which any of the limited partners of the Partnership or any of the NRP Parties may be subject; and
(J)    In rendering the opinion expressed in paragraph (l) above, we have taken into consideration not only the number of Purchasers, but also statements to us regarding their financial standing and investment experience, their past investment practices, the nature of the written information provided to them concerning the Partnership and statements to us regarding their respective business and proposed business and the ability and intention of the several Purchasers to honor their respective investment representations, and to the extent that the foregoing matters of fact are not within our personal knowledge, we have assumed:
(1) the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement;
(2) the due performance by the Partnership and the Purchasers of their respective covenants and agreements set forth in the Purchase Agreement;
Our opinion is limited to matters governed by the federal laws of the United States of America to the extent specifically referred to herein, the Delaware LP Act and the Delaware LLC Act, in each case as currently in effect, and we express no opinion as to the law of any other jurisdiction.

[_____], 2017 Page 6

We express no opinion as to the enforceability of any provisions of the Transaction Agreements to the extent relating to: (i) any failure to comply with requirements concerning notices relating to delay or omission to enforce rights or remedies or purporting to waive or affect rights, claims, defenses or other benefits to the extent that any of the same cannot be waived or so affected under applicable law; (ii) indemnities or exculpation from liability to the extent prohibited by federal or state laws and the public policies underlying those laws or that might require indemnification for, or exculpation from liability on account of, gross negligence, willful misconduct, unlawful acts, fraud or illegality of an indemnified or exculpated party; or (iii) requirements that all amendments, waivers and terminations be in writing.
This letter is furnished to you solely for the benefit of the Purchasers pursuant to Section 6.02(d) of the Purchase Agreement. This letter and the opinions expressed and the statements made herein may not be used or relied upon by the Purchasers for any other purpose and may not be used or relied upon for any purpose by any other person or entity without our prior written consent. Except for the use permitted herein, this letter is not to be quoted or reproduced in whole or in part or otherwise referred to in any manner nor is it to be filed with any governmental agency or delivered to any other person without our prior written consent. This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter or the opinions expressed or the statements made herein.
Very truly yours,

EXHIBIT F
Form of Purchaser’s
Officer’s Certificate

[Form of Purchaser’s Officer’s Certificate]
Officer’s Certificate
[Closing Date]
Pursuant to Sections 6.01(b)(v), 6.01(c)(iii) and 6.03(d) of the Class A Convertible Preferred Unit and Warrant Purchase Agreement by and among Natural Resource Partners L.P., a Delaware limited partnership, and each of the Purchasers party thereto, dated [●] (the “Purchase Agreement”), the undersigned, being the President, Chief Executive Officer or other authorized officer of the Purchaser set forth on the signature page hereto, hereby certifies in his or her capacity as such, and not in his or her individual capacity, solely with respect to such Purchaser as follows:
1.    The Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Purchaser on or prior to the date hereof.

2.    The representations and warranties of the Purchaser contained in the Purchase Agreement that are qualified by materiality or Purchaser Material Adverse Effect were true and correct when made and are true and correct as of the date hereof, (as though made at and as of the date hereof), and all other representations and warranties of the Purchaser were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof (as though made at and as of the date hereof), other than those representations and warranties of the Purchaser contained in the Purchase Agreement that expressly relate to a different date, in which case, such representations and warranties are true and correct in all material respects as of such date.

Capitalized terms used herein but not otherwise defined in this certificate shall have the respective meanings ascribed to such terms in the Purchase Agreement.
(Signature page follows)

The undersigned has executed this Officer’s Certificate as of the date first written above.

[Name of Officer]
[Title]

EXHIBIT G
Form of General Partner Waiver

Form of General Partner Waiver
[Date]
NRP (GP) LP (the “General Partner”), a Delaware limited partnership and the general partner of Natural Resource Partners L.P. (the “Partnership”), in its own capacity and in its capacity as the general partner of the Partnership, hereby waives any preemptive rights it may hold pursuant to Section 5.7 of the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, with respect to the Partnership’s privately negotiated Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of [●], by and among the Partnership and each of the Purchasers set forth in Schedule A thereto (the “Purchase Agreement”), to issue and sell an aggregate of 250,000 Class A Convertible Preferred Units representing limited partner interests of the Partnership (and any Preferred Conversion Units issuable upon conversion of any Class A Convertible Preferred Units) and Warrants to purchase Common Units representing limited partner interests of the Partnership for a cash purchase price of $250,000,000 (and Warrant Exercise Units upon any exercise of Warrants). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.
IN WITNESS WHEREOF, the undersigned executes this General Partner Waiver, effective as of the date first above written.
(Signature Page Follows)

NRP (GP) LP
By: GP Natural Resource Partners LLC, its general partner
By:
Name:     Wyatt L. Hogan
Title:     Vice President and General Counsel

EXHIBIT H
Form of Warrant

Form of Warrant
NATURAL RESOURCE PARTNERS L.P.
WARRANT TO PURCHASE COMMON UNITS
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.
Original Issue Date: [•] Warrant Certificate No.: [•]
FOR VALUE RECEIVED, Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that [●], a [●], or its registered assigns (the “Holder”) is entitled to purchase from the Partnership [●] Common Units at a purchase price per unit of $[●] (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.
This Warrant is issued by the Partnership pursuant to the terms of the Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of [●] (the “Purchase Agreement”), between the Partnership and the Holder.
1.    Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:
“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.
“Board” means the board of directors of the Managing General Partner.

“Board Representation and Observation Rights Agreement” means that certain Board Representation and Observation Rights Agreement, dated [●], by and among the Managing General Partner, the General Partner, the Partnership and the Holder.
“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the cities of New York, New York are authorized or obligated by law or executive order to close.
“Buy-in” has the meaning set forth in Section 3(h).
“Buy-in Price” has the meaning set forth in Section 3(h).
“Class A PIK Unit” means any Preferred Unit issued in connection with a distribution on the Preferred Units.
“Change of Control” has the meaning set forth in the Partnership Agreement.
“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.
“Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon the exercise of the Warrants in the series issued by the Partnership pursuant to the Purchase Agreement; provided, that Common Units Deemed Outstanding at any given time shall not include units owned or held by or for the account of the Partnership.
“Convertible Securities” means any warrants or other rights exercisable to subscribe for or to purchase Common Units, or any security convertible into or exchangeable for Common Units, whether or not the right to exercise, convert or exchange any such Convertible Securities is immediately exercisable, including, for the avoidance of doubt, Warrants in the series issued by the Partnership pursuant to the Purchase Agreement.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Partnership of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.
“Exercise Agreement” has the meaning set forth in Section 3(a).
“Exercise Period” has the meaning set forth in Section 2.
“Exercise Price” has the meaning set forth in the preamble.
“Fair Market Value” means, as of any particular date: (a) the VWAP Price of the Common Units for such day on all domestic securities exchanges on which the Common Units may at the time be listed; (b) if there have been no sales of the Common Units on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Units on all such exchanges at the end of such day; (c) if on any such day the Common Units are not listed on a domestic securities exchange, the closing sales price of the Common Units as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Units on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Units quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; in each case, averaged over the fifteen consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Units are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Units are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per unit as determined in good faith by the Board.
“General Partner” means NRP(GP) LP, the general partner of the Partnership, and any successor as thereto as general partner of the Partnership.
“General Partner Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 16, 2011, as amended to date.
“Holder” has the meaning set forth in the preamble.
“Managing General Partner” means GP Natural Resource Partners LLC, the general partner of the General Partner, and any successor as thereto as general partner of the General Partner.
“Managing General Partner LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Managing General Partner, dated as of October 31, 2013, as amended to date.
“Minimum Exercise Amount” means (i) a number of Warrant Units (together with any Warrant Units purchasable under Warrants being exercised by affiliates of Holder) having an Aggregate Exercise Price that exceeds $10,000,000 or (ii) if the Aggregate Exercise Price of the Warrant Units to be purchased does not equal or exceed $10,000,000, then all of the Warrant Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.
“Net Cash Settlement Amount” means the Fair Market Value as of the Exercise Date of the Warrant Units in respect of which this Warrant is then being exercised less the Aggregate Exercise Price.
“Net Issuable Warrant Units” means the number of Warrant Units in respect of which this Warrant is then being exercised less the number of Warrant Units then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to the Aggregate Exercise Price.
“Opt-Out Notice” has the meaning set forth in Section 6(c).
“Original Issue Date” means the date hereof.
“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.
“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.
“Preferred Units” means the Class A Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Partnership Agreement.
“Purchase Agreement” has the meaning set forth in the preamble.
“Quarter” means, unless the context requires otherwise, a fiscal quarter or, with respect to the first fiscal quarter after the Original Issue Date, the portion of such fiscal quarter after the Original Issue Date, of the Partnership.
“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit.
“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.
“Warrant Units” means the Common Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2 or Section 3 of this Warrant).
2.    Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time during the period beginning on Original Issue Date and ending at 5:00 p.m., Central Time, on the eighth anniversary of the Original Issue Date or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for the Warrant Units purchasable hereunder (subject to adjustment as provided herein) as provided in Section 3. Holders may not exercise this Warrant except during the Exercise Period.
3.    Exercise of Warrant.
(a)    Exercise Procedure. The Holder may purchase all or any part of the Warrant Units purchasable upon the exercise of this Warrant during the Exercise Period, so long as the aggregate amount of Warrant Units to be purchased exceeds the Minimum Exercise Amount. The Holder may exercise this Warrant only upon the surrender of this Warrant to the Partnership at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Units to be purchased) and executed.
(b)    Settlement of Warrant Units. Upon the Holder’s exercise of this Warrant, the Partnership shall, at its own option, deliver to the Holder either:
(i)    Subject to Section 3(c), certificate or certificates representing the Net Issuable Warrant Units; or
(ii)    a certified or official bank check payable to the order of the Holder or by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by the Holder, in an aggregate amount equal to the Net Cash Settlement Amount.
In the event of any withholding of Warrant Units pursuant to clause (i) above where the number of units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of units withheld by or surrendered to the Partnership shall be rounded up to the nearest whole unit and the Partnership shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds in U.S. dollars) based on the incremental fraction of a unit being so withheld by or surrendered to the Partnership in an amount equal to the product of (x) such incremental fraction of a unit being so withheld or surrendered multiplied by (y) in the case of Common Units, the Fair Market Value per Warrant Unit as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with clause (iii)(y) above.
(c)    Delivery of Certificates. Upon receipt by the Partnership of the Exercise Agreement and surrender of this Warrant (in accordance with Section 3(a) hereof), to the extent the Partnership makes an election to issue Warrant Units pursuant to Section 3(b)(i), the Partnership shall, as promptly as practicable, and in any event within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Units issuable upon such exercise, together with cash in lieu of any fraction of a unit, as provided in Section 3(d) hereof. Certificates shall be transmitted by the Partnership’s transfer agent by crediting the account of the Holder’s prime broker with The Depository Trust Company through its

Deposit / Withdrawal at Custodian system if the Partnership is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Exercise Agreement. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Units shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Units for all purposes, as of the Exercise Date.
(d)    Fractional Units. The Partnership shall not be required to issue a fractional Warrant Unit upon exercise of any Warrant. As to any fraction of a Warrant Unit that the Holder would otherwise be entitled to purchase upon such exercise, the Partnership shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds in U.S. dollars) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Unit on the Exercise Date.
(e)    Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, at the time of delivery of the certificate or certificates representing the Warrant Units being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Units called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.
(f)    Valid Issuance of Warrant and Warrant Units; Payment of Taxes. With respect to the exercise of this Warrant, the Partnership hereby represents, covenants and agrees:
(i)    This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant (including, without limitation, pursuant to Section 3(e)) shall be, upon issuance, duly authorized and validly issued.
(ii)    All Warrant Units issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid (to the extent required under applicable law and the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued without violation of any preemptive or similar rights of any unitholder of the Partnership and free and clear of all taxes, liens and charges.
(iii)    The Partnership shall take all such actions as may be necessary to ensure that all such Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Units or other securities constituting Warrant Units may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Partnership upon each such issuance).
(iv)    The Partnership shall use its reasonable best efforts to cause the Warrant Units, immediately upon such exercise, to be listed on any domestic securities exchange upon which Common Units or other securities constituting Warrant Units are listed at the time of such exercise.
(v)    The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Units upon exercise of this Warrant; provided, that the Partnership shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Units to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Partnership the amount of any such tax, or has established to the satisfaction of the Partnership that such tax has been paid.
(g)    Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Partnership (pursuant to a merger, sale of units, or otherwise) or a sale of Common Units pursuant to a registered offering under the Securities Act, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction or registered offering, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction or registered offering.
(h)    Buy-In. In addition to any other rights available to the Holder, if the Partnership fails to deliver to the Holder a certificate or certificates representing the Warrant Units pursuant to an exercise within seven Business Days of such exercise, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Holder of the Warrant Units which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Partnership shall, at the Holder’s option, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point the Partnership’s obligation to deliver such certificate (and to issue such Common Units) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Units and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the closing bid price on the date of exercise. The Holder shall provide the Partnership written notice indicating the amounts payable to the Holder in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Partnership. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to timely deliver certificates representing Common Units upon exercise of this Warrant as required pursuant to the terms hereof.
4.    Adjustment to Exercise Price and Number of Warrant Units. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Units issuable upon exercise of this Warrant and/or the Exercise Price shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).
(a)    Adjustment to Exercise Price Upon Issuance of Common Units. Except as provided in Section 4(b) and except in the case of an event described in either Section 4(d) or Section 4(e), if the Partnership shall, at any time or from time to time after the Original Issue Date, issue or sell, or in accordance with Section 4(c) is deemed to have issued or sold, any Common Units without consideration or for consideration per Common Unit less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:
(i)    the sum of (A) the product obtained by multiplying the Common Units Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Partnership upon such issuance or sale (or deemed issuance or sale); by
(ii)    the sum of (A) the Common Units Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of Common Units issued or sold (or deemed issued or sold) by the Partnership in such issuance or sale (or deemed issuance or sale).
(b)    Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price payable upon exercise of this Warrant with respect to any Common Units issued upon the exercise of any warrants in the series issued by the Partnership pursuant to the Purchase Agreement or Common Units issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board.
(c)    Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price under Section 4(a) hereof, the following shall be applicable:

(i)    Issuance of Convertible Securities. If the Partnership shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities (other than Class A PIK Units), whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per unit (determined as provided in this paragraph and in Section 4(c)(iv)) for which Common Units are issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of Common Units issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 4(a)), at a price per unit equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4(a)) of (x) the total amount, if any, received or receivable by the Partnership as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Partnership upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Units issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4(c)(ii), (A) no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Units upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 4(c).
(ii)    Change in Terms of Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Partnership as consideration for the granting or sale of any Convertible Securities referred to in Section 4(c)(i) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Partnership upon the conversion or exchange of any Convertible Securities referred to in Section 4(c)(i) hereof, (C) the rate at which Convertible Securities referred to in Section 4(c)(i) hereof are convertible into or exchangeable for Common Units, or (D) the maximum number of Common Units issuable in connection with any Convertible Securities referred to in Section 4(c)(i) hereof (in each case, other than in connection with any Common Units issued upon the exercise of any warrants in the series issued by the Partnership pursuant to the Purchase Agreement), then (whether or not the original issuance or sale of such Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 4) the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 4 had such Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of units, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced.
(iii)    Treatment of Expired or Terminated Convertible Securities. Upon the expiration or termination of any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 4 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 4 to the Exercise Price which would have been in effect at the time of such expiration or termination had such unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.
(iv)    Calculation of Consideration Received. If the Partnership shall, at any time or from time to time after the Original Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 4(c), any Common Units or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Partnership therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Partnership shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Partnership shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Partnership, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Partnership in such transaction as is attributable to such Common Units or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Partnership is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Units or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Holder.
(d)    Adjustment to Number of Warrant Units Upon Dividend, Subdivision or Combination of Common Units. If the Partnership shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Units or any other limited partner interests of the Partnership payable in Common Units or Convertible Securities (other than Class A PIK Units), or (ii) subdivide (by any split, recapitalization or otherwise) its outstanding Common Units into a greater number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Partnership at any time combines (by combination, reverse split or otherwise) its outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.
(e)    Adjustment to Number of Warrant Units Upon a Change of Control. In the event of any Change of Control, each Warrant shall, immediately after such Change of Control, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units then exercisable under this Warrant, be exercisable for the kind and number of other securities or assets of the Partnership or of the successor Person resulting from such Change of Control to which the Holder would have been entitled upon such Change of Control if the Holder had exercised this Warrant in full immediately prior to the time of such Change of Control and acquired the applicable number of Warrant Units then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4(e) shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(e) shall similarly apply to successive Changes of Control. The Partnership shall not effect any such Change of Control unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such Change of Control, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any Change of Control or other transaction contemplated by the provisions of this Section 4(e), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(e) with respect to this Warrant.
(f)    Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of unit appreciation rights, phantom unit rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Units issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(f) shall decrease the number of Warrant Units issuable as otherwise determined pursuant to this Section 4.
(g)    Certificate as to Adjustment.
(i)    As promptly as reasonably practicable following any adjustment of the number of Warrant Units pursuant to the provisions of this Section 4, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)    As promptly as reasonably practicable following the receipt by the Partnership of a written request by the Holder, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer certifying the number of Warrant Units or the amount, if any, of other, securities or assets then issuable upon exercise of the Warrant.
(h)    Notices. In the event:
(i)    that the Partnership shall take a record of the holders of its Common Units (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any class or any other securities, or to receive any other security; or
(ii)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership; or
(iii)    of any Change of Control;
then, and in each such case, the Partnership shall send or cause to be sent to the Holder at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Partnership shall close or a record shall be taken with respect to which the holders of record of Common Units (or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Units (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per unit and character of such exchange applicable to the Warrant and the Warrant Units; provided, however, that the Partnership’s issuance of a broadly disseminated press release announcing a distribution shall satisfy the notice requirements of this Section 4(h) in connection with such distribution.

5.    Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Partnership grants, issues or sells any Common Units, Convertible Securities (other than Class A PIK Units) or rights to purchase units, warrants, securities or other property pro rata to the record holders of Common Units and not the Holder (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Units acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.
6.    Preemptive Rights.
(a)    Prior to the issuance of any New Securities (as defined below in Section 6(b)) by the Partnership, the Partnership shall offer to sell to the Holder its pro rata share of such New Securities by delivering written notice to such Holder (the “Notice of Issuance”), stating (i) the Partnership’s bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and (iii) the price and general terms, if any, upon which the Partnership proposes to offer such New Securities; provided, that if the Holder fails to provide written notice of its intent to exercise its right to purchase its pro rata share of such New Securities within seven Business Days of the date of the Notice of Issuance, such Holder shall be deemed to have waived any and all rights to purchase such New Securities in such transaction. Each Holder’s pro rata share of any New Securities, for purposes of this Section 6, shall be equal to the quotient of (x) the number of Common Units held by such Holder (including Warrant Units) on the date of the Notice of Issuance divided by (y) the number of Common Units outstanding (on a fully diluted basis assuming exercise of all outstanding options and warrants, including this Warrant) on the date of the Notice of Issuance.
(b)    “New Securities” means any Common Units and rights, options or warrants to purchase Common Units, and Convertible Securities (other than Class A PIK Units); provided, however, that New Securities shall not include (i) securities issued to the owners of another entity in connection with the acquisition of such entity by the Partnership by merger, consolidation, sale or exchange of securities, purchase of substantially all of the assets, or other reorganization whereby the Partnership acquires more than 50% of the voting power or assets of such entity; (ii) Common Units issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board; (iii) securities issued pursuant to any dividend, split, combination or other reclassification by the Partnership or the General Partner of the Common Units, or pursuant to a recapitalization or reorganization of the Partnership; (iv) securities (including without limitation the Warrant Units and Common Units issuable upon conversion of the Preferred Units) issued upon the exercise of warrants or options, or upon the conversion of Convertible Securities, in each case regardless of whether such warrants, options or Convertible Securities are outstanding on the date hereof or issued hereafter; (v) securities issued pursuant to an at-the-market offering program, or

(vi) Common Units issued in a firm commitment underwritten public offering registered under the Securities Act, but only if with respect to such public offering, (A) the Holders have exercised registration rights in connection with such public offering or (B) (i) at least two Business Days prior to first publication of its intention to conduct such public offering of Common Units, the Partnership provides each Holder that owns at least 25% of the Warrants originally represented by this Warrant with a Notice of Issuance and (ii) if not more than one Business Day after the date of the Notice of Issuance any Holder that owns at least 25% of the Warrants originally represented by this Warrant provides written notice of its intention to purchase (at the public offering price) Common Units in such offering, the Partnership instructs the managing underwriter, and shall use commercially reasonable efforts to cause the managing underwriter, to make available for purchase by such Holder, in such public offering and at the public offering price, a number of the Common Units equal to the lower of (1) such Holder’s pro rata share of all the Common Units being sold in such public offering and (2) the number of Common Units for which such Holder places an buy order with such managing underwriter. Notwithstanding any provision hereof to the contrary, each Notice of Issuance pertaining to a firm commitment underwritten public offering registered under the Securities Act need not include a particular price, and instead may state that the Partnership intends to sell Common Units to underwriters at customary discount to the public offering price that will be determined upon pricing of such offering. Each Holder’s pro rata share of the Common Units to be sold in a firm commitment underwritten public offering registered under the Securities Act shall be equal to the quotient of (x) the number of Common Units held by such Holder (including Warrant Units) on the date of the Notice of Issuance divided by (y) the number of Common Units outstanding (on a fully diluted basis assuming exercise of all outstanding options and warrants, including this Warrant) on the date of the Notice of Issuance.
(c)    Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive any Notice of Issuance from the Partnership with respect to firm commitment underwritten public offerings of the Partnership’s Common Units; provided, however, that if a Holder has delivered an Opt-Out Notice, the Partnership shall not be required to comply with its obligations pursuant to Section 6(b)(A) and (B) with respect to such Holder; provided, further, that such Holder may later revoke any such Opt-Out Notice in writing.
7.    Transfer of Warrant. Subject to the transfer conditions referred to in the Purchase Agreement and the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Partnership at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Partnership shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. For the avoidance of doubt, Warrants may be transferred separately from Preferred Units.
8.    Holder Not Deemed a Unitholder; Limitations on Liability. Except as described in the Board Representation and Observation Rights Agreement, the Partnership Agreement, the General Partner Partnership Agreement, the Managing General Partner LLC Agreement, or otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Units to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of limited partner interests of the Partnership for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a unitholder of the Partnership or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of limited partner interests, reclassification of limited partner interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a unitholder of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership. Notwithstanding this Section 8, (i) the Partnership shall provide the Holder with copies of the same notices and other information given to the unitholders of the Partnership generally, contemporaneously with the giving thereof to the unitholders and (ii) the Partnership shall not amend or modify its Partnership Agreement in a manner adverse to any rights or benefits applicable to the Warrant Units thereunder.
9.    Replacement on Loss; Division and Combination.
(a)    Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Partnership, the Partnership at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Units as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Partnership for cancellation.
(b)    Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Partnership at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Partnership shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Units as the Warrant or Warrants so surrendered in accordance with such notice.
10.    No Impairment. The Partnership shall not, by amendment of its Certificate of Formation or Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.
11.    Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. All Warrant Units issued upon exercise of this Warrant (unless registered under the Securities Act or any applicable conditions for the removal of the legend are otherwise satisfied) shall be stamped or imprinted with a legend in substantially the following form:
“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”
12.    Warrant Register. The Partnership shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Partnership may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.
13.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).
If to the Partnership:
Natural Resource Partners L.P.
1201 Louisiana Street, Suite 3400
Houston, TX 77002
Attention: Kathryn Wilson
Email: kwilson@nrplp.com

with a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, TX 77002
Attention: E. Ramey Layne
Email: rlayne@velaw.com

If to the Holder:            [•]
with a copy to (which shall not constitute notice):
[•]
14.    Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.
15.    Equitable Relief. Each of the Partnership and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
16.    Entire Agreement. This Warrant, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control.
17.    Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Partnership and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.
18.    No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Partnership and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.
19.    Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.
20.    Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Partnership or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Partnership shall not amend, modify or supplement, or waive any provision of, any other warrant issued concurrently with this Warrant under the Purchase Agreement (the “Other Warrants”) unless the Partnership has (i) provided five (5) Business Days’ prior written notice to the Holder of any such amendment, modification, supplement or waiver of any Other Warrants and (ii) if elected by the Holder, amended, modified, supplemented or waived the corresponding provision of this Warrant.
21.    Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.
22.    Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

23.    Submission to Jurisdiction. The parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address for receipt of notices pursuant to Section 13 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
24.    Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.
25.    Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.
26.    No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Partnership has duly executed this Warrant on the Original Issue Date.
NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its General Partner GP Natural Resource Partners LLC, its General Partner

By:    ____________________
Name:

Title:
Accepted and agreed,
[HOLDER NAME]

By:
Name:
Title:

NATURAL RESOURCE PARTNERS L.P.
EXERCISE AGREEMENT
To [Name]:
The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the surrender of this Warrant, Common Units (“Warrant Units”) provided for therein, and requests that certificates for the Warrant Units be issued as follows:
Name:
Address:
Federal Tax or Social Security No.:

and delivered by	(certified mail to the above address, or
(electronically (provide DWAC Instructions:_______________), or
(other _______________) (specify):.

and, if the number of Warrant Units shall not be all the Warrant Units purchasable upon exercise of this Warrant, that a new Warrant for the balance of the Warrant Units purchasable upon exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.
Dated: ________________, _____
Note: The signature must correspond with

Signature:
the name of the Holder as written on the first page of this Warrant in every particular, without alteration or enlargement or any change whatever, unless this Warrant has been assigned.	Name (please print)

Address
Federal Identification or Social Security No.
Assignee:

NATURAL RESOURCE PARTNERS L.P.
ASSIGNMENT
For value received [●] hereby sells, assigns and transfers unto [●] the within Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant on the books of the within-named Partnership, with full power of substitution in the premises.
Date:
Signature:
Note: The above signature must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.

EXHIBIT I
Form of VCOC Letter

NATURAL RESOURCE PARTNERS L.P.
1201 Louisiana Street, Suite 3400
Houston, TX 77002

___, 2017

[GoldenTree Purchaser]
c/o GoldenTree Asset Management LP
300 Park Avenue
21st Floor
New York, NY 10022

RE: VCOC Matters

Ladies and Gentlemen:

Pursuant to this letter agreement, Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), grants the following rights to [____] (the “Purchaser”) in connection with the Purchaser’s acquisition (as applicable) of Class A Convertible Preferred Units representing limited partner interests in the Partnership (collectively, the “Securities”):

(a)
to visit and inspect any of the properties of the Partnership or of any of its Subsidiaries, to inspect, copy and take extracts from their financial and accounting records, and to discuss their affairs, finances and accounts with their officers and independent public accountants (provided that the Partnership may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; and

(b)
to consult with and advise the management of the Partnership and its Subsidiaries at reasonable times during normal business hours on all matters relating to the operation of the Partnership and its Subsidiaries as may be requested by the Purchaser.

For purposes hereof, “Subsidiary” means, with respect to any entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such entity or one or more of the other Subsidiaries of such entity or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such entity or one or more Subsidiaries of such entity or a combination thereof.

The Partnership agrees to consider, in good faith, the recommendations of the Purchaser or its designated representatives in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Partnership.

In addition to the above rights, if reasonably requested in writing, the Partnership agrees to deliver (or cause to be delivered) or make available to the Purchaser:

(i)
without duplication and unless already delivered pursuant to the Transaction Documents (as defined below), the financial statements that are required to be delivered pursuant to Section 8.3 of the LPA (as defined below); and

(ii)
to the extent the Partnership is required by law or pursuant to the terms of any outstanding indebtedness of the Partnership to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act of 1934 (or comparable reports under other applicable law) actually prepared by the Partnership as soon as available.

Notwithstanding any provision herein, in no event shall the Partnership be required to provide copies of, or access to, any materials or information if the Partnership determines, upon advice of counsel, that doing so could create a conflict of interest, have an adverse effect on the attorney-client privilege, result in a breach of confidentiality obligations to third parties or otherwise have a detrimental effect on the Partnership or any of its affiliates.

Reference is made to that certain Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of [___], among the Partnership and the purchasers party thereto (the “Purchase Agreement”), the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (the “LPA”) and the other “Transaction Documents” (as defined in the Purchase Agreement, the “Transaction Documents”), which include certain rights in favor of the Purchaser to receive information, consult with management and participate or observe meetings of governing boards. The rights granted to the Purchaser in this letter agreement are in addition to, and not in limitation of, any rights extended to the Purchaser in the Transaction Documents.

In the event that the Purchaser subsequently determines that the Purchaser’s investment in the Partnership fails to qualify as a “venture capital investment” for purposes of the United States Department of Labor regulations published at 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulations”), then the Partnership agrees to provide the Purchaser or its designated representative with such other rights of consultation that the parties hereto hereafter agree are reasonably necessary under applicable legal authorities to qualify the Purchaser’s investment in the Partnership as a “venture capital investment” for purposes of the Plan Asset Regulations. The Purchaser acknowledges and agrees that it has made (and shall make) its own determination as to the satisfaction of requirements related to the Plan Asset Regulations and that it is not (and will not be) relying on the Partnership or any of its affiliates in making such determination.

The Purchaser’s rights under this letter agreement will expire upon the earliest of: (a) such time as the Purchaser ceases to hold directly or indirectly any equity or debt securities of the Partnership; (b) the consummation of a sale of the Securities held by the Purchaser pursuant to a registration statement filed by the Partnership under the Securities Act of 1933, as amended, in connection with a firm commitment underwritten offering of the Securities to the general public; or (c) the consummation of a merger or consolidation of the Partnership that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reformation of the Partnership in a different state; or (B) the formation of a holding company that will be owned exclusively by the Partnership’s equity holders and will hold all of the outstanding equity interests in the Partnership’s successor.

The Purchaser agrees to hold in confidence and not disclose to any third party (other than its general partner, management company, legal counsel and accountants) any confidential information provided to or learned by the Purchaser in connection with the Purchaser’s rights hereunder.

This letter agreement shall be binding upon the Partnership and its successors and assigns, and inure to the benefit of the Purchaser and its successors and assigns (provided such successor or assign is intended to be a venture capital operating company under 29 C.F.R. §2510.3-101, as amended). This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York (excluding any conflicts of law rules which would otherwise cause this letter agreement to be construed or enforced in accordance with, or the rights of the parties to be governed by, the laws of any other jurisdiction). This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Delivery hereof may be made by email or other electronic transmission. All rights of the Purchaser herein are cumulative and non-exclusive with, or in limitation of, any other rights to which the Purchaser may be entitled.

[Signature Page Follows.]

Our signature below indicates our agreement to the terms of this letter agreement as of the date set forth above.

Very truly yours,

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its General Partner GP Natural Resource Partners LLC, its General Partner
By:    ____________________
Name:
Title:

[SIGNATURE PAGE VCOC LETTER]

This letter agreement is hereby accepted and agreed as of the date first above written.

GOLDENTREE 2004 TRUST

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, LP

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:

SAN BERNARDINO COUNTY EMPLOYEES’ RETIREMENT ASSOCIATION

By: GoldenTree Asset Management, LP

By:_______________________
Name:
Title:
LOUISIANA STATE EMPLOYEES’ RETIREMENT SYSTEM
By: GoldenTree Asset Management, LP
By:_______________________
Name:

[SIGNATURE PAGE VCOC LETTER]

Title:
GT NM, LP
By: GoldenTree Asset Management, LP
By:_______________________
Name:
Title:

[SIGNATURE PAGE VCOC LETTER]

EXHIBIT J
Form of Exchange
and Purchase Agreement

EXCHANGE AND PURCHASE AGREEMENT
DATED FEBRUARY 22, 2017
BY AND AMONG
NATURAL RESOURCE PARTNERS L.P.,
NRP FINANCE CORPORATION,
GOLDENTREE ASSET MANAGEMENT L.P.,
BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC,
OAKTREE CAPITAL MANAGEMENT, L.P.,
REDWOOD CAPITAL MANAGEMENT, LLC
AND
ARISTEIA CAPITAL, LLC

Page
Article I    DEFINITIONS    1
Section 1.01    Definitions    1
Section 1.02    Accounting Procedures and Interpretation    8
Article II    EXCHANGE, SALE AND PURCHASE    9
Section 2.01    Exchange    9
Section 2.02    Sale and Purchase    9
Section 2.03    Agreed Note Premium    9
Section 2.04    Funding Notices    9
Section 2.05    Delivery    9
Section 2.06    Closing    10
Section 2.07    Issue Price; Original Issue Discount    10
Section 2.08    Independent Nature of Issuers’ Obligations and Rights    10
Article III    REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP    11
Section 3.01    Existence    11
Section 3.02    Capitalization.    11
Section 3.03    Subsidiaries    12
Section 3.04    SEC Documents    12
Section 3.05    Undisclosed Liabilities    13
Section 3.06    Independent Accountants    13
Section 3.07    Internal Accounting Controls    13
Section 3.08    Disclosure Controls    14
Section 3.09    Absence of Proceedings    14
Section 3.10    No Material Adverse Change    14
Section 3.11    Authority; Enforceability    15
Section 3.12    Approvals    15
Section 3.13    Compliance with Law    15
Section 3.14    Absence of Defaults and Conflicts    16
Section 3.15    Absence of Labor Dispute    17
Section 3.16    Possession of Intellectual Property    17
Section 3.17    Material Contracts    17
Section 3.18    Possession of Licenses and Permits    18
Section 3.19    Title to Property    18
Section 3.20    Rights-of-Way    18
Section 3.21    Environmental Laws    19
Section 3.22    Investment Company Status    19
Section 3.23    No Registration Required    19
Section 3.24    No Integration    20
Section 3.25    Certain Fees    20
Section 3.26    Tax Returns    20
Section 3.27    Insurance    20

-i-

Section 3.38    Compliance with the Sarbanes-Oxley Act    20
Section 3.29    Foreign Corrupt Practices Act    21
Section 3.30    Money Laundering Laws    21
Section 3.31    OFAC    21
Section 3.32    ERISA Compliance    21
Section 3.33    Related Party Transactions    22
Article IV    REPRESENTATIONS AND WARRANTIES OF THE CONSENTING HOLDERS    22
Section 4.01    Valid Existence    22
Section 4.02    No Consents; Violations, Etc    22
Section 4.03    Investment    23
Section 4.04    Nature of Consenting Holder    23
Section 4.05    Receipt of Information    23
Section 4.06    Restricted Securities    23
Section 4.07    Certain Fees    24
Section 4.08    Legend    24
Section 4.09    Reliance on Exemptions    25
Section 4.10    Authority    25
Section 4.11    Ownership of 2018 Notes    26
Article V    COVENANTS    26
Section 5.01    Conduct of Business    26
Section 5.02    Taking of Necessary Action    26
Section 5.03    Disclosure; Public Filings    27
Section 5.04    Partnership Fees    27
Section 5.05    Fees    27
Section 5.06    Use of Proceeds    27
Section 5.07    Consenting Holders    27
Section 5.08    Restrictions on Transfer    27
Article VI    CLOSING CONDITIONS    28
Section 6.01    Conditions to Closing.    28
Section 6.02    Issuers' Deliveries    29
Section 6.03    Consenting Holder Deliveries    30
Article VII    INDEMNIFICATION, COSTS AND EXPENSES    31
Section 7.01    Indemnification by the Issuers.    31
Section 7.02    Indemnification by Consenting Holder    31
Section 7.03    Indemnification Procedure    32
Section 7.04    Tax Treatment    33
Article VIII    MISCELLANEOUS    33
Section 8.01    Interpretation    33
Section 8.02    Survival of Provisions    33
Section 8.03    No Waiver; Modifications in Writing.    34

-ii-

Section 8.04    Binding Effect; Assignment.    34
Section 8.05    Communications    34
Section 8.06    Entire Agreement    35
Section 8.07    Governing Law; Submission to Jurisdiction    35
Section 8.08    Waiver of Jury Trial    36
Section 8.09    Execution in Counterparts    36
Section 8.10    Termination.    36
Section 8.11    Specific Performance    37

Schedules and Exhibits:
Schedule A – Exchanging Noteholders
Schedule B – Note Purchasers
Exhibit A – Form of Indenture
Exhibit B – Form of General Partner Officer’s Certificate
Exhibit C – Form of Vinson & Elkins LLP Legal Opinion
Exhibit D – Form of Consenting Holder’s Officer’s Certificate
Exhibit E – Form of Class A Convertible Preferred Unit and Warrant Purchase Agreement
Exhibit F – Form of Amendment of Operating Company Credit Agreement
Exhibit G – Form of Registration Rights Agreement

-iii-

EXCHANGE AND PURCHASE AGREEMENT
EXCHANGE AND PURCHASE AGREEMENT dated February 22, 2017 (this “Agreement”), by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), NRP Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Partnership, the “Issuers”), and the parties set forth on Schedule A hereto (each an “Exchanging Noteholder” and collectively, the “Exchanging Noteholders”) and on Schedule B hereto (each a “Note Purchaser” and collectively, the “Note Purchasers”). The Exchanging Noteholders and the Note Purchasers are referred to collectively as the “Consenting Holders.”
WHEREAS, the Issuers desire to issue to each Exchanging Noteholder certain New Exchange Notes (as defined below) in exchange for the Exchanging Noteholders’ 2018 Notes (as defined below) (such transaction, the “Exchange”).
WHEREAS, the Issuers desire to issue and sell to each Note Purchaser, and each Note Purchaser desires to purchase from the Issuers, certain New Issuance Notes (as defined below) (such transaction, the “New Issuance”).
WHEREAS, the New Exchange Notes and the New Issuance Notes (collectively, the “New Notes”) will be issued under an indenture (the “New Indenture”) substantially in the form attached hereto as Exhibit A, to be dated the Closing Date (as defined below), between the Issuers and Wilmington Trust, National Association, as trustee (the “Trustee”).
WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Issuers and each Consenting Holder will enter into a registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G, pursuant to which the Issuers will provide each Consenting Holder with certain registration rights with respect to the New Notes to be dated the Closing Date (as defined below).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuers and each Consenting Holder hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“2018 Notes” means the Issuers’ 9.125% senior notes issued pursuant to the Indenture.
“8-K Filing” has the meaning given to such term in Section 5.03.
“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person; provided, however, (i) that the Partnership and its Subsidiaries shall not be deemed to be Affiliates of the Consenting Holders or any of their respective Affiliates, (ii) portfolio companies in which the Consenting Holders or any of their respective Affiliates have an investment (whether as debt or equity) shall not be deemed an Affiliate of such Consenting Holder, (iii) the Excluded Consenting Holder Parties shall not be deemed Affiliates of GoldenTree Asset Management L.P., BlueMountain Capital Management, LLC, Oaktree Capital Management, L.P., Redwood Capital Management, LLC, Aristeia Capital, LLC or any Partnership Entity. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning given to such term in the introductory paragraph hereof.
“Anticipated Closing Date” has the meaning given to such term in Section 2.04.
“Beneficially Owned” with respect to any securities means having “beneficially ownership” of such securities (as determined pursuant to Rule 13d-3 or Rule 13d-5 under the Exchange Act).
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks located in New York, New York are authorized or obligated to close.
“Ciner Wyoming” means Ciner Wyoming LLC.
“Closing” means the consummation of the Exchange and New Issuance hereunder.
“Closing Date” has the meaning given to such term in Section 2.06.
“Co-Issuer” has the meaning given to such term in the introductory paragraph hereof.
“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.
“Consenting Holder” has the meaning given to such term in the introductory paragraph hereof.
“Consenting Holder Material Adverse Effect” means, with respect to any Consenting Holder, any material adverse effect on the ability of such Consenting Holder to perform its obligations under the Transaction Agreements on a timely basis.
“Consenting Holder Related Parties” has the meaning given to such term in Section 7.01.
“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“DTC” has the meaning given to such term in Section 2.01.
“Environmental Laws” has the meaning given to such term in Section 3.21.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.
“Exchange” has the meaning given to such term in the recitals in this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Act Regulations” means the rules and regulations of the SEC promulgated under the Exchange Act.
“Exchange Date” has the meaning given to such term in Section 5.09(a)(ii).
“Exchanging Noteholder” has the meaning given to such term in the introductory paragraph hereof.
“Excluded Consenting Holder Parties” has the meaning given to such term in Section 5.07.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Fifth Amended and Restated Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, which shall establish the terms of the Class A Convertible Preferred Units and be substantially in the form attached as Exhibit C to Exhibit E hereto.
“Funding Notice” has the meaning given to such term in Section 2.04.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“General Partner” means NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership.
“General Partner Limited Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 16, 2011, as amended to date.
“Governmental Authority” means, with respect to any Person, the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, any of the Partnership Entities or their Properties.
“Governmental Licenses” has the meaning given to such term in Section 3.18.
“Hazardous Materials” has the meaning given to such term in Section 3.21.
“Indemnified Party” has the meaning given to such term in Section 7.03.
“Indemnifying Party” has the meaning given to such term in Section 7.03.
“Indenture” means the Indenture, dated September 18, 2013, by and among the Partnership and NRP Finance Corporation, as issuers, and Wells Fargo Bank, National Association, as trustee.
“Initial Price” has the meaning given to such turn in Section 2.02.
“Issuers” has the meaning set forth in the introductory paragraph hereof.
“Knowledge” means, with respect to the Issuers, the actual knowledge after reasonable inquiry of one or more of the following persons, Corbin J Robertson, Jr., Craig Nunez, Wyatt Hogan, Colin Oerton, Kathryn Wilson, Kevin Craig or Gregory Wooten; provided, however, that reasonable inquiry of third parties shall not be required.
“Law” or “Laws” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, judicial or administrative order, writ, injunction, judgment, settlement, award or decree.
“Lien” means any mortgage, claim, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.
“Managing General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company and the general partner of the General Partner.
“Managing General Partner LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Managing General Partner dated as of October 31, 2013, as amended to date.
“Material Contracts” has the meaning set forth in Section 3.17.
“Money Laundering Laws” has the meaning given to such term in Section 3.30.

“New Exchange Notes” means 10.500% Senior Notes due 2022 issued pursuant to the Exchange and governed by the New Indenture.
“New Indenture” has the meaning given to such term in the recitals to this Agreement.
“New Issuance” has the meaning given to such term in the recitals to this Agreement.
“New Issuance Notes” means 10.500% Senior Notes due 2022 issued pursuant to the New Issuance and governed by the New Indenture.
“New Notes” has the meaning given to such term in the recitals to this Agreement.
“Note Premium” has the meaning given to such term in Section 2.03.
“Note Purchaser” has the meaning given to such term in the introductory paragraph hereof.
“NYSE” means The New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Operating Company” means NRP (Operating) LLC, a Delaware limited liability company.
“Operating Company Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of June 16, 2015, by and among the Operating Company, the lenders party thereto, Citibank, N.A. as administrative agent and collateral agent and other financial institutions party thereto.
“Organizational Documents” means (i) in the case of a corporation, its charter and by-laws; (ii) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (iii) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (iv) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (v) in the case of any other entity, the organizational and governing documents of such entity.
“Partnership” has the meaning given to such term in the introductory paragraph of this Agreement.
“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 20, 2010, as amended to date.
“Partnership Bank Account” means the bank account designated as such by the Partnership pursuant to the Funding Notice.
“Partnership Documents” means (i) all Secured Debt Agreements, (ii) the Indenture and (iii) all other Contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes,

debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which any of the Partnership Entities is a party or by which any of the Partnership Entities is bound or to which any of the property or assets of the Partnership Entities is subject that, solely in the case of clause (ii), are material with respect to the Partnership Entities taken as a whole.
“Partnership Entities” means the Partnership and its Subsidiaries.
“Partnership Material Adverse Effect” means any change, event, circumstance or effect that, individually or together with any other changes, events or effects, (i) has a material adverse effect on (a) the legality, validity or enforceability of any Transaction Agreement, or (b) the financial condition, business, assets or results of operations of the Partnership Entities, considered as a single enterprise, or (ii) the ability of the Partnership or the General Partner to perform its obligations under the Transaction Agreements in full on a timely basis. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any change, event, circumstance or effect to the extent resulting or arising from or that would or reasonably be expected to result or arise from: (a) any change in general economic conditions in the industries or markets in which any of the Partnership Entities operate that do not have a disproportionate effect on the Partnership Entities, considered as a single enterprise; (b) any engagement in hostilities pursuant to a declaration of war, or the occurrence of any military or terrorist attack; (c) changes in GAAP or other accounting principles, except to the extent such change has a disproportionate effect on the Partnership Entities, considered as a single enterprise; or (d) other than for purposes of Section 3.14, the consummation of the transactions contemplated hereby.
“Partnership Related Parties” has the meaning given to such term in Section 7.02.
“Party” or “Parties” means the Partnership and each of the Consenting Holders.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
“Plan” has the meaning given to such term in Section 3.32.
“Property” or “Properties” means any interest or interests in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property).
“Purchase Price” means the amount set forth opposite each of the Note Purchasers’ names on Schedule B.
“Registered Notes” means senior notes issued by the Issuers under the New Indenture containing terms identical to the New Notes (except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement) and to be offered to holders of New Notes pursuant to the Registration Rights Agreement.

“Registration Rights Agreement” has the meaning given to such term in the recitals to this Agreement.
“Repayment Event” means any event or condition that (a) gives the holder of any bond, note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Partnership Entities, or (b) gives any counterparty (or any person acting on such counterparty’s behalf) under any swap agreement or similar agreement or instrument to which any of the Partnership Entities is a party the right to liquidate or accelerate the payment obligations, or designate an early termination date under such agreement or instrument, as the case may be.
“Representatives” of any Person means the Affiliates, control persons, officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
“Rights-of-Way” has the meaning given such term in Section 3.20.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or implementing the provisions thereof.
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” has the meaning given to such term in Section 3.04.
“Secured Debt Agreements” shall mean, collectively, (i) the Operating Company Credit Agreement and (ii) the Note Purchase Agreement, dated June 19, 2003, by and among the Operating Company and the purchaser named therein, in each case, as such agreement has been amended, supplemented or otherwise modified to date.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Securities Act Regulations” means the rules and regulations of the SEC promulgated under the Securities Act.
“Subsidiary” means, as to any Person, (i) any corporation, limited liability company, general partnership or other entity (other than a limited partnership) of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, general partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries and (ii) any limited partnership of which (a) a majority of the voting power to elect a majority of the board of directors or board of managers of the general partner of such limited partnership and (b) a majority of the outstanding limited partner interests is at the time directly or indirectly owned or controlled by such Person.
“Third Party Claim” has the meaning given to such term in Section 7.03.

“Transaction Agreements” means, collectively, this Agreement, the Registration Rights Agreement, the New Indenture and any amendments, supplements, continuations or modifications thereto.
“Transfer” means to, directly or indirectly, (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, the subject matter of the Transfer, or the act thereof.
“Trustee” has the meaning given to such term in the recitals in this Agreement.
“Unpaid Amounts” has the meaning given to such turn in Section 2.03.
“Warranty Breach” has the meaning given to such term in Section 7.01.
Section 1.02    Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Consenting Holders under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.
ARTICLE II

EXCHANGE, SALE AND PURCHASE
Section 2.01    Exchange. Subject to the terms and conditions hereof, on or prior to the Closing Date, each Exchanging Noteholder hereby, severally and not jointly, agrees to deliver or cause to be delivered through the facilities of The Depository Trust Company (“DTC”) to the Issuers all right, title and interest in and to the 2018 Notes held by or Beneficially Owned by it or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, in each case listed on Schedule A hereto opposite such Exchanging Noteholder’s name, free and clear of any Liens, together with any documents of conveyance or transfer that the Issuers may deem necessary or desirable to transfer to and confirm in the Issuers all right, title and interest in and to such 2018 Notes, free and clear of any Liens. Subject to the terms and conditions hereof, the Issuers will issue to each Exchanging Noteholder through the facilities of DTC on the Closing Date New Exchange Notes in an aggregate principal amount equal to that set forth in Schedule A opposite such Exchanging Noteholder’s name.
Section 2.02    Sale and Purchase. Subject to the terms and conditions hereof, the Issuers will issue and sell to each Note Purchaser through the facilities of DTC on the Closing Date, and each Note Purchaser hereby, severally and not jointly, agrees to purchase from the Issuers on the Closing Date, such aggregate principal amount of New Issuance Notes set forth in Schedule B opposite such Note Purchaser’s name, at a purchase price of 98.750% of the face value of such New Issuance Notes (the “Initial Price”), upon receipt by the Issuers of the Purchase Price set forth in Schedule B opposite such Note Purchaser’s name on the Closing Date for such New Issuance Notes.
Section 2.03    Agreed Note Premium. In addition to New Exchange Notes, the Issuers agree to pay to each Exchanging Noteholder (i) a cash premium equal to 5.813% of the aggregate principal amount of all 2018 Notes tendered for Exchange by such Exchanging Noteholder in the Exchange (the “Note Premium”) and (ii) all accrued and unpaid interest on the 2018 Notes tendered for Exchange by such Exchanging Noteholder as of the Closing Date (the “Unpaid Amounts”) as set forth next to such Exchanging Noteholder’s name on Schedule A hereto. For the avoidance of doubt, the Note Premium and the Unpaid Amounts reflect consideration with respect to the redemption of the 2018 Notes and are not consideration for the issuance of the New Exchange Notes.
Section 2.04    Funding Notices. On or prior to the fifth Business Day prior to the date on which the Partnership reasonably anticipates the Closing to occur (the “Anticipated Closing Date”), the Partnership shall deliver a written notice (the “Funding Notice”) to each of the Note Purchasers (a) specifying the Anticipated Closing Date, (b) directing each Note Purchaser to pay the applicable Purchase Price for its New Issuance Notes by wire transfer(s) of immediately available funds to the Partnership Bank Account, prior to 10:00 a.m. Central Time on the Closing Date, and (c) specifying wiring instructions for wiring funds into the Partnership Bank Account.
Section 2.05    Delivery. Delivery of all New Notes shall be made on the Closing Date. Delivery of the New Notes shall be made to the account of each Exchanging Noteholder or Note Purchaser, as applicable, through the facilities of DTC against (i) delivery into an account of the Issuers’ designation through the facilities of DTC of all 2018 Notes to be tendered for Exchange by each Exchanging Noteholder, and (ii) payment by each of the Note Purchasers of their respective Purchase Price by wire transfer in immediately available funds to the Partnership Bank Account. The Parties shall deliver the 2018 Notes and the New Notes through the facilities of DTC and the Parties acknowledge that the delivery of the New Notes to the Exchanging Noteholders and Note Purchasers through the DTC system may be delayed due to procedures and mechanics within the system of DTC and that such delay will not be a default under this Agreement so long as (i) the Issuers are using their reasonable best efforts to effect the issuance of one or more global notes representing the New Notes, (ii) interest shall accrue on such New Notes from the Closing Date and (iii) such delay is no longer than three Business Days.
Section 2.06    Closing. Subject to the terms and conditions hereof, (a) the Closing shall take place at the offices of Vinson & Elkins, 666 Fifth Avenue, 26th Floor, New York, New York 10103 or such other location as mutually agreed to by the Parties, on March 2, 2017, or such other date as mutually agreed by the Parties, not later than March 10, 2017 (the “Closing Date”); provided that the Closing Date shall not be earlier than the date set forth in the Funding Notice unless mutually agreed by the Parties. The obligation of each Note Purchaser to fund its Purchase Price at the Closing shall be conditional upon the concurrent funding by each other Note Purchaser hereunder.
Section 2.07    Issue Price; Original Issue Discount. For U.S. federal income tax purposes, the “issue price” of all of the New Notes (including the Exchange Notes) shall be equal to the Initial

Price for the New Issuance Notes, and all New Notes shall have original issue discount equal to 1.250% of the face amount of the New Notes.
Section 2.08    Independent Nature of Consenting Holders’ Obligations and Rights. The obligations of each Consenting Holder under any Transaction Agreement are several and not joint with the obligations of any other Consenting Holder, and no Consenting Holder shall be responsible in any way for the performance of the obligations of any other Consenting Holder under any Transaction Agreement. The failure of any Consenting Holder to perform, or waiver by the Issuers such performance, under any Transaction Agreement shall not excuse performance by any other Consenting Holder, and the waiver by any Consenting Holder of performance of the Issuers under any Transaction Agreement shall not excuse performance by the Issuers with respect to the other Consenting Holder. Nothing contained herein or in any other Transaction Agreement, and no action taken by any Consenting Holder pursuant thereto, shall be deemed to constitute the Consenting Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Consenting Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Agreements. Each Consenting Holder shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Agreements, and it shall not be necessary for any other Consenting Holder to be joined as an additional party in any proceeding for such purpose.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Issuers represent and warrant to each of the Consenting Holders that the representations and warranties set forth in this Article III are true and correct as of the date of this Agreement and as of the Closing Date.
Section 3.01    Existence. The Managing General Partner, the General Partner and each of the Partnership Entities has been duly formed and is validly existing and in good standing under the laws of the State or other jurisdiction of its organization and has the requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect. The Managing General Partner, the General Partner and each of the Partnership Entities is duly qualified or licensed and in good standing as a foreign corporation, limited partnership, limited liability company or unlimited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its Properties or the character of its operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

Section 3.02    General Partner.
(a)    The General Partner is the sole general partner of the Partnership and owns a 2.0% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of any Liens.
(b)    All of the outstanding limited partner interests of the Partnership have been duly authorized and validly issued in accordance with the applicable Law and the Partnership Agreement and are fully paid (to the extent required under applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(c)    The Partnership’s currently outstanding Common Units are registered pursuant to Section 12(b) of the Exchange Act and are quoted on the NYSE, and the Partnership has taken no action designed to terminate the registration of such Common Units under the Exchange Act nor has the Partnership received any notification that the SEC is contemplating terminating such registration. The Partnership has not, in the 12 months preceding the date hereof, received written notice from the NYSE to the effect that the Partnership is not in compliance with the listing or maintenance requirements of the NYSE. The Partnership is, and has no reason to believe that it will not continue to be, in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Units on the NYSE.
Section 3.03    Subsidiaries. The Partnership owns, directly or indirectly, 100% of the issued and outstanding equity interests of each of the Partnership’s Subsidiaries (other than BRP LLC, a Delaware limited liability company (“BRP”), and CoVal Leasing Company, LLC, a Delaware limited liability company (“CoVal”) and 51.0% of the issued and outstanding equity interests of BRP, which owns a 100% membership interest in CoVal, free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed pursuant to the Secured Debt Agreements), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law and the Organizational Documents of such Subsidiaries) and non-assessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, or the Organizational Documents of such Subsidiaries). No options, warrants, preemptive rights or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, securities or ownership interests in any Subsidiary of the Partnership are outstanding on the date of this Agreement and there are no outstanding obligations of any Partnership Entity to repurchase, redeem or otherwise acquire ownership interests in any Subsidiary of the Partnership.
Section 3.04    SEC Documents. The Partnership has filed with the SEC all reports, schedules and statements required to be filed by it under the Exchange Act on a timely basis, except for the Partnership’s Form 8-K filed July 28, 2015, since January 1, 2015 (all such documents filed after such date but prior to the date hereof, collectively, the “SEC Documents” and as used herein, in all cases other than for the purposes of this Section 3.04, “SEC Documents” shall be deemed to exclude any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed, (a) complied as to form in all material respects with applicable requirements of the Exchange Act and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (c) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended and (d) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. A true and correct copy of the Partnership Agreement has been filed with the SEC as an exhibit to an SEC Document.
Section 3.05    Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Partnership included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, the Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise).
Section 3.06    Independent Accountants. Ernst & Young LLP, who certified the audited consolidated financial statements of the Partnership as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013, are independent registered public accountants with respect to the Managing General Partner, the General Partner and the Partnership Entities as required by the Securities Act, the Securities Act Regulations and the standards of the Public Company Accounting Oversight Board.
Section 3.07    Internal Accounting Controls. The Partnership Entities maintain effective “internal control over financial reporting” (as defined in Rule 13a-15 of the Exchange Act Regulations). The Partnership Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (e) the interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the SEC Documents is in compliance in all material respects with the SEC’s published rules, regulations and guidelines applicable thereto. Except as described in the SEC Documents, since the first day of the Partnership’s most recent fiscal year for which audited financial statements are included in the SEC Documents, there has been (i) no material weakness (as defined in Rule 1-02 of Regulation S-X of the SEC) in the Partnership’s internal control over financial reporting (whether or not remediated), and (ii) no fraud, whether or not material, involving management or other employees who have a role in the Partnership’s internal control over financial reporting and, since the end of the Partnership’s most recent fiscal year for which audited financial statements are included in the SEC Documents, there has been no change in the Partnership’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting.
The Partnership’s independent public accountants and the Managing General Partner’s board of directors have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the SEC), if any, in the Partnership’s internal control over financial reporting or of all fraud, if any, whether or not material, involving management or other employees who have a role in the Partnership’s internal controls over financial reporting, in each case that occurred or existed, or was first detected, at any time during the three most recent fiscal years covered by the audited financial statements of the Partnership or at any time subsequent thereto.
Section 3.08    Disclosure Controls. The Partnership maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rules 13a-15 and 15d-15 of the Exchange Act Regulations), that: (a) are designed to provide reasonable assurance that material information relating to the Partnership, including its consolidated Subsidiaries, is recorded, processed, summarized and communicated to the principal executive officer, the principal financial officer and other appropriate officers of the Managing General Partner to allow for timely decisions regarding required disclosure, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (b) have been evaluated for effectiveness as of December 31, 2015; and (c) are effective in all material respects to perform the functions for which they are established.
Section 3.09    Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the Knowledge of the Issuers, threatened, against or affecting the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming that is required to be disclosed in the SEC Documents (other than as disclosed therein), or that might reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect or to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any other Transaction Agreement to which the Issuers are a party or the performance by the Issuers of their obligations hereunder or thereunder; the aggregate of all pending legal or governmental proceedings to which any of the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming is a party or of which any of their respective property or assets is the subject that are not described in the SEC Documents, including ordinary routine litigation incidental to the business, would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.10    No Material Adverse Change. Since December 31, 2015, except as disclosed in the SEC Documents, the Partnership Entities, considered as a single enterprise, and to the Knowledge of the Issuers, Ciner Wyoming have conducted their business in the ordinary course, and (a) there has been no material adverse change, or any development that could reasonably be expected to have a Partnership Material Adverse Effect; (b) except as otherwise disclosed in the SEC Documents, no Partnership Entity nor, to the Knowledge of the Issuers, Ciner Wyoming has incurred any liability or obligation or entered into any transaction or agreement that, individually or in the aggregate, is material with respect to the Partnership Entities and Ciner Wyoming, taken as a whole, and no Partnership Entity nor, to the Knowledge of the Issuers, Ciner Wyoming has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, regardless of whether covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree, except as would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect; and (c) except as otherwise disclosed in the SEC Documents, there has been no dividend or distribution of any kind declared, paid or made by the Partnership on its Common Units.
Section 3.11    Authority; Enforceability. The Partnership, the Co-Issuer, the General Partner and the Managing General Partner have all necessary limited partnership, corporate and limited liability company, as applicable, power and authority to execute, deliver and perform their obligations under the Transaction Agreements, the New Notes and the Registered Notes to which they are parties and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Partnership, the Co-Issuer, the General Partner and the Managing General Partner of the Transaction Agreements, the New Notes and the Registered Notes to which they are party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on their part; assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which the Partnership, the Co-Issuer, the General Partner or the Managing General Partner is a party will constitute the legal, valid and binding obligations of the Partnership, the Co-Issuer, the General Partner or the Managing General Partner, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith; when executed and authenticated in accordance with the provisions of the New Indenture and delivered to and paid or exchanged for by the Consenting Holders, the New Notes will have been duly executed and delivered by the Issuers and will constitute the legal, valid and binding obligations of the Issuers entitled to the benefits of the New Indenture, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith; and when executed and authenticated in accordance with the provisions of the New Indenture and as contemplated by the Registration Rights Agreement and delivered to and exchanged for by the holders of the New Notes, the Registered Notes will have been duly executed and delivered by the Issuers and will constitute the legal, valid and binding obligations of the Issuers entitled to the benefits of the New Indenture, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.
Section 3.12    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Issuers of the Transaction Agreements to which it is a party or the issuance and sale or exchange, as applicable, of the New Notes, except (a) as required by the SEC in connection with the Issuers’ obligations under the Registration Rights Agreement, (b) as required by the Trust Indenture Act or (c) as may be required under the state securities or “Blue Sky” Laws.
Section 3.13    Compliance with Law. None of the Partnership Entities nor, to the Knowledge of the Issuers, Ciner Wyoming is in violation of any Law applicable to such Partnership Entity or, to the Knowledge of the Issuers, Ciner Wyoming, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming each possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, and none of the Partnership Entities nor, to the Knowledge of the Issuers, Ciner Wyoming has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 3.14    Absence of Defaults and Conflicts. None of the Partnership Entities nor, to the Knowledge of the Issuers, Ciner Wyoming is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Partnership Document, except (solely in the case of Partnership Documents other than the Indenture and the Secured Debt Agreements) for such defaults that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. Neither the execution, delivery and performance by the Partnership, the Co-Issuer, the General Partner or the Managing General Partner of the Transaction Agreements to which it is a party (including issuance of the Registered Notes in accordance with the terms of the Transaction Agreements) nor the issuance and sale or exchange, as applicable, of the New Notes and compliance by the Partnership, the Co-Issuer, the General Partner or the Managing General Partner with its obligations under the Transaction Agreements to which it is a party will, whether with or without the giving of notice or passage of time or both, require any consent, approval or notice under, or will constitute a violation or breach of, the Fifth Amended and Restated Partnership Agreement, the General Partner Limited Partnership Agreement or the Managing General Partner LLC Agreement, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any property or assets of the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming pursuant to, any Partnership Documents, except (solely in the case of Partnership Documents other than the Indenture and the Secured Debt Agreements) for such conflicts, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect, nor will such action result in any violation of the provisions of the Organizational Documents of any of the Partnership Entities or Ciner Wyoming or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming or any of their respective assets, properties or operations.

Section 3.15    Absence of Labor Dispute. No labor dispute with the employees of any Partnership Entity or, to the Knowledge of the Issuers, Ciner Wyoming exists or, to the Knowledge of the Issuers, is imminent, and the Partnership is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of any Partnership Entity or, to the Knowledge of the Issuers, Ciner Wyoming that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.16    Possession of Intellectual Property. The Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming have valid and enforceable licenses to use, or otherwise have the right to use on reasonable terms all patents, patent rights, patent applications, licenses, copyrights, inventions, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, service names, software, internet addresses, domain names and other intellectual property that is described in the SEC Documents or that is necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted and as described in the SEC Documents, except where the failure to have such licenses or rights to use such intellectual property would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.
Section 3.17    Material Contracts. Each Contract that is described or referred to in, or filed with, the SEC Documents (all such Contracts collectively, “Material Contracts”) is in full force and effect and is valid and enforceable by and against the Partnership Entities parties thereto and, to the Knowledge of the Issuers, any other party thereto in accordance with its terms except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing. No Partnership Entity nor, to the Knowledge of the Issuers, any other party is in default in any material respect in the observance or performance of any material term or obligation to be performed by it under any Material Contract.
Section 3.18    Possession of Licenses and Permits. Each of the Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess such Governmental Licenses would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect; the Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; none of the Partnership

Entities nor, to the Knowledge of the Issuers, Ciner Wyoming has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to, individually or in the aggregate, result in a Partnership Material Adverse Effect, and in cases where the real property of the Partnership Entities is operated by a third party, such third party is obligated to indemnify the Partnership Entities against such third party’s failure to obtain and comply with Governmental Licenses required for such third party’s operations, except where the failure to obtain such indemnification would not reasonably be expected, individually or in the aggregate, to have a Partnership Material Adverse Effect.
Section 3.19    Title to Property. The Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming have good and indefeasible title to all real property and good title to all personal property described in the SEC Documents, free and clear of all Liens except (1) as described, and subject to the limitations contained, in SEC Documents or (2) such as do not materially interfere with the use of such properties taken as a whole as they are currently used and are proposed to be used in the future as described in the SEC Documents; provided that, with respect to any real property and buildings held under lease by the Partnership Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as would not reasonably be expected to have a Partnership Material Adverse Effect.
Section 3.20    Rights-of-Way. Each Partnership Entity and, to the Knowledge of the Issuers, Ciner Wyoming, has such consents, easements, rights-of-way or licenses from any person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the SEC Documents, subject to such qualifications as may be set forth in the SEC Documents and except for such Rights-of-Way which if not obtained would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; none of such Rights-of-Way contains any restriction that is materially burdensome to the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming, taken as a whole.
Section 3.21    Environmental Laws. Except as described in the SEC Documents, each of the Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming (i) is in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety or the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) has received all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) is in compliance with all terms and conditions of any such permits and (iv) does not have any liability in connection with the release into the environment of any Hazardous Material or otherwise pursuant to Environmental Law, except where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases or otherwise pursuant to Environmental Law would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. There are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, requests for information, investigation or proceedings relating to any Environmental Law against any Partnership Entity, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance defined, listed or otherwise regulated under or within the meaning of any other Environmental Law.
Section 3.22    Investment Company Status. None of the Partnership Entities is, and upon the issuance and sale or exchange, as applicable, of the New Notes as herein contemplated and the application of the net proceeds therefrom, none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.
Section 3.23    No Registration Required. Assuming the accuracy of the representations and warranties of each of the Consenting Holders contained in this Agreement and its compliance with the agreements set forth in this Agreement, the sale or exchange, as applicable, and issuance of the New Notes pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Issuers nor, to the Issuers’ Knowledge, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.
Section 3.24    No Integration. Neither the Issuers nor any of their Affiliates has, directly or indirectly through any Representative, made any offers or sales of any security of the Issuers or solicited any offers to buy any security that is or will be integrated with the sale or exchange, as applicable, New Notes in a manner that would require the offer and sale or exchange, as applicable, of the New Notes to be registered under the Securities Act.
Section 3.25    Certain Fees. Other than fees payable to Greenhill & Co. and Houlihan Lokey Capital, Inc., no fees or commissions are or will be payable by the Issuers to brokers, finders or investment bankers with respect to the sale or exchange of any of the New Notes or the consummation of the transactions contemplated by this Agreement.
Section 3.26    Tax Returns. The Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming have filed all foreign, federal, state and local tax returns that are required to be filed or have obtained extensions thereof, except where the failure so to file would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.27    Insurance. The Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming or their respective businesses, assets, employees, officers and directors are in full force and effect in all material respects; the Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by any Partnership Entity or, to the Knowledge of the Issuers, Ciner Wyoming under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; no Partnership Entity or, to the Knowledge of the Issuers, Ciner Wyoming has been refused any insurance coverage sought or applied for; and no Partnership Entity or, to the Knowledge of the Issuers, Ciner Wyoming has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect.
Section 3.28    Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Partnership, the Co-Issuer, the General Partner, the Managing General Partner or any of the Managing General Partner’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act with which any of them is required to comply, including Section 402 related to loans and Sections 302 and 906 related to certifications.
Section 3.29    Foreign Corrupt Practices Act. Neither any Partnership Entity nor, to the Knowledge of the Issuers, Ciner Wyoming or any director, officer, agent, employee, affiliate or other person acting on behalf of any Partnership Entity is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by any such person of the FCPA, and, to the Knowledge of the Issuers, its other Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 3.30    Money Laundering Laws. The operations of the Partnership Entities and, to the Knowledge of the Issuers, Ciner Wyoming are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership Entities or, to the Knowledge of the Issuers, Ciner Wyoming with respect to the Money Laundering Laws is pending or, to the Knowledge of the Issuers, threatened.
Section 3.31    OFAC. None of the Partnership Entities nor, to the Knowledge of the Issuers, Ciner Wyoming or any director, officer, agent, employee, affiliate or other person acting on behalf of the Partnership Entity is currently subject to any U.S. sanctions administered by OFAC; and none of the Managing General Partner, the General Partner, the Co-Issuer or the Partnership will directly or indirectly use any of the proceeds from the sale of the New Issuance Notes by the Issuers pursuant to this Agreement, or lend, contribute or otherwise make available any such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
Section 3.32    ERISA Compliance. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; or (c) any breach of any contractual obligation, or any violation of Law or applicable qualification standards, with respect to the employment or compensation of employees by the Partnership Entities that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Partnership Entities compared to the amount of such contributions made in the most recently completed fiscal year of the Partnership; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Partnership Entities compared to the amount of such obligations in the most recently completed fiscal year of the Partnership; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Partnership Entities related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Partnership Material Adverse Effect. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Managing General Partner, the General Partner, the Partnership, the Co-Issuer or any of the Partnership’s Subsidiaries may have any liability.
Section 3.33    No Restrictions on Dividends. No Partnership Entity nor, to the Knowledge of the Issuers, Ciner Wyoming is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Partnership Entity from paying any dividends or making other distributions on its limited or general partnership interests, limited liability company interests, or other equity interest, as the case may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its properties or assets to, the Partnership or any other Subsidiary of the Partnership, in each case except the Secured Debt Agreements or as described in the SEC Documents.
Section 3.34    Related Party Transactions. There are no direct or indirect business relationships or related party transactions involving the Issuers or any of their Subsidiaries or, to the Knowledge of the Issuers, any other person that are required to be described in the SEC Documents that have not been described as required.

Section 3.35    Stamp Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the New Notes.
Section 3.36    Exemption and Compliance. None of the Issuers, their Affiliates, or any Person acting on their behalf has (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the New Notes or (ii) engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the New Notes; and each of the Issuers, their Affiliates and each Person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S under the Securities Act; and the New Notes satisfy the eligibility requirement of Rule 144A(d)(3) under the Securities Act.
Section 3.37    Unrestricted Subsidiaries. BRP LLC, CoVal Leasing Company and NRP Oil and Gas LLC constitute the only "Unrestricted Subsidiaries" (as defined in the Indenture) of the Partnership under the Indenture.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONSENTING HOLDER
Each of the Consenting Holders severally, and not jointly, represents and warrants to the Issuers with respect to itself as follows as of the date of this Agreement and as of the Closing Date:
Section 4.01    Valid Existence. Such Consenting Holder (a) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) has the requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected, individually or in the aggregate, to have a Consenting Holder Material Adverse Effect.
Section 4.02    No Consents; Violations, Etc. The execution, delivery and performance of the Transaction Agreements to which such Consenting Holder is a party by such Consenting Holder and the consummation of the transactions contemplated thereby will not (a) require any consent, approval or notice under, or constitute a violation or breach of, the Organizational Documents of such Consenting Holder, (b) constitute a violation or breach of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, lease, loan or credit agreement or other material instrument, obligation or agreement to which such Consenting Holder is a party or by which such Consenting Holder or any of its Properties may be bound, (c) violate any provision of any Law or any order, judgment or decree of any court or Governmental Authority having jurisdiction over such Consenting Holder or its Properties, except in the cases of clauses (b) and (c) where such violation, breach or default, would not reasonably be expected, individually or in the aggregate, to have a Consenting Holder Material Adverse Effect.

Section 4.03    Investment. The New Notes are being acquired for such Consenting Holder’s own account, or the accounts of clients for whom such Consenting Holder exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the New Notes or any part thereof, and such Consenting Holder has no present intention of selling or granting any participation in or otherwise distributing the same, in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Consenting Holder’s right at all times to sell or otherwise dispose of all or any part of the New Notes under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 and Rule 144A promulgated under the Securities Act).
Section 4.04    Nature of Consenting Holder. Such Consenting Holder represents and warrants to, and covenants and agrees with, the Issuers that, (a) it is an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and a “Qualified Institutional Buyer” (within the meaning of Rule 144A under the Securities Act), (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the New Notes, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (c) it is not acquiring the New Notes with a view to, or for offer or sale in connection with, any distribution thereof that could result in such Consenting Holder being an “underwriter” within the meaning of section 2(11) of the Securities Act or result in any violation of the registration requirements of the Securities Act.
Section 4.05    Receipt of Information. Such Consenting Holder acknowledges that it (a) has access to the SEC Documents, (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Issuers regarding such matters and (c) has sought such financial, accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the New Notes. Neither such inquiries nor any other due diligence investigations conducted at any time by such Consenting Holder shall modify, amend or affect such Consenting Holder’s right (i) to rely on the Issuers’ representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Agreement.
Section 4.06    Restricted Securities. Such Consenting Holder understands and agrees that the New Notes are being offered in transactions not involving any public offering within the meaning of the Securities Act, that such New Notes have not been, and will not be, registered under the Securities Act and that such New Notes may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration requirements under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act, or (iv) to the Issuers or one of their Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable securities Laws of any State of the United States, and that it will, and each subsequent holder is required to, notify any subsequent purchaser of New Notes from it of the resale restrictions referred to above, as applicable, and will provide the Issuers and the transfer agent such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions, if applicable.
Section 4.07    Certain Fees. No fees or commissions will be payable by such Consenting Holder to brokers, finders, or investment bankers with respect to the sale or exchange of any of the New Notes or the consummation of the transactions contemplated by this Agreement.
Section 4.08    Legend. It is understood that the certificates evidencing the New Notes will bear the following legends:
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER SUCH NOTES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF ANY NOTE EVIDENCED HEREBY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING SUCH NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF (OR OF ANY PREDECESSOR OF SUCH NOTE) OR THE LAST DAY ON WHICH WE OR ANY OF OUR AFFILIATES WERE THE OWNERS OF SUCH NOTE (OR ANY PREDECESSOR OF SUCH NOTE) (THE “RESALE RESTRICTION TERMINATION DATE”), OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE EXCEPT (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM SUCH NOTE IS TRANSFERRED PRIOR TO THE RESALE RESTRICTION TERMINATION

DATE A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) THAT IS (A) PURSUANT TO CLAUSE (2)(D) PRIOR TO THE END OF THE 40 DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (B) PURSUANT TO CLAUSE (2)(F) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES IN CLAUSES (i)(A) OR (B), TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM SPECIFIED IN THE INDENTURE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED AS TO ANY NOTE EVIDENCED HEREBY UPON DELIVERY TO THE TRUSTEE BY US OR THE HOLDER THEREOF OF A WRITTEN REQUEST FOR THE REMOVAL HEREOF, IN ANY CASE AT ANY TIME AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.
THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE OF THE NOTE IS $987.50, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $12.50, THE ISSUE DATE IS _______________, AND THE YIELD TO MATURITY IS __% COMPOUNDED SEMI-ANNUALLY.
Section 4.09    Reliance on Exemptions. Such Consenting Holder understands that the New Notes are being offered and sold or exchanged, as applicable, to such Consenting Holder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Issuers are relying upon the truth and accuracy of, and such Consenting Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Consenting Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Consenting Holder to acquire the New Notes.
Section 4.10    Authority. Such Consenting Holder has all necessary power and authority to execute, deliver and perform its obligations under the Transaction Agreements to which such Consenting Holder is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Consenting Holder of the Transaction Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and, assuming the due authorization, execution and delivery by the other parties thereto, the Transaction Agreements to which it is a party constitute the legal, valid and binding obligation of the Consenting Holder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.11    Ownership of 2018 Notes. To the extent an Exchanging Noteholder, such Exchanging Noteholder (or, in the case of record ownership, its nominee through which such Exchanging Noteholder holds 2018 Notes) is (or with respect to trades pending settlement, will be) the record and Beneficial Owner, and such Exchanging Noteholder has (or with respect to trades pending settlement, will have) good, valid and marketable title, free and clear of any Liens (other than those that would not adversely affect such Exchanging Noteholder’s performance of its obligations under this Agreement), and/or is the authorized manager or investment advisor with respect to, the principal amount of 2018 Notes set forth next to such Exchanging Noteholder’s name on Schedule A hereto, and, has full and unrestricted power to dispose of all of such 2018 Notes without the consent or approval of, or any other action on the part of any other person.
ARTICLE V

COVENANTS
Section 5.01    Conduct of Business. Except as required by applicable Law, as expressly contemplated, required or permitted by this Agreement or as described in Section 5.01, during the period from the date of this Agreement until the Closing Date (or such earlier date on which this Agreement may be terminated pursuant to Section 8.10), the Issuers shall, and shall cause its Subsidiaries to, operate their businesses in the ordinary course.
Section 5.02    Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Issuers and each of the Consenting Holders shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of such Consenting Holder or the Issuers, as the case may be, advisable for the consummation of the transactions contemplated by the Transaction Agreements.
Section 5.03    Disclosure; Public Filings. The Partnership may, without prior written consent or notice, (i) file the Transaction Agreements as exhibits to Exchange Act reports and (ii) disclose such information with respect to each Consenting Holder as required by applicable Law or the rules or regulations of the NYSE or other exchange on which securities of the Partnership are listed or traded. The Partnership shall, on or before the fourth Business Day following the date hereof, file one or more Current Reports on Form 8-K with the SEC (the “8-K Filing”) describing the terms of the transactions contemplated by the Transaction Agreements and including as exhibits to such 8-K Filing, the Transaction Agreements in the form required by the Exchange Act.
Section 5.04    Issuers’ Fees. The Issuers agree that they will indemnify and hold harmless each Consenting Holder from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Managing General Partner, the Co-Issuer, the General Partner, the Partnership or any other Partnership Entity in connection with the sale or exchange of the New Notes or the consummation of the transactions contemplated by this Agreement.

Section 5.05    Consenting Holder Fees. Except as contemplated in Section 8.12 hereto, each Consenting Holder agrees that it will indemnify and hold harmless the Managing General Partner, the General Partner and the Partnership Entities from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Consenting Holder in connection with the purchase or exchange of the New Notes or the consummation of the transactions contemplated by this Agreement.
Section 5.06    Cancellation of 2018 Notes. All 2018 Notes tendered in the Exchange will be cancelled in accordance with the Indenture.
Section 5.07    Consenting Holders. Notwithstanding anything to the contrary set forth in this Agreement, none of the terms or provisions of this Agreement shall in any way limit the activities of the Consenting Holders or any of their Affiliates or any portfolio companies of any such Affiliates, other than the Consenting Holders (the “Excluded Consenting Holder Parties”), so long as no Excluded Consenting Holder Party or any of its Representatives is acting on behalf of or in concert with Consenting Holders with respect to any matter that otherwise would violate any term or provision of this Agreement.
Section 5.08    Restrictions on Transfer. Each Exchanging Noteholder agrees, from and after the date hereof, not to directly or indirectly Transfer the amount of 2018 Notes specified next to such Exchanging Noteholder’s name on Schedule A hereto or interest therein, without the prior consent of the Issuers, which may be withheld or conditioned in their discretion. This Agreement shall in no way be construed to preclude any Exchanging Noteholder from acquiring additional 2018 Notes. Nothing in this Agreement shall prohibit any Exchanging Noteholder from ordinary course pledges of 2018 Notes in a prime brokerage account.
Section 5.09    Dividends. The Partnership shall not declare or pay, or take any action to cause to be declared or paid, any dividend or other distribution with respect to its Common Units that, individually or in the aggregate, would be in excess of $0.45 per Common Unit in respect of the the three months ended March 31, 2017.
ARTICLE VI

CLOSING CONDITIONS
Section 6.01    Conditions to Closing.
(a)    Mutual Conditions. The respective obligation of each Party to consummate the Exchange and the New Issuance at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i)    no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and
(ii)    there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
(b)    Each Consenting Holder’s Conditions in Connection with the Closing. The obligation of each Exchanging Noteholder to consummate the exchange of the 2018 Notes for the New Exchange Notes and the obligation of each Note Purchaser to purchase the New Issuance Notes at the Closing shall be subject to the satisfaction on or prior to the Closing Date, as applicable, of each of the following conditions (any or all of which may be waived by such Consenting Holder only on behalf of itself in writing, in whole or in part):
(i)    the Issuers shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Issuers on or prior to the Closing Date;
(ii)    the representations and warranties of the Issuers contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of the Issuers shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
(iii)    issuance of a new class of preferred units representing limited partner interests in the Partnership pursuant to Class A Convertible Preferred Unit and Warrant Purchase Agreement entered into concurrently herewith and on terms substantially consistent with the terms in the form attached hereto as Exhibit E and amendment of the Operating Company Credit Agreement pursuant to the amendment thereto entered into concurrently herewith and on terms substantially consistent with the terms in the form attached hereto as Exhibit F;
(iv)    the Issuers shall have delivered, or caused to be delivered, to each Consenting Holder the Issuers’ closing deliveries described in Section 6.02; and
(v)    each other Consenting Holder shall have, or caused to be delivered, to the Issuer such Consenting Holder closing deliveries described in Section 6.03
(c)    The Issuers’ Conditions. The obligation of the Issuers to consummate the issuance of the New Exchange Notes in exchange for the 2018 Notes and the sale of the New Issuance Notes to the Consenting Holders shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Consenting Holder (any or all of which may be waived by the Issuers in writing, in whole or in part, to the extent permitted by applicable Law):

(i)    such Consenting Holder shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by such Consenting Holder on or prior to the Closing Date;
(ii)    the representations and warranties of such Consenting Holder contained in this Agreement that are qualified by materiality or Consenting Holder Material Adverse Effect shall be true and correct when made and as of the Closing Date, and all other representations and warranties of such Consenting Holder shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only); and
(iii)    such Consenting Holder shall have delivered, or caused to be delivered, to the Issuers the Consenting Holder’s closing deliveries set forth in Section 6.03.
Section 6.02    Issuers’ Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Issuers will deliver, or cause to be delivered, to each Consenting Holder:
(a)    the New Notes to be issued to such Consenting Holding, through the facilities of DTC in accordance with Section 2.05 hereof;
(b)    a certificate of the Secretary of State of the State of Delaware, dated a recent date, to the effect that each of the Managing General Partner, the Co-Issuer, the General Partner and the Partnership is in good standing;
(c)    an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit B;
(d)    an opinion addressed to the Consenting Holders from Vinson & Elkins LLP, special counsel to the Issuers dated as of the Closing Date, substantially similar in substance to the form of opinion attached to this Agreement as Exhibit C;
(e)    each of the Registration Rights Agreement and the New Indenture, duly executed by the General Partner on behalf of the Partnership, the Co-Issuer and, in the case of the New Indenture, the Trustee, in substantially the form attached to this Agreement as Exhibit G and Exhibit A, respectively;
(f)    the Fifth Amended and Restated Partnership Agreement, duly executed by the General Partner, in substantially the form attached to this Agreement as Exhibit C to Exhibit E hereto;
(g)    the amendment to the Operating Company Credit Agreement, duly executed by the Operating Company and the administrative agent and lenders parties thereto, in substantially the from attached to this Agreement as Exhibit F;
(h)    a certificate of the Secretary or Assistant Secretary of the Managing General Partner, on behalf of the Partnership, certifying as to (i) the certificate of formation of the Managing General

Partner, the Managing General Partner LLC Agreement, the certificate of limited partnership of the General Partner, the partnership agreement of the General Partner, the certificate of limited partnership of the Partnership, the Partnership Agreement, the certificate of incorporation of the Co-Issuer and the bylaws of the Co-Issuer, (ii) board resolutions authorizing the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby and (iii) the incumbent officers authorized to execute the Transaction Agreements, setting forth the name and title and bearing the signatures of such officers;
(i)    a cross receipt, dated as of the Closing Date, executed by the Issuers confirming that the Issuers have received the Note Purchasers’ Purchase Price specified on Schedule B hereto and the Exchanging Noteholders’ 2018 Notes specified on Schedule A hereto on the Closing Date;
(j)    such other documents relating to the transactions contemplated by this Agreement as the Consenting Holder or its counsel may reasonably request.
Section 6.03    Consenting Holder Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Consenting Holders will deliver, or cause to be delivered, to the Issuers:
(a)    in the case of the Note Purchasers, payment to the Issuers, by wire transfer(s) of immediately available funds to the Partnership Bank Account, of the Purchase Price set forth on Schedule B opposite such Note Purchaser’s name;
(b)    the Registration Rights Agreement, duly executed by such Consenting Holder, in substantially the form attached to this Agreement as Exhibit G;
(c)    an Officers’ Certificate substantially in the form attached to this Agreement as Exhibit D;
(d)    a cross receipt, dated as of the Closing Date, executed by such Consenting Holder confirming that such Consenting Holder has received the New Notes being acquired by such Consenting Holder on such Closing Date pursuant hereto; and
(e)    in the case of the Exchanging Noteholders, the 2018 Notes specified on Schedule A hereto held by such Exchanging Noteholder, through the facilities of DTC in accordance with Section 2.05 hereof.
ARTICLE VII

INDEMNIFICATION, COSTS AND EXPENSES
Section 7.01    Indemnification by the Issuers.
(a)    Subject to the other provisions of this Section 7.01, the Issuers agree to indemnify each Consenting Holder and its Representatives (collectively, “Consenting Holder Related Parties”) from costs, losses, liabilities, damages, or expenses, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action as a result of, arising out of, or in any way related to (i) the breach of, or inaccuracy in, any of the representations or warranties of the Issuers contained herein or in any certificate or instrument delivered by or on behalf of the Issuers hereunder, and in connection therewith (each such misrepresentation or breach of or inaccuracy in a representation or warranty, a “Warranty Breach”) or (ii) the breach of any of the covenants of the Issuers contained herein, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them (whether or not a party thereto) provided that such claim for indemnification relating to a Warranty Breach is made prior to the expiration of such representations or warranties to the extent applicable.
(b)    No Consenting Holder Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under Section 7.01(a) (other than any such damages to the extent that such damages (x) are in the form of diminution in value or (y) arise from Third Party Claims).
Section 7.02    Indemnification by Consenting Holder. Each Consenting Holder agrees, severally and not jointly, to indemnify the Partnership, the Co-Issuer, the General Partner, the Managing General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Consenting Holder contained herein or in any certificate or instrument delivered by such Consenting Holder hereunder; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Partnership Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages under this Section 7.02 (other than any such damages to the extent that such damages (x) are in the form of diminution in value or (y) arise from Third Party Claims); provided further, that in no event will such Consenting Holder be liable under this Section 7.02 for any amount in excess of such Consenting Holder’s aggregate principal amount of the New Notes.
Section 7.03    Indemnification Procedure. Promptly after any Partnership Related Party or Consenting Holder Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from those available to the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
ARTICLE VIII

MISCELLANEOUS
Section 8.01    Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever a party has an obligation under the Transaction Agreements, the expense of complying with such obligation shall be an expense of such party unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by any of the Consenting Holders under the Transaction Agreements, such action shall be in such Consenting Holder’s sole discretion, unless otherwise specified therein. If any provision in the Transaction Agreements is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Transaction Agreements shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Agreements, and the remaining provisions shall remain in full force and effect. The Transaction Agreements have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 8.02    Survival of Provisions. The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.22, 3.23, 3.24, 3.25, 3.36, 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.10 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive until the date that is 60 days following the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 regardless of any investigation made by or on behalf of the Partnership or any of the Consenting Holders. The covenants made in this Agreement or any other Transaction Agreement shall survive the Closing indefinitely until performed and remain operative and in full force and effect regardless of acceptance of any of the New Notes and payment therefor and repayment, conversion, exercise, redemption or repurchase thereof. All indemnification obligations of the Issuers and the Consenting Holders pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.
Section 8.03    No Waiver; Modifications in Writing.
(a)    Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.
(b)    Specific Waiver; Amendment. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective, unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Issuers from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Issuers in any case shall entitle the Issuers to any other or further notice or demand in similar or other circumstances.
Section 8.04    Binding Effect; Assignment.
(a)    Binding Effect. This Agreement shall be binding upon the Issuers, the Consenting Holders and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)    Assignment of Rights. All or any portion of the rights and obligations of any Consenting Holder under this Agreement may be transferred by such Consenting Holder to any Affiliate of such Consenting Holder without the consent of the Issuers by delivery of an agreement to be bound. No portion of the rights and obligations of any of the Consenting Holders under this Agreement may be transferred by such Consenting Holder to a non-Affiliate without the written consent of the Issuers (such consent not to be unreasonably withheld).
Section 8.05    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:
(a)    If to the Consenting Holders:
Aristeia Capital, LLC
One Greenwich Plaza, 3rd Floor
Greenwich, CT 06830
Attention: Bill Techar and Steve Robinson
Email: btechar@aristeiacapital.com; srobinson@aristeiacapital.com

BlueMountain Capital Management, LLC
280 Park Ave., 12th Floor
New York, NY 10017
Attn: General Counsel
Email: legalnotices@bmcm.com

Golden Tree Asset Management L.P.
300 Park Avenue, 20th Floor
New York, NY 10022
Attention: Daniel Flores & Casey Shanley
Email: dflores@goldentree.com; cshanley@goldentree.com

Oaktree Capital Management, L.P.
333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: General Counsel
Email: oaktreelegaldocs@oaktreecapital.com

Redwood Capital Management, LLC
910 Sylvan Avenue
Englewood Cliffs, NJ 07632
Attention: Julia Herr & Abhinav Jha
Email: jherr@redwoodcap.com; ajha@redwoodcap.com

With a copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, NY 10005
Attention: Paul E. Denaro
Email: pdenaro@milbank.com

(a)    If to the Issuers:
1201 Louisiana Street, Suite 3400
Houston, TX 77002
Attention: Kathryn Wilson
Email: kwilson@nrplp.com
With a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, TX 77002
Attention: E. Ramey Layne
Email: rlayne@velaw.com
or to such other address as the Issuers or the Consent Noteholders may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail prior to 5:00 p.m., Central Time on the date submitted; on the next succeeding Business Day, if sent via electronic mail at or after 5:00 p.m., Central Time on the date submitted; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 8.06    Entire Agreement. This Agreement and the other Transaction Agreements are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the rights granted by the Issuers or the Consent Noteholders set forth herein and therein. This Agreement and the other Transaction Agreements supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”
Section 8.07    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York. The Parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any action, suit or proceeding arising out of or based upon this Agreement or any of the transactions contemplated hereby. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 8.08    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, including facsimile or .pdf format counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 8.10    Termination.
(a)    Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Issuers and each of the Consent Noteholders.
(b)    Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:
(i)    if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or
(ii)    if the Closing shall not have occurred on or before March 10, 2017.
(c)    In the event of the termination of this Agreement as provided in Section 8.10(a) or Section 8.10(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any Party hereto, except with respect to the requirement to comply with any confidentiality agreement in favor of the Issuers; provided that nothing herein shall relieve any party from any liability or obligation with respect to (i) any fraud or willful or intentional breach of this Agreement or (ii) any breach by such party of its obligations of this Agreement arising prior to such termination.
Section 8.11    Specific Performance. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity that such Party may have.
Section 8.12    Fees and Expenses. Except as set forth in the next sentence, each Party is responsible for its own fees and expenses (including the fees and expenses of counsel, financial consultants, investment bankers and accountants) in connection with the entry into this Agreement and the transactions contemplated hereby; provided that the Issuers shall pay the reasonable and documented fees and expenses of the counsel to the Consenting Holders in accordance with that letter agreement, dated September 30, 2016, by and between the Partnership and Milbank, Tweed, Hadley & McCloy LLP and of financial advisors to the Consenting Holders in accordance with that letter agreement dated November 21, 2016 by and between the Partnership and Houlihan Lokey Capital, Inc., Milbank, Tweed, Hadley & McCloy LLP, and the Consenting Holders party thereto, together with any fees, stamp, issuance and similar taxes and expenses related to the issuance and delivery of the New Notes to the Consenting Holders, qualifying the New Notes for sale under state securities laws, printing certificates, if any, representing the New Notes, any trustee, registrar or depositary, and all other costs and expenses incident to the performance of the obligations of the Issuers hereunder.
(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.
NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its General Partner GP Natural Resource Partners LLC, its General Partner
By:
Name:
Title:

NRP FINANCE CORPORATION
By:
Name:
Title:

[CONSENTING HOLDER] [, by and on behalf of certain of its and its affiliates’ managed funds and/or accounts:]
By:
Name:
Title:

SCHEDULE A

Exchanging Noteholder	2018 Notes to be Exchanged	New Exchange Notes	Note Premium	Unpaid Amounts (assuming a Closing Date of March 2, 2017, subject to adjustments)
Accounts managed by GoldenTree Asset Management LP	$80,265,000	$80,265,000	$4,665,403.13	$3,072,087.14
BlueMountain Guadalupe Peak Fund L.P.	$1,163,000	$1,163,000	$67,599.38	$44,513.02
BlueMountain Timberline Ltd.	$1,457,000	$1,457,000	$84,688.13	$55,765.66
BlueMountain Kicking Horse Fund L.P.	$1,537,000	$1,537,000	$89,338.13	$58,827.61
BlueMountain Foinaven Master Fund L.P.	$1,639,000	$1,639,000	$95,266.88	$62,731.59
BlueMountain Logan Opportunities Master Fund L.P.	$1,932,000	$1,932,000	$112,297.50	$73,945.96
BlueMountain Montenvers Master SCA SICAV-SIF	$3,542,000	$3,542,000	$205,878.75	$135,567.59
BlueMountain Credit Alternatives Master Fund L.P.	$28,730,000	$28,730,000	$1,669,931.25	$1,099,620.80
Managed funds and accounts of Oaktree Capital Management, L.P. and its affiliates	$58,829,000	$58,829,000	$3,419,435.63	$2,251,639.12
Pontus Holdings Ltd.	$1,952,000	$1,952,000	$113,460.00	$74,711.44
Redwood Opportunity Master Fund, Ltd.	$6,600,000	$6,600,000	$383,625.00	$252,610.42
Redwood Master Fund, Ltd.	$17,498,000	$17,498,000	$1,017,071.25	$669,723.80
Corbin Opportunity Fund, L.P.	$950,000	$950,000	$55,218.75	$36,360.59
Aristeia Capital, L.L.C.	$34,544,000	$34,544,000	$2,007,870.02	$1,322,147.61
Total	$240,638,000	$240,638,000	$13,987,083.80	$9,210,252.35
SCHEDULE B

Note Purchaser	New Issuance Notes	Initial Price	Purchase Price
Accounts managed by GoldenTree Asset Management LP	$24,375,000	98.750%	$24,070,312.50
BlueMountain Guadalupe Peak Fund L.P.	$735,000	98.750%	$725,812.50
BlueMountain Kicking Horse Fund L.P.	$972,000	98.750%	$959,850.00
BlueMountain Foinaven Master Fund L.P.	$1,037,000	98.750%	$1,024,037.50
BlueMountain Logan Opportunities Master Fund L.P.	$1,222,000	98.750%	$1,206,725.00
BlueMountain Montenvers Master SCA SICAV-SIF	$2,240,000	98.750%	$2,212,000.00
BlueMountain Credit Alternatives Master Fund L.P.	$18,169,000	98.750%	$17,941,887.50
Managed funds and accounts of Oaktree Capital Management, L.P. and its affiliates	$24,375,000	98.750%	$24,070,312.50
Pontus Holdings Ltd.	$1,762,000	98.750%	$1,739,975.00
Redwood Opportunity Master Fund, Ltd.	$5,958,000	98.750%	$5,883,525.00
Redwood Master Fund, Ltd.	$15,797,000	98.750%	$15,599,537.50
Corbin Opportunity Fund, L.P.	858,000	98.750%	$847,275.00
Aristeia Capital, L.L.C.	$7,500,000	98.750%	$7,406,250.00
Total	$105,000,000	98.750%	$103,687,500.00

EXHIBIT K
Form of Amendment of
Operating Company Credit Agreement

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”) is entered into as of [___], 2017, by and among NRP (OPERATING) LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto, and CITIBANK, N.A., a national banking association, as Administrative Agent for the Lenders.
Preliminary Statement
WHEREAS, pursuant to the Third Amended and Restated Credit Agreement dated as of June 16, 2015 (as heretofore amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”), among the Borrower, the Lenders named therein and the Administrative Agent, the Lenders have agreed to make Loans to the Borrower;
WHEREAS, the Borrower desires to extend the maturity date of all or a portion of the Commitments and hereby requests such extension on the terms set forth herein;

WHEREAS, the Borrower has also requested that the Lenders modify the Revolving Credit Agreement to make certain additional changes as more specifically set forth below; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and the Lenders hereby agree as follows (all capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Revolving Credit Agreement):
Section 1. Amendments to Revolving Credit Agreement.
(a)    The Revolving Credit Agreement is, effective as of the Second Amendment Closing Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Revolving Credit Agreement attached as Exhibit A hereto.
(b)    Schedule 2.01 to the Revolving Credit Agreement is, effective as of the Second Amendment Closing Date, hereby replaced in its entirety with the table attached as Schedule 2.01 hereto.
Section 2.    Representations True; No Default. On the Second Amendment Closing Date, Borrower represents and warrants that:
(a)    this Second Amendment has been duly authorized, executed and delivered on its behalf; the Revolving Credit Agreement, as amended hereby, together with the other Loan Documents to which Borrower is a party, constitute valid and legally binding agreements of Borrower enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b)    the representations and warranties of Borrower contained in Article III of the Revolving Credit Agreement, as amended hereby, are true and correct in all material respects (or if qualified by “material,” “material adverse effect” or similar language, in all respects) on and as of the Second Amendment Closing Date as though made on and as of the Second Amendment Closing Date, except to the extent that any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct in all material respects (or if qualified by “material,” “material adverse effect” or similar language, in all respects) on and as of such earlier date; and
(c)    after giving effect to this Second Amendment, no Default or Event of Default under the Revolving Credit Agreement has occurred and is continuing.
Section 3. Expenses. To the extent invoiced reasonably in advance of the Second Amendment Closing Date, the Borrower shall pay to the Administrative Agent all reasonable out of pocket expenses incurred in connection with the execution of this Second Amendment and any amounts outstanding pursuant to Section 9.03 of the Revolving Credit Agreement, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent.
Section 4. Effectiveness. This Second Amendment shall become effective on the first date (the “Second Amendment Closing Date”) on which each of the following conditions is satisfied:
(a)    The Administrative Agent shall have received:
(i)     duly executed and completed counterparts hereof that bears the signature of the Borrower,
(ii)     a duly executed and completed counterpart hereof that bears the signature of the Administrative Agent; and
(iii)     duly executed and completed counterparts hereof by each Lender.
(b)    Each of the representations and warranties made by the Borrower and each Guarantor in or pursuant to the Loan Documents, as amended hereby, shall be true and correct in all material respects (or if qualified by “material,” “material adverse effect” or similar language, in all respects) on and as of the Second Amendment Closing Date, except to the extent that any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty will be true and correct in all material respects (or if qualified by “material,” “material adverse effect” or similar language, in all respects) on and as of such earlier date.
(c)    After giving effect to this Second Amendment, no Default or Event of Default under the Revolving Credit Agreement has occurred and is continuing.
(d)    The Administrative Agent shall have received a certificate, dated the Second Amendment Closing Date and signed by the President, a Vice President or a Financial Officer

of the Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of this Section 4.
(e)    The Administrative Agent shall have received from the Borrower a fee in an aggregate amount equal to $650,000, for the account of, and payable to, the consenting Lenders on a pro rata basis based on such Lender’s Tranche B Commitment (after giving effect to this Second Amendment and the reduction of Tranche B Commitments pursuant to clause (h) below to occur on the Second Amendment Closing Date).
(f)    The Administrative Agent shall have received the customary favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Second Amendment Closing Date) of Vinson & Elkins LLP, New York counsel for the Loan Parties, relating to the Loan Parties, this Second Amendment and any other matters as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(g)    All fees and expenses due to the Administrative Agent and the Lenders (including pursuant to Section 3 hereof) shall have been received.
(h)    The Borrower shall have terminated the Tranche B Commitments in an amount equal to $30,000,000 on the Second Amendment Closing Date and made any repayments of Tranche B Revolving Loans required as a result thereof pursuant to Section 2.09(b) of the Revolving Credit Agreement.
(i)    Parent shall have received no less than $225,000,000 in gross proceeds from the issuance of preferred equity interests of Parent on terms and conditions reasonably satisfactory to the Administrative Agent.
(j)    With respect to the Parent Notes, Parent shall have exchanged or otherwise refinanced Parent Notes representing no less than $300,000,000 of the aggregate principal amount of Parent Notes, with such exchange notes or refinancing debt having a maturity date on or after October 30, 2020.
The Administrative Agent shall notify the Borrower and the Lenders of the Second Amendment Closing Date upon the satisfaction or waiver of all of the foregoing conditions, and such notice will be conclusive and binding.
Section 5. Reaffirmation. The Borrower hereby confirms and agrees that, notwithstanding the effectiveness of this Second Amendment, each Loan Document to which the Borrower is a party to, and the obligations of the Borrower contained in the Revolving Credit Agreement, this Second Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Second Amendment. For greater certainty and without limiting the foregoing, the Borrower hereby confirms the existing security interests granted by the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Loan Documents in the Collateral described therein shall continue to secure the Obligations of the Loan Parties under the Revolving

Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents.
Section 6. Miscellaneous Provisions.
(a)    From and after the Second Amendment Closing Date, the Revolving Credit Agreement will be deemed to be amended and modified as herein provided, and except as so amended and modified the Revolving Credit Agreement will continue in full force and effect. This Second Amendment shall constitute a Loan Document for all purposes under the Revolving Credit Agreement and each of the other Loan Documents.
(b)    The Revolving Credit Agreement and this Second Amendment will be read and construed as one and the same instrument.
(c)    Any reference in any of the Loan Documents to the Revolving Credit Agreement will be a reference to the Revolving Credit Agreement as amended by this Second Amendment.
(d)    This Second Amendment will be construed in accordance with and governed by the laws of the State of New York and of the United States of America.
(e)    This Second Amendment may be signed in any number of counterparts and by different parties in separate counterparts and may be in original or facsimile form, each of which will be deemed an original but all of which together will constitute one and the same instrument.
(f)    The headings herein will be accorded no significance in interpreting this Second Amendment.
Section 7. Binding Effect. This Second Amendment is binding upon and will inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, except that the Borrower will not have the right to assign its rights hereunder or any interest herein except in accordance with the terms of the Revolving Credit Agreement.
Section 8. Final Agreement of the Parties. This Second Amendment may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements with respect to the matters covered hereby. There are no unwritten oral agreements between the parties hereto with respect to the matters covered hereby.
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their respective duly authorized officers.
NRP (OPERATING) LLC,
a Delaware limited liability company
By:

    Name:

    Title:

Signature Page to Second Amendment

US 4263273v.2

CITIBANK, N.A.,
a national banking association
By:

    Name:

    Title:

Signature Page to Second Amendment

[LENDER]:

By:__________________________________
Name:

Title:
For any Institution requiring a second signature line:

By:__________________________________
Name:

Title:

Signature Page to Second Amendment

ACKNOWLEDGMENT OF GUARANTORS
Each of the undersigned Guarantors hereby confirms that each Loan Document (as the same may be amended or amended and restated, as the case may be, pursuant to and in connection with this Second Amendment) to which it is a party or otherwise bound remains in full force and effect and will continue to secure, to the fullest extent possible, the payment and performance of all Obligations, including without limitation the payment and performance of all Loans now or hereafter existing under or in respect of the Revolving Credit Agreement and the other Loan Documents. The Guarantors specifically reaffirm and extend their obligations under each of their applicable Guaranty Agreements to cover all Obligations evidenced by the Revolving Credit Agreement as same has been created, amended and/or restated by or in connection with this Second Amendment) and its grant of security interests pursuant to the Security Agreement and the other Collateral Documents are reaffirmed and remain in full force and effect after giving effect to this Second Amendment. The Guaranty Agreements and all the terms thereof shall remain in full force and effect and the Guarantors hereby acknowledge and agree that same are valid and existing and that each of the Guarantors’ obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Second Amendment. Each Guarantor hereby represents and warrants that all representations and warranties contained in this Second Amendment and the other Loan Documents to which it is a party or otherwise bound, as amended hereby, are true, correct and complete in all material respects on and as of the Second Amendment Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects (or if qualified by “material,” “material adverse effect” or similar language, in all respects) on and as of such earlier date. Administrative Agent and the Lenders hereby preserve all of their rights against each Guarantor under its applicable Guaranty Agreement and the other Loan Documents to which each applicable Guarantor is a party.
Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to the effectiveness set forth in this Second Amendment, such Guarantor is not required by the terms of the Revolving Credit Agreement, this Second Amendment or any other Loan Document to consent to the amendments of the Revolving Credit Agreement effected pursuant to this Second Amendment; and (ii) nothing in the Revolving Credit Agreement, this Second Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Revolving Credit Agreement.

ACIN LLC
DEEPWATER TRANSPORTATION LLC
GATLING MINERAL, LLC
HOD LLC
INDEPENDENCE LAND COMPANY,
LLC
LITTLE RIVER TRANSPORT, LLC
RIVERVISTA MINING, LLC
SHEPARD BOONE COAL COMPANY LLC
WBRD LLC
WILLIAMSON TRANSPORT, LLC
WPP LLC
NRP TRONA LLC

as Guarantors

By: NRP (Operating) LLC, as sole Member
of each of the above named Guarantors

By:_______________________________

Name:

Title:

WINN MARINE, LLC
MCINTOSH CONSTRUCTION
COMPANY, LLC
SOUTHERN AGGREGATES, LLC
WINN MATERIALS OF KENTUCKY
LLC
LAUREL AGGREGATES OF
DELAWARE, LLC
UTICA RESOURCES LLC
LAUREL AGGREGATES TERMINAL
SERVICES OF DELAWARE, LLC
LAUREL AGGREGATES OF PA, LLC
WINN MATERIALS, LLC
MCASPHALT, LLC
LAKE LYNN TRANSPORTATION LLC

as Guarantors

(each a Delaware limited liability company)

By: VantaCore Partners LLC, as the Sole
Member of each of the above named entities

By: NRP (Operating) LLC, as the
Sole member of VantaCore Partners
LLC

By:___________________________

Name:

Title:

VANTACORE PARTNERS LLC

as Guarantor

By: NRP (Operating) LLC, as the Sole Member of VantaCore Partners LLC

By:____________________________

Name:

Title:

Signature Page to Second Amendment

US 4263273v.2

Signature Page to Second Amendment

US 4263273v.2

SCHEDULE 2.01
[TO BE INSERTED]